UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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The Walt Disney Company
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January 17, 2020

Letter from our Chairman and Chief Executive Officer	Letter from our Lead Director
Dear Fellow Shareholder,	Dear Fellow Shareholder,

I am pleased to invite you to our 2020 Annual Meeting of shareholders, which will be held on Wednesday, March 11, 2020, at 10:00 a.m. at the Duke Energy Center for the Performing Arts in Raleigh, North Carolina.

At the meeting, we will be electing nine members of our Board of Directors. We will also be considering ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accountants, an advisory vote to approve executive compensation, an amendment to our stock incentive plan and one shareholder proposal.

You may vote your shares using the Internet or the telephone by following the instructions on page 73 of the proxy statement. Of course, you may also vote by returning a proxy card or voting instruction form if you received a paper copy of this proxy statement.

If you wish to attend the meeting in person, you will need to obtain an admission ticket in advance. You can obtain a ticket by following the instructions on page 74 of the proxy statement. If you cannot attend the meeting, you can still listen to the meeting, which will be webcast and available on our Investor Relations website.

Thank you very much for your continued interest in The Walt Disney Company.

Sincerely,

Robert A. Iger

Chairman and Chief Executive Officer

As independent Lead Director, I encourage you to read our proxy statement, annual report and other proxy materials. I am proud of the Company's commitment to thoughtful governance, as well as the highly qualified, diverse group of Directors who make up our Board. Our Directors bring their wealth and breadth of experience to bear as they conduct the Board's governance and oversight functions.

Over the past year that oversight has involved the Company's key strategic initiatives, including the acquisition of Twenty-First Century Fox, Inc. and integration of its operations, and the expansion of the Company's direct-to-consumer business with the launch of Disney+ and assumption of operating control of Hulu.

In addition, over the past year we have continued, and benefited from, our ongoing dialogue with shareholders. I have had the opportunity to speak with a number of you and learn more about your insights on important topics such as succession planning, compensation, corporate social responsibility and our lobbying disclosure policy. The Board values this input and considers it as part of our governance process. In the proxy, you will see discussion of changes we have made as a direct result of shareholder feedback. We look forward to continuing our dialogue with shareholders in fiscal 2020.

Sincerely,

Susan E. Arnold

Lead Director

The Walt Disney Company Notice of 2020 Annual Meeting

The 2020 Annual Meeting of shareholders of The Walt Disney Company will be held:

  Wednesday, March 11, 2020
  10:00 a.m. Local Time
  Duke Energy Center for the Performing Arts
  2 East South Street
  Raleigh, North Carolina 27601

The items of business are:

  1.
  Election of the nine nominees named in the proxy statement as Directors, each for a term of one year.
  2.
  Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accountants for fiscal 2020.
  3.
  Consideration of an advisory vote to approve executive compensation.
  4.
  Approval of an amendment to the Company's Amended and Restated 2011 Stock Incentive Plan.
  5.
  Consideration of a shareholder proposal.

Shareholders of record of Disney common stock (NYSE: DIS) at the close of business on January 13, 2020, are entitled to vote at the meeting and any postponements or adjournments of the meeting. A list of these shareholders is available at the offices of the Company in Burbank, California.

January 17, 2020
Burbank, California

Alan N. Braverman Senior Executive Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on March 11, 2020

The proxy statement and annual report to shareholders and the means to vote by Internet are available at www.ProxyVote.com/Disney.

Your Vote is Important

Please vote as promptly as possible by using the Internet or telephone or by signing, dating and returning the Proxy Card mailed to those who receive paper copies of this proxy statement.

The Walt Disney Company (500 South Buena Vista Street, Burbank, California 91521) is providing you with this proxy statement relating to its 2020 Annual Meeting of shareholders. We began mailing a notice on January 17, 2020 containing instructions on how to access this proxy statement and our annual report online, and we also began mailing a full set of the proxy materials to shareholders who had previously requested delivery of the materials in paper copy. References to "the Company", "Disney" or "our" in this Proxy Statement refer to The Walt Disney Company and, as applicable, its consolidated subsidiaries.

The Walt Disney Company Notice of 2020 Annual Meeting and Proxy Statement

Proxy Summary

Proposals to be Voted On

The following proposals will be voted on at the Annual Meeting of shareholders.

		For More Information	Board Recommendation
Proposal 1: Election of nine directors		Pages 57 to 62	For Each Nominee
Susan E. Arnold	Robert A. Iger
Mary T. Barra	Maria Elena Lagomasino
Safra A. Catz	Mark G. Parker
Francis A. deSouza	Derica W. Rice
Michael B.G. Froman
Proposal 2:		Page 63	For
Ratification of appointment of independent registered public accountants
Proposal 3:		Page 63	For
Advisory resolution on executive compensation
Proposal 4:		Pages 64 to 70	For
Approval of an amendment to the Company's Amended and Restated 2011 Stock Incentive Plan
Proposal 5:		Pages 71 to 72	Against
Shareholder proposal requesting an annual report disclosing information regarding the Company's lobbying policies and activities

You may cast your vote in any of the following ways:

Internet	Scan	Phone	Mail	In Person
Visit www.ProxyVote.com/Disney. You will need the 16-digit number included in your proxy card, voter instruction form or notice.	You can scan this QR code to vote with your mobile phone. You will need the 16-digit number included in your proxy card, voter instruction form or notice.	Call 1-800-690-6903 or the number on your voter instruction form. You will need the 16-digit number included in your proxy card, voter instruction form or notice.	Send your completed and signed proxy card or voter instruction form to the address on your proxy card or voter instruction form.	See below regarding Attendance at the Meeting.

Attendance at the Meeting

If you plan to attend the meeting, you must be a shareholder on the record date and obtain an admission ticket in advance following the instructions set forth on page 74 of this proxy statement. Tickets will be available to registered and beneficial owners and up to one guest accompanying each registered or beneficial owner if permitted.

Requests for admission tickets will be processed in the order in which they are received and must be requested no later than 11:59 p.m. Eastern Time on March 10, 2020. Please note that seating is limited and requests for tickets will be accepted on a first-come, first-served basis. On the day of the meeting, each shareholder will be required to present valid picture identification such as a driver's license or passport with their admission ticket. Seating will begin at 9:00 a.m. and the meeting will begin promptly at 10:00 a.m. Large bags, backpacks, suitcases, briefcases, cameras, cell phones, recording devices and other electronic devices will not be permitted at the meeting. You will be required to enter through a security checkpoint before being granted access to the meeting.

Proxy Summary

Proxy Summary

This summary highlights certain information in this proxy statement. As it is only a summary, please review the complete proxy statement and 2019 annual report before you vote.

Fiscal 2019 Strategic Overview and Performance

This was a year of extraordinary accomplishment for the Company.

The Company substantially advanced its transformative long-term strategic goals during fiscal 2019, including as follows:

  •
  effected a fundamental change in the Company's organization to aggressively pursue its direct-to-consumer strategy by reorganizing its business into four segments: Media Networks; Parks, Experiences and Products; Studio Entertainment; and Direct-to-Consumer & International;

  •
  completed the acquisition of Twenty-First Century Fox, Inc., which was subsequently renamed TFCF Corporation (TFCF), expanding our portfolio of intellectual property and expanding our content library to even better position us to execute successfully our direct-to-consumer strategy;

  •
  further enhanced our direct-to-consumer strategy by obtaining a majority stake in Hulu and securing a path to 100% ownership;

  •
  successfully integrated TFCF while pursuing, and now forecasting to meaningfully exceed, the $2 billion cost synergies to which the Company initially committed in the TFCF acquisition; and

  •
  impressively coordinated efforts across all of the Company's separate businesses to provide content and marketing in support of the single most important strategic initiative of the Company for fiscal 2019 – Disney+, which through those efforts, had an enormously successful launch in November 2019.

Given that the closing date for the TFCF acquisition was uncertain and operational interaction was precluded before closing, the ranges developed by the Committee at the beginning of the fiscal year to assess annual financial performance for bonus purposes were necessarily based on legacy Disney performance.

Financial results were measured against these ranges. Even in the face of the challenges associated with effecting strategically important transformational change, the legacy Disney businesses had very strong financial performance in fiscal 2019 against those measures. To cite just one example contributing to performance, the Company released an unprecedented five major theatrical films in fiscal 2019 that grossed over $1 billion each in worldwide box office.

While mindful of the early performance of TFCF and Hulu, Inc. (Hulu), in considering the other performance factors for the named executive officers, the Committee, among other accomplishments, viewed favorably and believed it was appropriate to reward the following with respect to the TFCF acquisition:

  •
  management's actions to achieve successful integration while meaningfully exceeding the Company's initial cost synergy commitment;

  •
  the actions taken to acquire operational control and a path to ownership of Hulu;

  •
  the immediate use of TFCF's assets to impact our direct-to-consumer initiatives (including, for example, the inclusion of National Geographic and The Simpsons content on Disney+ and FX content on Hulu); and

  •
  the progress made in creating a strong creative collaboration across the legacy Disney and TFCF teams.

On a reported basis, including the impact of consolidating the TFCF and Hulu businesses for two quarters, revenue increased 17% to $69,570 million from $59,434 million in the prior year. Diluted Earning Per Share (EPS) from continuing operations for the year decreased 25% to $6.27 from $8.36 in the prior year. During fiscal 2019, the Company issued 307 million shares of common stock to acquire TFCF, contributing to this reduction in EPS. Net income from continuing operations attributable to Disney decreased 17% to $10,441 million from $12,598 million in the prior year. Income from continuing operations before income taxes decreased 5% to $13,944 million from $14,729 million. Income from continuing operations before income taxes is the comparable GAAP measure to total segment operating income, which also decreased 5% to $14,868 million from $15,689 million.

The Walt Disney Company Notice of 2020 Annual Meeting and Proxy Statement 1

  For a reconciliation of income from continuing operations before income taxes to segment operating income, see Annex A.

For a more detailed discussion of our fiscal 2019 performance, see our fiscal 2019 Annual Report on Form 10-K.

The Company's long-term record of strong performance is reflected in a ten-year total shareholder return (TSR) that outperformed the S&P 500 by 196 percentage points.

2 Proxy Summary

Board of Directors

The Board of Directors of The Walt Disney Company (the "Board") is currently comprised of nine talented directors with diverse skillsets and professional backgrounds, as reflected in their biographies beginning on page 57.

  Board Diversity

For more information regarding our directors, see the section of this proxy titled Items to Be Voted On – Election of Directors.

  Board Refreshment

As part of its overall commitment to thoughtful refreshment, the Board is involved with succession planning for both key management roles and director positions. The Board considers the selection, retention and succession planning for the Chief Executive Officer of the Company to be its most important priority. The Board reserves time at every regularly scheduled Board meeting to meet in executive session without the Chief Executive Officer present, during which it discusses management succession as appropriate. Working closely with the full Board, the Governance and Nominating Committee develops criteria for open Board positions, taking into account the needs of the Board and Company at the time.

The current term of office of all of the Company's directors expires at the 2020 Annual Meeting. For more information regarding these matters and our corporate governance, see the section of this proxy titled Corporate Governance and Board Matters.

The Walt Disney Company Notice of 2020 Annual Meeting and Proxy Statement 3

Fiscal 2019 Shareholder Engagement

During fiscal 2019, members of management and the Board continued their strong level of engagement with shareholders. In light of investor feedback, the Compensation Committee discussed with Mr. Iger, and he agreed to, adjustments in Mr. Iger's contractual compensation on three separate occasions during and following fiscal 2019. Generally, these adjustments increased the rigor of Mr. Iger's one time performance award, reduced annual compensation opportunity and eliminated a stay bonus.

Our Board and management have continued to engage with shareholders to understand areas of concern for executive compensation and to discuss those concerns as part of its ongoing evaluation of compensation and governance matters. A more detailed discussion of our shareholder engagement and the changes made to Mr. Iger's compensation as a result thereof can be found in the section of this proxy titled Compensation Discussion and Analysis – Introduction – Shareholder Engagement.

As a result of investor feedback, the Company also significantly expanded its lobbying disclosure policy. The Company's enhanced policy, titled "Political Giving and Participation in the Formulation of Public Policy in the United States" can be found at https://www.thewaltdisneycompany.com/about/#policies and is discussed in more detail in the section of this proxy titled Items to Be Voted On – Shareholder Proposal – Board Recommendation.

Compensation Structure and Philosophy

The Compensation Committee firmly believes in pay for performance. Again in fiscal 2019, over 90% of Mr. Iger's target annual total direct compensation depended on the Company's financial results and the performance of Disney stock, creating close alignment between his incentives and shareholder value creation.

Base salary is the only fixed element of Mr. Iger's annual compensation. Substantially all other annual compensation breaks into the following performance-based categories:

  •
  A performance-based annual cash bonus opportunity that is:

  o
  70% dependent on achievement of performance against four financial measures (segment operating income, EPS, after-tax free cash flow and return on invested capital, each as adjusted), all of which the Compensation Committee believes drive long-term shareholder value creation; and

    o
    30% dependent on the Compensation Committee's assessment of individual contributions toward achievement of qualitative goals tied to the Company's strategic priorities. More detail regarding our strategic priorities can be found in the section of this proxy titled Compensation Discussion and Analysis – 2019 Compensation Decisions.

  •
  An annual equity award, which for the Chief Executive Officer, is comprised of 50% options and 50% performance-based units; the realized option value depends on the performance of Disney stock, and the realized performance-unit value depends on three-year achievement of relative TSR and EPS performance, as adjusted.
Fiscal 2019 Chief Executive Officer Compensation

Over the course of his tenure as Chief Executive Officer, Mr. Iger has delivered spectacular financial performance and created significant shareholder value, driven by key strategic initiatives, transformative acquisitions and exceptional execution.

Since fiscal 2005, Disney has achieved exceptional financial performance highlighted by:

4 Proxy Summary

  •
  11% compounded annual growth in net income from continuing operations attributable to Disney:

  Net Income from Continuing Operations Attributable to Disney

For a reconciliation of net income from continuing operations attributable to Disney to net income from continuing operations attributable to Disney excluding the non-recurring impact of tax reform and gains from real estate sales in fiscal 2018 and a non-cash gain recognized in connection with the acquisition of a controlling interest in Hulu (Hulu gain), offset by purchase price accounting and debt extinguishment charge in fiscal 2019, see Annex A.

  •
  13% compounded annual growth in EPS:

  EPS from Continuing Operations (Reported)

For a reconciliation of EPS to EPS excluding the non-recurring impact of tax reform and gains from real estate sales for fiscal 2018 and Hulu gain, offset by purchase price accounting and debt extinguishment charge in fiscal 2019, see Annex A.

The Walt Disney Company Notice of 2020 Annual Meeting and Proxy Statement 5

  •
  Total shareholder return of 559%:

  Total Shareholder Return

This marked significant outperformance relative to the S&P 500, whose total returns increased 223% over this period:

  Total Shareholder Return

Compensation Committee Decisions Regarding Mr. Iger's Pay

Notwithstanding this track record of consistent strong performance, in response to shareholder feedback regarding the rigor of the performance criteria for Mr. Iger's one-time performance-based equity award and the total amount of Mr. Iger's annual compensation, the Compensation Committee discussed with Mr. Iger, and Mr. Iger agreed on three separate occasions, to reduce for fiscal 2019 the compensation he would have otherwise been entitled to under his employment contract as follows:

November 2018:

  •
  increased the rigor of Mr. Iger's performance-based award in connection with his employment extension
  •
  limited Mr. Iger's annual performance share unit awards to 100% of target number of units if the Company's TSR over the relevant performance period is negative

March 2019:

  •
  eliminated an annual base salary increase of $500,000 that would have gone into effect upon the closing of the TFCF acquisition and thus maintained Mr. Iger's annual salary at $3.0 million – Base salary remains only 9% of Mr. Iger's total annual compensation.
6 Proxy Summary

  •
  decreased by $5 million the annual target long-term incentive award opportunity that would have been made available to Mr. Iger under his employment agreement for periods following the closing of the TFCF acquisition
  •
  decreased by $8 million the annual target bonus opportunity that would have been made available to Mr. Iger under his employment agreement for periods following the closing of the TFCF acquisition

December 2019:

  •
  eliminated a $5 million completion bonus Mr. Iger would have been entitled to for having fulfilled his commitment to complete the July 2, 2019 term of his employment pursuant to the amendment to his employment agreement dated March 22, 2017

Against the background of these changes, the Compensation Committee awarded the following compensation in fiscal 2019:

Salary:    $3 million

Long-Term Incentive (Equity) Award:    Mr. Iger's annual equity grant was set at target, or a grant date value of $17.3 million, which was awarded

50% in stock options and 50% in performance-based restricted stock units. In addition, pursuant to the terms of his employment agreement, Mr. Iger received performance-based restricted stock units and stock options in connection with the close of the TFCF acquisition on March 20, 2019, with a grant date value of $2.4 million.

Non-Equity Incentive Plan Compensation (Bonus):    Mr. Iger's performance-based cash bonus of $21.75 million (compared to $18.0 million for fiscal 2018) reflects what the Committee believes was a year of extraordinary accomplishment as a result of the leadership Mr. Iger provided in closing and integrating the TFCF acquisition and effecting the Company's pursuit of its transformative direct-to-consumer strategy.

These amounts do not represent all of Mr. Iger's fiscal 2019 compensation; for a full description of Mr. Iger's fiscal 2019 compensation, see the Summary Compensation Table. Additional details on our compensation program and fiscal 2019 compensation can be found in the section of this proxy statement titled Executive Compensation.

Amended and Restated 2011 Plan

Equity incentives are an important part of designing attractive compensation for our employees and recruits, allowing us to attract and retain highly qualified team members upon whom, in large measure, the future growth and success of the Company depend. The Amended and Restated Stock Incentive Plan (the "2011 Plan") is scheduled to expire December 2020. In order to continue the practice of granting equity incentive awards, the Board of Directors is seeking shareholder approval of the amendment and restatement of the 2011 Plan to extend the term of the plan, increase authorized shares under the plan and make additional adjustments discussed in the section of this proxy statement titled Items to Be Voted On — 2011 Plan.

Shareholder Proposal

In this year's proxy statement you will find one shareholder proposal. The proposal requests the Company to provide additional disclosure regarding its political activities, including information regarding its lobbying activities. After the proposal was submitted, the Company significantly expanded its lobbying disclosure, which can be found at https://www.thewaltdisneycompany.com/about/#policies.

Following the expansion of our disclosure, the Company has been recognized as one of the leaders for political disclosure among S&P 500 companies. In 2019, the Center for Political Accountability Zicklin Index of

Corporate Political Disclosure and Accountability, which benchmarks the political disclosure and accountability policies and practices of leading U.S. public companies, recognized the quality of our disclosure and ranked the Company among the First Tier of S&P 500 companies. We don't believe devoting even further resources to this disclosure would benefit shareholders. The Board recommends that you vote against this proposal.

You can read our detailed position on this proposal in the section of this proxy statement titled Items to Be Voted On – Shareholder Proposal – Board Recommendation.

The Walt Disney Company Notice of 2020 Annual Meeting and Proxy Statement 7

Corporate Governance and Board Matters

Governing Documents

The Board has adopted Corporate Governance Guidelines, which set forth a flexible framework within which the Board, assisted by its committees, directs the affairs of the Company. The Guidelines address, among other things, the composition and functions of the Board Director independence, stock ownership by and compensation of Directors, management succession and review, Board leadership, Board committees and selection of new Directors.

The Company has Standards of Business Conduct, which are applicable to all employees of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer. The Board has a separate Code of Business Conduct and Ethics for Directors, which contains provisions specifically applicable to Directors.

Each committee of the Board is governed by a charter adopted by the Board.

The Corporate Governance Guidelines, the Standards of Business Conduct, the Code of Business Conduct and Ethics for Directors and each of the Committee charters are available on the Company's Investor Relations website under the "Corporate Governance" heading at www.disney.com/investors and in print to any shareholder who requests them from the Company's Secretary. If the Company amends or waives the Code of Business Conduct and Ethics for Directors or the Standards of Business Conduct with respect to the principal executive officer, principal financial officer or principal accounting officer, it will post the amendment or waiver at the same location on its website.

The Board of Directors

The current members of the Board are:

Susan E. Arnold	Robert A. Iger
Mary T. Barra	Maria Elena Lagomasino
Safra A. Catz	Mark G. Parker
Francis A. deSouza	Derica W. Rice
Michael B.G. Froman

The Board met seven times during fiscal 2019. Each current Director attended at least 75% of the meetings of the Board and committees on which such

Director served that occurred while such Director served on the Board or the committees. All continuing directors holding office at the time attended the Company's 2019 annual shareholders meeting. Under the Company's Corporate Governance Guidelines, each Director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of such Director's duties, including by attending meetings of the shareholders of the Company, and meetings of the Board and committees of which such Director is a member.

Board Leadership

The Company's Corporate Governance Guidelines specify that the Chairman of the Board shall in the normal course be an independent Director, unless the Board determines that, in light of the circumstances then present when any such decision is made, a different structure would better serve the best interests of the shareholders. The Guidelines also provide that the Board will disclose in each proxy statement the reasons for a different arrangement and appoint an independent Director as Lead Director with duties and responsibilities detailed in the Corporate Governance Guidelines.

8

Corporate Governance and Board Matters

Mr. Iger has served as Chairman since March of 2012, when he assumed that position upon the retirement of John Pepper who had previously served as Chairman. In making Mr. Iger Chairman, the Board determined that doing so would promote a number of important objectives: it would add a substantial strategic perspective to the Chairman position and put in place an effective plan for the future transition of leadership while at the same time providing important continuity to Board leadership. In making these judgments, the Board took into account its evaluation of Mr. Iger's performance as Chief Executive Officer and President, his very positive relationships with the other members of the Board and the strategic vision and perspective he would bring to the position of Chairman. The Board was uniformly of the view that Mr. Iger would provide excellent leadership of the Board in the performance of its duties and that naming him as Chairman would serve the best interests of shareholders.

Mr. Iger's employment agreement provides that he will serve as Chief Executive Officer and Chairman through the end of its term. Each year, the independent members of the Board determine whether to elect Mr. Iger Chairman in accordance with the employment agreement. In doing so, the Board considers whether Mr. Iger's continuing to serve as both Chairman and Chief Executive Officer would be in the best interests of shareholders. Based on the demonstrated success of this structure to date, both in terms of the functioning of the Board and the growth of the Company, and the continued benefits of retaining Mr. Iger's strategic perspective in the position of Chairman, the Board has concluded that Mr. Iger's continuing service as Chairman remains in the best interests of shareholders and that, absent an unexpected change in circumstances, he should continue to serve in the role through the term of his agreement.

At the time Mr. Iger became Chairman, the Board elected an independent Lead Director. The duties of the independent Lead Director were expanded in connection with the appointment of Mr. Iger as Chairman, and were further expanded in 2013 based on feedback from investors regarding Lead Director duties. Susan Arnold was elected independent Lead Director in March 2018. The duties of the Lead Director are as follows:

  •
  preside at all meetings of the Board of Directors at which the Chairman is not present, including executive sessions of non-management or independent Directors;
  •
  call meetings of the independent or non-management Directors;
  •
  serve as liaison between the Chairman and the independent and non-management Directors;
  •
  advise as to the scope, quality, quantity and timeliness of information sent to the Board of Directors;
  •
  in collaboration with the Chief Executive Officer and Chairman, and with input from other members of the Board, develop and have final authority to approve meeting agendas for the Board of Directors, including assurance that there is sufficient time for discussion of all agenda items;
  •
  organize and lead the Board's annual evaluation of the Chief Executive Officer;
  •
  be responsible for leading the Board's annual self-assessment;
  •
  be available for consultation and direct communication upon the reasonable request of major shareholders;
  •
  advise Committee Chairs with respect to agendas and information needs relating to Committee meetings;
  •
  provide advice with respect to the selection of Committee Chairs; and
  •
  perform such other duties as the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities.

Continues on next page ►

The Walt Disney Company Notice of 2020 Annual Meeting and Proxy Statement 9

Committees

The Board has four standing committees: Audit, Governance and Nominating, Compensation and Executive. Information regarding these committees is provided below.

Audit Committee

Safra A. Catz (Chair) Francis A. deSouza Michael B.G. Froman	The functions of the Audit Committee are described below under the heading "Audit Committee Report." The Audit Committee met eight times during fiscal 2019. All of the members of the Audit Committee are independent within the meaning of SEC regulations, the listing standards of the New York Stock Exchange and the Company's Corporate Governance Guidelines. The Board has determined that each of Ms. Catz and Mr. deSouza is qualified as an audit committee financial expert within the meaning of SEC regulations and that they have accounting and related financial management expertise within the meaning of the listing standards of the New York Stock Exchange, and that Mr. Froman is financially literate within the meaning of the listing standards of the New York Stock Exchange.

Governance and Nominating Committee

Susan E. Arnold (Chair) Maria Elena Lagomasino Derica W. Rice	The Governance and Nominating Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of the Company's Corporate Governance Guidelines. In addition, the Committee assists the Board in developing criteria for open Board positions, reviews background information on potential candidates and makes recommendations to the Board regarding such candidates. The Committee also reviews and approves transactions between the Company and Directors, officers, 5% shareholders and their affiliates under the Company's Related Person Transaction Approval Policy, supervises the Board's annual review of Director independence and the Board's annual self-evaluation, makes recommendations to the Board with respect to compensation of non-executive members of the Board of Directors, makes recommendations to the Board with respect to Committee assignments, oversees the Board's director education practices and reviews the Company's political contributions activity and policy. The Committee met five times during fiscal 2019. All of the members of the Governance and Nominating Committee are independent within the meaning of the listing standards of the New York Stock Exchange and the Company's Corporate Governance Guidelines.
10

Corporate Governance and Board Matters

Compensation Committee

Mary T. Barra Maria Elena Lagomasino (Chair) Mark G. Parker	The Compensation Committee is responsible for reviewing and approving corporate goals and objectives relevant to the compensation of the Company's Chief Executive Officer, evaluating the performance of the Chief Executive Officer and, either as a committee or together with the other independent members of the Board, determining and approving the compensation level for the Chief Executive Officer. The Committee is also responsible for making recommendations to the Board regarding the compensation of other executive officers and certain compensation plans, and the Board has also delegated to the Committee the responsibility for approving these arrangements. Additional information on the roles and responsibilities of the Compensation Committee is provided under the heading "Compensation Discussion and Analysis," below. In fiscal 2019, the Compensation Committee met eleven times. All of the members of the Committee are independent within the meaning of SEC regulations, the listing standards of the New York Stock Exchange and the Company's Corporate Governance Guidelines.

Executive Committee

Susan E. Arnold (Chair) Robert A. Iger	The Executive Committee serves primarily as a means for taking action requiring Board approval between regularly scheduled meetings of the Board. The Executive Committee is authorized to act for the full Board on matters other than those specifically reserved by Delaware law to the Board. In practice, the Committee rarely takes action and in fiscal 2019, the Executive Committee held no meetings.

The Board's Role in Risk Oversight

As noted in the Company's Corporate Governance Guidelines, the Board, acting directly or through committees, is responsible for "assessing major risk factors relating to the Company and its performance" and "reviewing measures to address and mitigate such risks." In discharging this responsibility, the Board, either directly or through committees, assesses both (a) risks that relate to the key economic and market assumptions that inform the Company's business plans (including significant transactions) and growth strategies, and (b) significant operational risks related to the conduct of the Company's day-to-day operations.

Risks relating to the market and economic assumptions that inform the Company's business plans and growth strategies are specifically addressed with respect to each business unit in connection with the Board's review of the Company's five-year plan. The Board also has the opportunity to address such risks at each Board meeting in connection with its regular review of significant business and financial developments. The Board reviews risks arising out of specific significant transactions when these transactions are presented to the Board for review or approval.

Significant operational risks that relate to on-going business operations are the subject of regularly scheduled reports to either the full Board or one of its committees. The Board acting through the Audit Committee reviews as appropriate whether these reports cover the significant risks that the Company may then be facing.

Each of the Board's committees addresses risks that fall within the committee's areas of responsibility. For example, the Audit Committee periodically reviews the audit plan of the internal audit department, the international labor standards compliance program, the tax function, treasury operations, insurance, and the

Company's standards of business conduct compliance program. In addition, the Audit Committee receives regular reports from: corporate controllership and the outside auditor on financial reporting matters; the internal audit department about significant findings; and the General Counsel regarding legal and regulatory risks.

The Board and Audit Committee receive reports on information technology risks, including cybersecurity and data security risks. Day to day management of data security is currently the responsibility of a senior executive position reporting directly to our Chief Financial Officer. Day to day management of our data privacy policies is currently overseen by a senior executive who reports directly to our General Counsel. The Audit Committee reviews cybersecurity and data security risks and mitigation strategies with the Chief Information Officer at least annually.

The Audit Committee reserves time at each meeting for private sessions with the Chief Financial Officer, General Counsel, head of the internal audit department and outside auditors. The Compensation Committee addresses risks arising out of the Company's executive compensation programs as described at page 24, below. The operational risks periodically reviewed by committees are also reviewed by the entire Board when a committee or the Board determines this is appropriate.

The independent Lead Director promotes effective communication and consideration of matters presenting significant risks to the Company through her role in developing the Board's meeting agendas, advising committee chairs, chairing meetings of the independent Directors and facilitating communications between independent Directors and the Chief Executive Officer.

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The Walt Disney Company Notice of 2020 Annual Meeting and Proxy Statement 11

Management Succession Planning

The Board considers the selection, retention and succession planning for the chief executive officer of the Company to be its most important priority. The Board reserves time at every regularly scheduled Board meeting to meet in executive session without the Chief Executive Officer present during which it discusses management succession as appropriate. The Board also discusses management succession with the Chief Executive Officer present at least once each year, and more often as circumstances warrant. These discussions include evaluation of potential internal candidates for succession and focus on particular individuals as appropriate. In the course of these discussions, the Board identifies potential candidates and advises the Chief Executive Officer of the exposure these candidates should receive to maximize the ability of the Board to evaluate the candidates' qualifications. The Board also evaluates the experience the candidates should gain to develop their ability to succeed if they become Chief Executive Officer. The Board is confident that effective leadership of the Company would be assured and a highly qualified successor to Mr. Iger can be selected whenever one would need to be named.

Director Selection Process

Working closely with the full Board, the Governance and Nominating Committee develops criteria for open Board positions. In developing these criteria, the Committee takes into account a variety of factors, which may include: the current composition of the Board and expected retirements from the Board; the range of talents, experiences and skills that would best complement those already represented on the Board; the balance of management and independent Directors; and the need for financial or other specialized expertise. Applying these criteria, the Committee considers candidates for Board membership suggested by Committee members, other Board members, management and shareholders. The Committee retains a third-party executive search firm to identify and review candidates upon request of the Committee from time to time.

Once the Committee has identified a prospective nominee — including prospective nominees recommended by shareholders — it makes an initial determination as to whether to conduct a full evaluation. In making this determination, the Committee takes into account the information provided to the Committee with the recommendation of the candidate, as well as the Committee's own knowledge and information obtained through inquiries to third parties to the extent the Committee deems appropriate. The preliminary determination is based primarily on the need for additional Board members and the likelihood that the prospective nominee can satisfy the criteria that the Committee has established. If the Committee determines, in consultation with the Chairman of the Board and other Directors as appropriate, that additional consideration is warranted, it may request the third-party search firm to gather additional information about the prospective nominee's background and experience and to report its findings to the Committee. The Committee then evaluates the prospective nominee against the specific criteria that it has established for the position, as well as the standards and qualifications set out in the Company's Corporate Governance Guidelines, including:

  •
  the ability of the prospective nominee to represent the interests of the shareholders of the Company;
  •
  the prospective nominee's standards of integrity, commitment and independence of thought and judgment;
  •
  the prospective nominee's ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee's service on other public company boards, as specifically set out in the Company's Corporate Governance Guidelines;
12

Corporate Governance and Board Matters

  •
  the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board;
  •
  the extent to which the prospective nominee helps the Board reflect the diversity of the Company's shareholders, employees, customers and guests and the communities in which it operates; and
  •
  the willingness of the prospective nominee to meet the minimum equity interest holding guideline set out in the Company's Corporate Governance Guidelines.

If the Committee decides, on the basis of its preliminary review, to proceed with further consideration, members of the Committee, as well as other members of the Board as appropriate, interview the nominee. After completing this evaluation and interview, the Committee makes a recommendation to the full Board, which makes the final determination whether to nominate or appoint the new Director after considering the Committee's report.

In selecting nominees for Director, the Board seeks to achieve a mix of members who together bring experience and personal backgrounds relevant to the Company's strategic priorities and the scope and complexity of the Company's business. In light of the Company's current priorities, the Board seeks experience relevant to managing branded franchises, the creation of high-quality branded entertainment products and services, addressing the impact of rapidly changing technology and the management of a multi-national business. The Board also seeks experience in large, diversified enterprises and demonstrated ability to manage complex issues that involve a balance of risk and reward and seeks Directors who have expertise in specific areas such as consumer and cultural trends, business innovation, growth strategies, financial oversight and international business and governmental issues. The background information on current nominees beginning on page 57 sets out how each of the current nominees contributes to the mix of experience and qualifications the Board seeks.

In making its recommendations with respect to the nomination for re-election of existing Directors at the annual shareholders meeting, the Committee assesses the composition of the Board at the time and considers the extent to which the Board continues to reflect the criteria set forth above.

A shareholder who wishes to recommend a prospective nominee for the Board should notify the Company's Secretary or any member of the Governance and Nominating Committee in writing with whatever supporting material the shareholder considers appropriate. The Governance and Nominating Committee will also consider whether to nominate any person nominated by a shareholder pursuant to the provisions of the Company's Bylaws relating to shareholder nominations as described in "Shareholder Communications" below.

Director Independence

The provisions of the Company's Corporate Governance Guidelines regarding Director independence meet and in some respects exceed the listing standards of the New York Stock Exchange. These provisions are included in the Company's Corporate Governance Guidelines, which are available on the Company's Investor Relations website under the "Corporate Governance" heading at www.disney.com/investors.

Pursuant to the Guidelines, the Board undertook its annual review of Director independence in December 2019. During this review, the Board considered transactions and relationships between the Company and its subsidiaries and affiliates on the one hand and, on the other hand, Directors, immediate family members of Directors, or entities of which a Director or an immediate family member is an executive officer, general partner or significant equity holder. The Board also considered whether there were any transactions or relationships between any of these persons or entities and any members of the Company's senior management or their affiliates. As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the Director is independent.

As a result of this review, the Board affirmatively determined that all of the Directors serving in fiscal 2019 or nominated for election at the 2020 Annual Meeting are independent of the Company and its management under the standards set forth in the Corporate Governance Guidelines, with the exception of Mr. Iger. Mr. Iger is considered an inside Director because of his employment as a senior executive of the Company.

In determining the independence of each Director, the Board considered and deemed immaterial to the Directors' independence transactions involving the sale of products and services in the ordinary course of business between the Company, on the one hand, and, on the other, companies or organizations at which some of our Directors or their immediate family members were officers or employees during fiscal 2019. In each case, the amount paid to or received from these companies or

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The Walt Disney Company Notice of 2020 Annual Meeting and Proxy Statement 13

organizations in each of the last three years was below the 2% of total revenue threshold in the Guidelines. The

Board determined that none of the relationships it considered impaired the independence of the Directors.

Certain Relationships and Related Person Transactions

The Board has adopted a written policy for review of transactions involving more than $120,000 in any fiscal year in which the Company is a participant and in which any Director, executive officer, holder of more than 5% of our outstanding shares or any immediate family member of any of these persons has a direct or indirect material interest. Directors, 5% shareholders and executive officers are required to inform the Company of any such transaction promptly after they become aware of it, and the Company collects information from Directors and executive officers about their affiliations and affiliations of their family members so the Company can search its records for any such transactions. Transactions are presented to the Governance and Nominating Committee of the Board (or to the Chair of the Committee if the Committee delegates this responsibility) for approval before they are entered into or, if this is not possible, for ratification after the transaction has been entered into. The Committee approves or ratifies a transaction if it determines that the transaction is consistent with the best interests of the Company, including whether the transaction impairs independence of a Director. The policy does not require review of the following transactions:

  •
  employment of executive officers approved by the Compensation Committee;
  •
  compensation of Directors approved by the Board;
  •
  transactions in which all shareholders receive benefits proportional to their shareholdings;
  •
  ordinary banking transactions identified in the policy;
  •
  any transaction specifically contemplated by the Company's Certificate of Incorporation or Bylaws, or any action approved by the Board where the interest of the Director, executive officer, 5% shareholder or family member is disclosed to the Board prior to such action;
  •
  commercial transactions in the ordinary course of business with entities affiliated with Directors, executive officers, 5% shareholders or their family members if the aggregate amount involved during a fiscal year is less than the greater of (a) $1 million and (b) 2% of the Company's or other entity's gross revenues and the related person's interest in the transaction is based solely on his or her position with the entity;
  •
  charitable contributions to entities where a Director is an executive officer of the entity if the amount is less than the lesser of $200,000 and 2% of the entity's annual contributions; and
  •
  transactions with entities where the Director, executive officer, 5% shareholder or immediate family member's sole interest is as a non-executive officer employee of, volunteer with or director or trustee of the entity.

Each of the investment management firms, Vanguard Group, Inc. and Blackrock, Inc., through their affiliates, held more than 5% of the Company's shares during fiscal 2019. Funds managed by affiliates of Vanguard and Blackrock are included as investment options in defined contribution plans offered to Company employees. In addition, Blackrock manages investment portfolios for the Company's pension funds and provides a risk analytics platform related to management of investments in the pension funds. Vanguard and Blackrock received fees of approximately $1 million and $9.3 million, respectively, in fiscal 2019 based on the amounts invested in funds managed by them, and Blackrock received fees of approximately $300,000 for the risk analytics platform. The ongoing relationships were reviewed and approved by the Governance and Nominating Committee under the Related Person Transaction Approval Policy in December 2019.

Shareholder Communications

Generally. Shareholders may communicate with the Company through its Transfer Agent, Computershare Trust Company, N.A. ("Computershare"), by writing to Disney Shareholder Services, c/o Computershare, P.O. Box 505052, Louisville, KY 40233-5052, by calling Disney Shareholder Services at 1-855-553-4763 or by sending an e-mail to disneyshareholder@computershare.com. Additional information about contacting the Company is available on the Disney Shareholder Services website (www.disneyshareholder.com) under the "Contact Us" tab.

14

Corporate Governance and Board Matters

Shareholders and other persons interested in communicating directly with the independent Lead Director or with the non-management Directors as a group may do so by writing to the independent Lead Director, The Walt Disney Company, 500 South Buena Vista Street, Burbank, California 91521-1030. Under a process approved by the Governance and Nominating Committee of the Board for handling letters received by the Company and addressed to non-management members of the Board, the office of the Secretary of the Company reviews all such correspondence and forwards to Board members a summary and/or copies of any such correspondence that, in the opinion of the Secretary, deals with the functions of the Board or committees thereof or that the Secretary otherwise determines requires their attention. The Governance and Nominating Committee reviews summaries of all correspondence from identified shareholders at the regular meetings of the Committee. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence.

Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company's internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Shareholder Proposals for Inclusion in 2021 Proxy Statement. To be eligible for inclusion in the proxy statement for our 2021 Annual Meeting, shareholder proposals must be received by the Company's Secretary no later than the close of business on September 19, 2020. Proposals should be sent to the Secretary, The Walt Disney Company, 500 South Buena Vista Street, Burbank, California 91521-1030 and follow the procedures required by SEC Rule 14a-8.

Shareholder Director Nominations for Inclusion in 2021 Proxy Statement. Under our Bylaws, written notice of shareholder nominations to the Board of Directors that are to be included in the proxy statement pursuant to the proxy access provisions in Article II, Section 11 of our Bylaws must be delivered to the Company's Secretary not later than 120 nor earlier than 150 days prior to the first anniversary of the preceding year's annual meeting. Accordingly any eligible shareholder who wishes to have a nomination considered at the 2021 Annual Meeting and included in the Company's proxy statement must deliver a written notice (containing the information specified in our Bylaws regarding the shareholder and the proposed nominee) to the Company's Secretary between October 12, 2020 and November 11, 2020.

Shareholder Director Nomination and Other Shareholder Proposals for Presentation at the 2021 Annual Meeting Not Included in 2021 Proxy Statement. Under our Bylaws, written notice of shareholder nominations to the Board of Directors or any other business proposed by a shareholder that is not to be included in the proxy statement must be delivered to the Company's Secretary not later than 90 nor earlier than 120 days prior to the first anniversary of the preceding year's annual meeting. Accordingly, any shareholder who wishes to have a nomination or other business considered at the 2021 Annual Meeting but not included in the Company's proxy statement must deliver a written notice (containing the information specified in our Bylaws regarding the shareholder and the proposed action) to the Company's Secretary between November 11, 2020 and December 11, 2020. SEC rules permit management to vote proxies in its discretion with respect to such matters if we advise shareholders how management intends to vote.

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The Walt Disney Company Notice of 2020 Annual Meeting and Proxy Statement 15

Director Compensation

The elements of annual Director compensation for fiscal 2019 were as follows.

Annual Board retainer	$115,000

Annual committee retainer (except Executive Committee)[1]	$10,000

Annual Governance and Nominating Committee chair retainer[2]	$15,000

Annual Compensation Committee chair retainer[2]	$20,000

Annual Audit Committee chair retainer[2]	$25,000

Annual deferred stock unit grant	$190,000

Annual retainer for independent Lead Director[3]	$50,000

1
Per committee.
2
This is in addition to the annual committee retainer the Director receives for serving on the committee.
3
This is in addition to the annual Board retainer, committee fees and the annual deferred stock unit grant.

To encourage Directors to experience the Company's products, services and entertainment offerings personally, each non-employee Director may receive Company products and services up to a maximum of $15,000 in fair market value per calendar year plus reimbursement of associated tax liabilities. Directors' spouses, children and grandchildren may also participate in this benefit within each Director's $15,000 limit.

The Company reimburses Directors for the travel expenses of, or provides transportation on Company aircraft for, immediate family members of Directors if the family members are specifically invited to attend events for appropriate business purposes. Family members (including domestic partners) may accompany Directors traveling on Company aircraft for business purposes on a space-available basis.

Directors participate in the Company's employee gift matching program on the same terms as senior executives. Under this program, the Company matches contributions of up to $50,000 per calendar year per Director to charitable and educational institutions meeting the Company's criteria.

Directors who are also employees of the Company receive no additional compensation for service as a Director.

Under the Company's Corporate Governance Guidelines, non-employee Director compensation is determined annually by the Board of Directors acting on the recommendation of the Governance and Nominating Committee. In formulating its recommendation, the Governance and Nominating Committee receives input from the third-party compensation consultant retained by the Compensation Committee regarding market practices for Director compensation.

Director Compensation for Fiscal 2019

The following table sets forth compensation earned during fiscal 2019 by each person who served as a non-employee Director during the year.

	Fees Earned or Paid in Cash	Stock Awards	All Other Compensation	Total
Susan E. Arnold	$190,000	$189,803	$13,417	$393,220

Mary T. Barra	125,000	189,803	59,899	374,702

Safra A. Catz	139,236	189,803	66,983	396,022

John S. Chen	65,000	83,229	66,983	215,212

Francis A. deSouza	125,000	189,803	16,983	331,786

Michael B.G. Froman	123,424	189,803	59,000	372,227

Maria Elena Lagomasino	146,389	189,803	10,338	346,530

Fred H. Langhammer	54,167	83,229	103,394	240,790

Aylwin B. Lewis	50,375	83,229	30,595	164,199

Mark G. Parker	125,028	189,803	1,143	315,974

Derica W. Rice	71,181	107,105	—	178,286

Fees Earned or Paid in Cash.    "Fees Earned or Paid in Cash" includes the annual Board retainer and annual committee and committee-chair retainers, whether paid currently or deferred by the Director to be paid in cash or shares after service ends. Directors are permitted to elect each year to receive all or part of their retainers in Disney stock and, whether paid in cash or stock, to defer all or part of their retainers until after service as a Director ends. Directors who elect to receive deferred compensation in cash receive a credit each quarter, and the balance in their deferred cash account earns interest at an annual rate equal to the Moody's Average Corporate (Industrial) Bond Yield, adjusted quarterly, for amounts deferred prior to calendar 2018. For amounts deferred after calendar year 2017, the interest rate is equal to 120% of the Applicable Long-Term Federal Interest Rate as determined from time to time by the United States Internal Revenue Service. For fiscal 2019, the average interest rate was 4.17%.

The following table sets forth the form of fees received by each Director who elected to receive compensation in a form other than currently paid cash. The number of

16

Director Compensation

stock units awarded is equal to the dollar amount of fees accruing each quarter divided by the average over the last ten trading days of the quarter of the average of the high and low trading price for shares of Company common stock on each day in the ten-day period. Stock units distributed currently were accumulated throughout the year and distributed as shares following December 31, 2019.

	Cash		Stock Units

	Paid Currently	Deferred	Value Distributed Currently	Value Deferred	Number Of Units
Mary T. Barra	—	—	—	$125,000	1,033

Safra A. Catz	—	—	$139,236	—	1,141

Francis A. deSouza	$62,500	—	62,500	—	517

Michael B.G. Froman	—	—	123,424	—	1,019

Maria Elena Lagomasino	—	—	—	146,389	1,202

Mark G. Parker	—	—	—	125,028	1,033

Derica W. Rice	—	—	—	71,181	537

Stock Awards.    "Stock Awards" sets forth the market value of the deferred stock unit grants to Directors and the amount reported is equal to the market value of the Company's common stock on the date of the award times the number of shares underlying the units. Units are awarded at the end of each quarter and the number of units is determined by dividing the amount payable with respect to the quarter by the average over the last ten trading days of the quarter of the average of the high and low trading price for shares of the Company common stock on each day in the ten-day period. Each Director other than Mr. Chen, Mr. Langhammer, Mr. Lewis and Mr. Rice was awarded 1,571 units in fiscal 2019. Mr. Chen, Mr. Langhammer and Mr. Lewis were each awarded 759 units, and Mr. Rice was awarded 816 units in fiscal 2019; each of these directors served for only a portion of fiscal 2019.

Unless a Director elects to defer receipt of shares until after his or her service as a Director ends, shares with respect to annual deferred stock unit grants are normally distributed to the Director on the second anniversary of the award date, whether or not the Director is still a Director on the date of distribution.

At the end of any quarter in which dividends are distributed to shareholders, Directors receive additional stock units with a value (based on the average of the high and low trading prices of the Company common stock averaged over the last ten trading days of the quarter) equal to the amount of dividends they would have received on all stock units held by them at the end of the prior quarter. Shares with respect to these additional units are distributed when the underlying units are distributed. Units awarded in respect of dividends are included in the fair value of the stock units when the units are initially awarded and therefore are not included in the tables above, but they are included in the total units held at the end of the fiscal year in the table below.

Prior to fiscal 2011, each Director serving on March 1 of any year received an option on that date to acquire shares of Company stock. The exercise price of the options was equal to the average of the high and low prices reported on the New York Stock Exchange on the date of grant.

The following table sets forth all stock units and options held by each Director serving during fiscal 2019 as of the end of fiscal 2019. All stock units are fully vested when granted, but shares are distributed with respect to the units only later, as described above. Stock units in this table are included in the stock ownership table on page 75 except to the extent they may have been distributed as shares and sold prior to January 13, 2020.

	Stock Units	Number of Shares Underlying Options Held
Susan E. Arnold	20,224	—

Mary T. Barra	5,826	—

Safra A. Catz	3,616	—

John S. Chen	2,544	—

Francis A. deSouza	3,131	—

Michael B.G. Froman	2,438	—

Maria Elena Lagomasino	11,438	—

Fred H. Langhammer	2,535	—

Aylwin B. Lewis	2,535	6,143

Mark G. Parker	10,503	—

Derica W. Rice	1,358	—

The Company's Corporate Governance Guidelines encourage Directors to own, or acquire within three years of first becoming a Director, shares of common stock of the Company (including stock units received as Director compensation) having a market value of at least five times the amount of the annual Board retainer for the Director. Unless the Board exempts a Director, each Director is also required to retain stock representing no less than 50% of the after-tax value of exercised options and shares received upon distribution of deferred stock units until such Director meets the stock holding guideline described above.

Based on the holdings of units and shares on January 13, 2020, each currently serving Director complied with the minimum holding requirement on that date except Ms. Barra, Ms. Catz, Mr. deSouza, Mr. Froman and Mr. Rice, who are each within the three-year period following the date on which he or she first became a Director.

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The Walt Disney Company Notice of 2020 Annual Meeting and Proxy Statement 17

All Other Compensation.    "All Other Compensation" includes:

  •
  Reimbursement of tax liabilities associated with the product familiarization benefits. The value of the product familiarization benefits themselves and travel benefits are not included in the table as permitted by SEC rules because the aggregate incremental cost to the Company of providing these benefits did not exceed $10,000 for any Director. The reimbursement of associated tax liabilities was less than $10,000 for each Director other than Ms. Catz, Mr. Chen, Mr. deSouza and Ms. Lagomasino for whom the reimbursement was $16,983, $16,983, $16,983 and $10,338, respectively.
  •
  Interest earned on deferred cash compensation, which was less than $10,000 for each Director.

  •
  The matching charitable contribution of the Company, which was $50,000 for Ms. Barra, Ms. Catz and Mr. Chen, $59,000 for Mr. Froman, $100,000 for Mr. Langhammer, and $25,000 for Mr. Lewis. Matched amounts exceed $50,000 in a fiscal year if contributions for separate calendar years are made in the same fiscal year or if there were delays in processing earlier year matches.
18

Executive Compensation

Compensation Discussion and Analysis

Introduction

This introduction highlights key considerations that guided compensation decisions this fiscal year. Please review the complete proxy statement, including the complete Compensation Discussion and Analysis section, and 2019 annual report before you vote.

Fiscal 2019 Performance Highlights

During fiscal 2019, our senior leadership team drove extraordinary accomplishments that position our Company well for the future. In fiscal 2019, the Company substantially advanced its transformative long-term strategic goals, including as follows:

  •
  effected a fundamental change in the Company's organization to pursue aggressively its direct-to-consumer strategy by reorganizing its business into four segments: Media Networks; Parks, Experiences and Products; Studio Entertainment; and Direct-to-Consumer & International;
  •
  completed the acquisition of TFCF, expanding our portfolio of intellectual property and expanding our content library to even better position us to successfully execute our direct-to-consumer strategy;
  •
  further enhanced our direct-to-consumer strategy by obtaining a majority stake in Hulu and securing a path to 100% ownership;
  •
  successfully integrated TFCF while pursuing, and now forecasting to exceed, the $2 billion cost synergies to which the Company initially committed in the TFCF acquisition; and
  •
  impressively coordinated efforts across all of the Company's separate businesses to provide content and marketing in support of the single most important strategic initiative of the Company for fiscal 2019 — Disney+ — which, through those efforts, had an enormously successful launch in November 2019.

Fiscal 2019 Performance Evaluation Considerations

Even in the face of the challenge associated with effecting such strategically important transformational change, the legacy Disney businesses had very strong financial performance in fiscal 2019 against the measures developed by the Compensation Committee. To cite just one example contributing to performance, the Company released an unprecedented five major theatrical films in fiscal 2019 that grossed over $1 billion each in worldwide box office. Given that the closing date for the TFCF acquisition was uncertain and operational interaction was precluded before closing, the ranges developed by the Committee at the beginning of the fiscal year to assess annual financial performance for bonus purposes were necessarily based on legacy Disney performance. Financial results were measured against these ranges.

Shareholder Engagement

In making decisions about how to appropriately reward such performance in an exceptional and transformative year, the Compensation Committee has taken into account what was learned through its substantial engagement with shareholders. The Board and management are involved in this direct engagement with the Company's investors on a regular basis. To further enable the Board and the Compensation Committee to consider direct shareholder feedback, the Compensation Committee is updated on these conversations with investors.

During fiscal 2019, members of management and the Board, including the Compensation Committee, spoke with 11 of our top 20 shareholders, including 6 of the top 10, and contacted approximately 74% of our largest 50 investors, seeking input on compensation and governance matters. Through that feedback, we learned of the concerns about certain aspects of Mr. Iger's employment agreement, including concerns from some shareholders regarding the amount of Mr. Iger's total compensation and the rigor of the performance criteria for Mr. Iger's one-time performance-based equity award.

In an effort to appropriately balance the pay for performance design of our compensation program with this shareholder feedback, the Compensation Committee

The Walt Disney Company Notice of 2020 Annual Meeting and Proxy Statement 19

discussed with Mr. Iger, and Mr. Iger agreed on three separate occasions, to reduce for fiscal 2019 the compensation he would have otherwise been entitled to under his employment contract. Generally, these adjustments increased the rigor of Mr. Iger's one time performance award, reduced annual compensation opportunity and eliminated a stay bonus as follows:

  November 2018:

  •
  increased the rigor of Mr. Iger's performance-based award in connection with his employment extension
  •
  limited Mr. Iger's annual performance share unit awards to 100% of target number of units should the Company's TSR over the relevant performance period be negative

  March 2019 (shortly before the Company's 2019 annual meeting):

  •
  eliminated an annual base salary increase of $500,000 that would have gone into effect upon the closing of the TFCF acquisition and thus maintained Mr. Iger's annual salary at $3.0 million — base salary remains only 9% of Mr. Iger's total annual compensation.
  •
  decreased by $5 million the annual target long-term incentive award opportunity that would have been made available to Mr. Iger under his employment agreement for periods following the closing of the TFCF acquisition
  •
  decreased by $8 million the annual target bonus opportunity that would have been made available to Mr. Iger under his employment agreement for periods following the closing of the TFCF acquisition

  December 2019:

  •
  eliminated a $5 million completion bonus Mr. Iger would have been entitled to for having fulfilled his commitment to complete the July 2, 2019 term of his employment pursuant to the amendment to his employment agreement dated March 22, 2017

Our Board and management have continued to engage with shareholders to understand areas of concern for executive compensation and to discuss those concerns as part of its ongoing evaluation of compensation and governance matters.

Against this background, the sections that follow discuss our pay for performance program and the results it yielded this fiscal year.

Executive Compensation Program Structure

Objectives and Methods

We design our executive compensation program to drive the creation of long-term shareholder value. We do this by tying compensation to the achievement of performance goals that promote the creation of shareholder value and by designing compensation to attract and retain high-caliber executives in a competitive market for talent.

We have adopted the following approach to achieve these objectives:

Pay for Performance	Provide a strong relationship of pay to performance through:

•

a performance-based bonus tied to the achievement of financial performance factors and an assessment of each executive's individual performance against other performance factors

•

equity awards that deliver value based on stock price performance and, in the case of performance-based stock units, whose vesting depends on meeting performance targets

Competitive Compensation Levels	Provide compensation opportunities that take into account compensation levels and practices of our peers, but without targeting any specific percentile of relative compensation
Compensation Mix	Provide a mix of variable and fixed compensation that:

•

is heavily weighted toward variable performance-based compensation for senior executives

•

uses short-term (annual performance-based bonus) and longer-term performance measures (equity awards) to appropriately balance incentives for both short-term and long-term performance

20

Executive Compensation

Compensation Program Elements

Fiscal 2019 Total Direct Compensation

The following table sets forth the elements of total direct compensation in fiscal 2019 and the objectives and key features of each element:

Compensation Type	Pay Element	Objectives and Key Features
Salary	Objectives

The Compensation Committee sets salaries to reflect job responsibilities and to provide competitive fixed pay to balance performance-based risks.

Key Features

•

Minimum salaries set in employment agreement

•

Committee discretion to adjust annually based on changes in experience, nature and responsibility of the position, competitive considerations, and Chief Executive Officer recommendation (except his own salary)

Performance- based Bonus

Objectives

The Committee structures the bonus program to incentivize performance at the high end of ranges for financial performance measures that it establishes each year to drive meaningful growth over the prior year. The Committee believes that incentivizing performance in this fashion will lead to long-term, sustainable gains in shareholder value.

Key Features

•

Target bonus for each NEO normally set by the Committee early in the fiscal year in light of employment agreement provisions, competitive considerations, Chief Executive Officer recommendation (except his own target), and other factors the Committee deems appropriate; bonus opportunity normally limited to 200% of target bonus

•

Payout on 70% of target determined by performance against financial performance ranges developed by the Committee early in the fiscal year

•

Payout on 30% of target determined by the Committee's assessment of individual performance based both on other performance objectives developed early in the fiscal year and on Chief Executive Officer recommendation (except his own payout)

•

Annual payments to executive officers have been subject to a performance test under Section 162(m) of the Internal Revenue Code to the extent necessary and available to obtain deductibility of the payments

Equity Awards Generally

Objectives

The Committee structures equity awards to directly reward long-term gains in shareholder value. Equity awards carry vesting terms that extend up to four years and include performance units whose value depends on company performance relative to the S&P 500. These awards provide incentives to create and sustain long-term growth in shareholder value.

Key Features

•

Combined value of options, performance units and time-based units determined by the Committee in light of employment agreement provisions, competitive market conditions, evaluation of executive's performance and Chief Executive Officer recommendation (except for his own award)

•

Allocation of annual awards for Chief Executive Officer (based on award value):

•

50% performance-based restricted stock units

•

50% stock options

•

Allocation of annual awards for other NEOs (based on award value):

•

30% performance-based restricted stock units

•

30% time-vesting restricted stock units

•

40% stock options

	Stock Option Awards	Key Features • Exercise price equal to average of the high and low trading prices on day of award • Option re-pricing without shareholder approval is prohibited • 10-year term • Vest 25% per year

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The Walt Disney Company Notice of 2020 Annual Meeting and Proxy Statement 21

Compensation Type	Pay Element	Objectives and Key Features
Annual Performance- Based Restricted Stock Units	Key Features

•

Performance-based units reward executives only if specified financial performance measures are met

•

Subject to performance tests, units vest three years after grant date

•

Half of award vests based on Total Shareholder Return relative to S&P 500 and half of award vests based on adjusted EPS growth relative to S&P 500, each as described on pages 41 to 42

•

Annual units awarded to executive officers are subject to Section 162(m) test to the extent necessary and available to obtain deductibility of the payments

•

The above describes fiscal 2019 awards; for awards granted in fiscal 2020, half of awards will vest based on return on invested capital over three years in lieu of the relative EPS test described above; the other half of awards granted in fiscal 2020 will continue to vest based on Total Shareholder return relative to the S&P 500

Annual Time-Based Restricted Stock Units	Key Features

•

25% vest each year following grant date

•

All annual units awarded to executive officers are subject to Section 162(m) test to the extent necessary and available to obtain deductibility of the payments

Compensation at Risk

The Compensation Committee believes that most of the compensation for named executive officers should be at risk and tied to a combination of long-term and short-term Company performance. 91% of the target compensation for the Chief Executive Officer, and approximately 82% of the target compensation for other named executive officers, varied with either short-term or long-term Company performance.

In establishing a mix of fixed to variable compensation, the composition of various equity awards, target bonus levels, grant date equity award values and performance ranges, the Committee seeks to maintain its goal of making compensation overwhelmingly tied to performance, while also affording compensation opportunities that, in success, would be competitive with alternatives available to the executive. In particular, the Committee expects that performance at the high end of ranges will result in overall compensation that is sufficiently attractive relative to compensation available at successful competitors and that performance at the low end of ranges will result in overall compensation that is less than that available from competitors with more successful performance.

In determining the mix between options and restricted stock units, the Committee also considers the number of shares required for each of these types of awards to deliver the appropriate value to executives.

The following chart shows the percentage of the target total direct annual compensation for Mr. Iger that varied with performance versus fixed in fiscal 2019. Total direct annual compensation represents base salary and performance-based bonus plus the grant date fair value of regular annual equity awards. Performance compensation represents performance-based bonus and equity awards while fixed compensation represents Mr. Iger's salary.

2019 Target Total Direct Annual Compensation Mix for Chief Executive Officer

91% of Chief Executive Officer annual target compensation is considered performance-based

For the other named executive officers, 82% of average target annual compensation is considered performance-based.

Employment Agreements

The Company enters into employment agreements with our senior executives when the Compensation Committee determines that it is appropriate to attract or retain an executive or where an employment agreement is consistent with our practices with respect to other similarly situated executives.

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Executive Compensation

Material terms of the employment agreements with the NEOs are reflected under "Fiscal 2019 Total Direct Compensation," above, and "Benefits and Perquisites," "2019 Compensation Decisions" and "Compensation Tables — Potential Payments and Rights on Termination or Change in Control," below.

Benefits and Perquisites

The Company provides employees with benefits and perquisites based on competitive market conditions. All salaried employees, including the named executive officers, receive the following benefits:

  •
  health care coverage;
  •
  life and disability insurance protection;
  •
  reimbursement of certain educational expenses;
  •
  access to favorably priced group insurance coverage; and
  •
  Company matching of gifts of up to $25,000 per employee each calendar year to qualified charitable organizations.

Officers at the vice president level and above, including named executive officers, receive the following benefits:

  •
  complimentary access to the Company's theme parks and some resort facilities;
  •
  discounts on Company merchandise and resort facilities;
  •
  for officers at the vice president level and higher before October 1, 2012, a fixed monthly payment to offset the costs of owning and maintaining an automobile;
  •
  relocation assistance;
  •
  eligibility for annual reimbursement of up to $1,000 for wellness-related purposes such as fitness, nutrition and physical exams; and
  •
  personal use of tickets acquired by the Company for business entertainment when they become available because no business use has been arranged.

Named executive officers (and some other senior executives) are also entitled to the following additional benefits and perquisites: basic financial planning services, enhanced excess liability coverage, increased relocation assistance, an increased automobile benefit, and a Company matching gift amount of $50,000.

The Company pays the cost of security services and equipment for the Chief Executive Officer in an amount that the Board of Directors believes is reasonable in light of his security needs and, in the interest of security, requires the Chief Executive Officer to use corporate aircraft for all personal travel. Other senior executive officers may also have security expenses reimbursed and are permitted at times to use corporate aircraft for personal travel, in each case at the discretion of the Chief Executive Officer.

For fiscal 2019, the Company paid a filing fee and related legal fees incurred in connection with a filing by Mr. Iger under the Hart-Scott-Rodino Antitrust Improvements Act (HSR). The filing was required because the dollar value of shares held by Mr. Iger exceeded thresholds established under HSR, due to stock price appreciation and the acquisition of shares under the equity compensation program. The Committee considers it appropriate to pay these expenses because they arose as a result of the operation of the Company's equity compensation program.

Retirement Plans

Named executive officers participate in defined benefit programs available to all of our salaried employees hired prior to January 1, 2012 and defined contribution retirement programs available to all of our salaried employees.

Tax-qualified defined benefit and defined contribution plans limit the benefit to participants whose compensation or benefits would exceed maximums imposed by applicable tax laws. To provide retirement benefits commensurate with compensation levels, the Company offers non-qualified plans to key salaried employees, including the named executive officers, using substantially the same formula for calculating benefits as is used under the tax-qualified defined benefit plans on compensation in excess of the compensation limitations and maximum benefit accruals. The Company also offers deferral of income in addition to that permitted under tax qualified defined contribution plans.

Additional information regarding the terms of retirement and deferred compensation programs for the named executive officers is included in "Compensation Tables — Pension Benefits" and "Compensation Tables — Fiscal 2019 Nonqualified Deferred Compensation Table."

Changes for Fiscal 2020

After consideration of changes in the Company's business and shareholder feedback, the Compensation Committee determined that for annual performance-based restricted stock units granted in fiscal 2020, half of the awards will vest based on three year average return on invested capital in lieu of the relative EPS standard used in fiscal 2019. The other half of annual performance-based restricted stock units granted in fiscal 2020 will continue to vest based on total shareholder return relative to the S&P 500.

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The Walt Disney Company Notice of 2020 Annual Meeting and Proxy Statement 23

Risk Management Considerations

The Compensation Committee believes that the following features of performance-based bonus and equity programs appropriately incentivize the creation of long-term shareholder value while discouraging behavior that could lead to excessive risk:

  •
  Financial Performance Measures.  The financial metrics used to determine the amount of an executive's bonus are measures the Committee believes drive long-term shareholder value. The ranges set for these measures are intended to reward success without encouraging excessive risk-taking.
  •
  Limit on Bonus.  The overall bonus opportunity is not expected to exceed two times the target amount, no matter how much financial performance exceeds the ranges established at the beginning of the fiscal year.
  •
  Equity Vesting Periods.  Performance-based stock units generally vest in three years. Time-based stock units and options vest annually over four years and options remain exercisable for 10 years. These periods are designed to reward sustained performance over several periods, rather than performance in a single period.
  •
  Equity Retention Guidelines.  Named executive officers are required to acquire within five years of becoming an executive officer, and hold as long as they are executive officers of the Company, shares (including restricted stock units) having a value of at least three times their base salary amounts, or five times in the case of the Chief Executive Officer. If these levels have not been reached, these officers are required to retain ownership of shares representing at least 75% of the net after-tax gain (100% in the case of the Chief Executive Officer) realized on exercise of options for a minimum of 12 months. Based on holdings of units and shares on January 3, 2020, each named executive officer exceeded the minimum holding requirement on that date.
  •
  No Hedging or Pledging.  The Company's insider trading compliance program prohibits members of the Board of Directors, named executive officers and all other employees subject to the Company's insider trading compliance program from entering into any transaction designed to hedge, or having the effect of hedging, the economic risk of owning the Company's securities and prohibits these persons from pledging Company securities.
  •
  Clawback Policy.  If the Company is required to restate its financial results due to material noncompliance with financial reporting requirements under the securities laws as a result of misconduct by an executive officer, applicable law permits the Company to recover incentive compensation from that executive officer (including profits realized from the sale of Company securities). In such a situation, the Board of Directors would exercise its business judgment to determine what action it believes is appropriate. Action may include recovery or cancellation of any bonus or incentive payments made to an executive on the basis of having met or exceeded performance targets during a period of fraudulent activity or a material misstatement of financial results if the Board determines that such recovery or cancellation is appropriate due to intentional misconduct by the executive officer that resulted in performance targets being achieved that would not have been achieved absent such misconduct. Under the Amended and Restated 2011 Stock Incentive Plan for which the Company seeks approval at this meeting, equity clawbacks pursuant to the plan would be expanded to permit clawback where there is reputational or financial harm to the Company, even in the absence of a restatement.

At the Compensation Committee's request, management conducted its annual assessment of the risk profile of our compensation programs in December 2019. The assessment included an inventory of the compensation programs at each of the Company's segments and an evaluation of whether any program contained elements that created risks that could have a material adverse impact on the Company. Management provided the results of this assessment to Pay Governance LLC, which evaluated the findings and reviewed them with the Committee. As a result of this review, the Committee determined that the risks arising from the Company's policies and practices are not reasonably likely to have a material adverse effect on the Company.

Other Considerations

Timing of Equity Awards

Equity awards are made on dates the Compensation Committee meets. Committee meetings are normally scheduled well in advance and are not scheduled with an eye to announcements of material information regarding the Company. The Committee may make an award with an effective date in the future contingent on

24

Executive Compensation

commencement of employment, execution of a new employment agreement or some other subsequent event, or may act by unanimous written consent on the date of such an event when the proposed issuances have been reviewed by the Committee prior to the date of the event.

Extended Vesting of Equity Awards

Options and restricted stock units continue to vest beyond retirement (and options remain exercisable) if (1) they were awarded at least one year prior to the date of an employee's retirement and (2) the employee was age 60 or older and had at least ten years of service on the date such employee retired. In these circumstances:

  •
  Options continue to vest following retirement according to the original vesting schedule. They remain exercisable for up to five years following retirement. Options do not, however, remain exercisable beyond the original expiration date of the option.
  •
  Restricted stock units continue to vest following retirement according to the original vesting schedule, but vesting remains subject to any applicable performance conditions (except, in some cases, the test to ensure that the compensation is deductible pursuant to Section 162(m)).

The extended vesting and exercisability is not available to certain employees outside the United States.

Options and restricted stock units awarded to executive officers with employment agreements also continue to vest (and options remain exercisable) beyond termination of employment if the executive's employment is terminated by the Company without cause or by the executive with good reason. In this case, options and restricted stock units continue to vest (and options remain exercisable) as though the executive remained employed through the end of the stated term of the employment agreement. If the executive would be age 60 or older and have at least ten years of service as of the end of the stated term of the employment agreement, the options and restricted stock units awarded at least one year prior to the end of the stated term of the agreement would continue to vest (and options remain exercisable) beyond the stated term of the employment agreement as described above.

Deductibility of Compensation

For taxable years commencing after 2017, Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1 million paid to any person whose compensation was required to be included in the Company proxy statement for any fiscal year after 2016 because such person was either the Company's Chief Executive Officer or Chief Financial Officer or was one the Company's three other most highly compensated executive officers for such fiscal year. Accordingly, to the extent that compensation in excess of $1 million is payable to any such person in any fiscal year after fiscal 2018, such excess amount is likely to be non-deductible by the Company for federal income tax purposes. However, Section 162(m) exempts qualifying performance-based compensation paid after fiscal 2018 pursuant to a binding written agreement in effect on November 2, 2017. Thus, performance-based awards that were outstanding on that date or awarded thereafter pursuant to a binding written agreement can be exempt from the deduction limit if applicable requirements are met. Ms. McCarthy and Ms. Parker's employment contracts have been in place without amendment from prior to November 2, 2017.

Awards to executive officers under the annual performance-based bonus program and the long-term incentive program that were (i) granted prior to November 2, 2017 or (ii) may continue to qualify for the exemption because they are granted pursuant to a binding written agreement in effect on such date, have been or will be made payable or vest subject to achievement of a performance test based on adjusted net income in order to qualify for the exemption from Section 162(m), to the extent available. If this test is satisfied, the additional performance tests described in this Compensation Discussion and Analysis are applied to determine the actual payout of such bonuses and awards, which in order to remain deductible may not be more than the maximum level funded based on achievement of the Section 162(m) test. Adjusted net income means net income adjusted, as appropriate, to exclude the following items or variances: change in accounting principles; acquisitions; dispositions of a business; asset impairments; restructuring charges; extraordinary, unusual or infrequent items; and extraordinary litigation costs and insurance recoveries. For fiscal 2019, the adjusted net income target was $6.3 billion, and the Company achieved adjusted net income of $10.9 billion. Net income was adjusted to account for the TFCF and Hulu transactions, Hulu gain, restructuring and impairment charges, transaction purchase accounting, discontinued operations and the tax impacts and bond tender related to the TFCF acquisition.

Therefore, the Section 162(m) test was satisfied with respect to bonuses earned in fiscal 2019 and restricted stock units vesting based on fiscal 2019 results.

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The Walt Disney Company Notice of 2020 Annual Meeting and Proxy Statement 25

Compensation Process

The following table outlines the process for determining annual compensation awards for named executive officers:

Salaries	Performance-Based Bonus

•

Annually, normally at the end of the calendar year, the Chief Executive Officer recommends salaries for NEOs other than himself for the following calendar year

•

Compensation Committee reviews proposed salary changes with input from its consultant

•

Committee determines annual salaries for all NEOs

•

Committee reviews determinations with the other non-management directors

•

Committee participates in regular Board review of operating plans and results and review of annual operating plan at the beginning of the fiscal year

•

Management recommends financial and other performance measures, weightings and ranges

•

Early in the fiscal year, the Committee reviews proposed performance measures and ranges with input from its consultant and develops performance measures and ranges that it believes establish appropriate stretch goals

Equity Awards	• Chief Executive Officer recommends bonus targets for NEOs other than himself

•

In first fiscal quarter, the Chief Executive Officer recommends grant date fair value of awards for NEOs other than himself

•

Committee reviews proposed awards with input from its consultant (described on page 26) and reviews with other non-management directors

•

Committee determines the dollar values of awards

•

Exercise price and number of options and restricted stock units are determined by formula based on market price of common shares on the date of award

•

Early in the fiscal year, the Committee reviews bonus measure ranges with input from its consultant and in light of the targets established by employment agreements and competitive conditions and determines bonus target opportunity as a percentage of fiscal year-end salary for each NEO

•

After the end of the fiscal year, management presents financial results to the Committee

•

Chief Executive Officer recommends other performance factor multipliers for NEOs other than himself

•

Committee reviews the results and determines whether to make any adjustments to financial results and determines other performance factor multipliers and establishes bonus

•

Committee reviews determinations with the other non-management directors and, in the case of the Chief Executive Officer, seeks their concurrence in the Committee's determination

The following table outlines the process for determining terms of employment agreements and compensation plans in which the named executive officers participate:

Employment Agreements	Compensation Plans
Chief Executive Officer

•

Committee arrives at proposed terms of agreement with input from its consultant

•

Committee recommends terms of agreement to other non-management directors following negotiation with the Chief Executive Officer

•

Committee participates with other non-management directors in determining terms of agreement for the Chief Executive Officer

Other NEOs

•

Chief Executive Officer recommends terms of agreements

•

Committee reviews proposed terms of agreements with input from its consultant

•

Committee determines material terms of agreements, subject to consultation with the Board where the Committee deems appropriate

•

Committee requests management and its consultant to review compensation plans

•

Management and its consultant recommend changes to compensation plans in response to requests or on their own initiative

•

Committee reviews proposed changes to compensation plans with input from its consultant

•

Committee determines changes to compensation plans or recommends to the Board if Board action is required

•

Committee participates with Board in determining changes when Board action is required

26

Executive Compensation

Management Input

In addition to the Chief Executive Officer recommendations described above, management regularly:

  •
  provides data, analysis and recommendations to the Compensation Committee regarding the Company's executive compensation programs and policies;
  •
  administers those programs and policies as directed by the Committee;
  •
  provides an ongoing review of the effectiveness of the compensation programs, including competitiveness and alignment with the Company's objectives; and
  •
  recommends changes to compensation programs if needed to help achieve program objectives.

The Committee meets regularly in executive session without management present to discuss compensation decisions and matters relating to the design and operation of the executive compensation program.

Compensation Consultant

The Compensation Committee retained two firms as compensation consultant during fiscal 2019. Frederic W. Cook & Co., Inc. served as the compensation consultant until March 2019, after which Pay Governance LLC was retained as the compensation consultant. The consultant assists the Committee's development and evaluation of compensation policies and practices and the Committee's determinations of compensation awards by:

  •
  attending Committee meetings;
  •
  meeting with the Committee without management present;
  •
  providing third-party data, advice and expertise on proposed executive compensation awards and plan designs;
  •
  reviewing briefing materials prepared by management and outside advisers and advising the Committee on the matters included in these materials, including the consistency of proposals with the Committee's compensation philosophy and comparisons to programs at other companies; and
  •
  preparing its own analysis of compensation matters, including positioning of programs in the competitive market and the design of plans consistent with the Committee's compensation philosophy.

The Committee considers input from the consultant as one factor in making decisions on compensation matters, along with information and analyses it receives from management and its own judgment and experience.

The Compensation Committee has adopted a policy requiring its consultant to be independent of Company management. The Committee performs an annual assessment of the consultant's independence to determine whether the consultant is independent. The Committee assessed Pay Governance LLC's independence in December 2019 and confirmed that the firm's work has not raised any conflict of interest and the firm is independent under the policy.

Peer Groups

  Summary of Peer Groups

The following table summarizes the three distinct peer groups we use for three distinct purposes described in more detail below:

Peer Group	Purpose	Fiscal 2019 Composition
Media Industry Peers	Evaluating compensation levels for the named executive officers	Disney and five other major media companies

General Industry Peers	Evaluating general compensation structure, policies and practices	21 similarly-sized global companies with a consumer orientation and/or strong brand recognition

Performance Peers	Evaluating relative economic performance of the Company	Standard & Poor's (S&P) 500

  Media Industry Peers

The Compensation Committee believes that there is a limited pool of talent with the set of creative and organizational skills needed to run a global creative organization like the Company. The Committee also understands that executives with the background needed to manage a company such as ours have career options with compensation opportunities that normally exceed those available in most other industries, and that compensation levels within the peer group are driven by the dynamics of compensation in the entertainment industry and not the ownership structure of a particular company. Accordingly, the market for executive talent to lead the Company, and the group against which to compare our executive compensation, is best represented by the companies in our media industry peer group. At the beginning of fiscal 2019, companies included in the media industry peer group consisted of CBS, Comcast, Time Warner, 21st Century Fox and Viacom. Time Warner and 21st Century Fox were removed during the year due to acquisitions.

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The Walt Disney Company Notice of 2020 Annual Meeting and Proxy Statement 27

  General Industry Peers

The Committee believes that the features of the Company's overall compensation structure, policies and practices should normally be consistent for all executives. Because the four distinct segments of operations span multiple industries (Media Networks; Parks, Experiences and Products; Studio Entertainment; and Direct-to-Consumer & International), the Committee believes that a consistent approach across the breadth of the Company's operations with respect to features of our overall executive compensation structure is best achieved by reference to a group of general industry peers that is broader than the media industry peers.

The peer group used for establishing compensation structure, policies and practices consists of companies that have:

  •
  A consumer orientation and/or strong brand recognition;
  •
  A global presence and operations;
  •
  Annual revenue no less than 40% and no more than two and a half times our annual revenue; and
  •
  As a general matter, a market capitalization in the range of approximately one-quarter to four times our market capitalization;
  •
  Plus companies that do not meet the revenue or market cap test, but that are included in the peer groups used by one or more of the media industry peers.

The companies that met these criteria and were included at the beginning of fiscal 2019 in our "General Industry Peers" group were:
• Accenture • Alphabet • Amazon.com • AT&T • CBS • Charter Communications • Cisco Systems • Coca-Cola • Comcast • Facebook • IBM	• Intel • Johnson & Johnson • Microsoft • Oracle • PepsiCo • Procter & Gamble • Time Warner • 21st Century Fox • Verizon Communications • Viacom

Time Warner and 21st Century Fox were removed during fiscal 2019 due to acquisitions.

  Performance Peers

The overall financial performance of the Company is driven by the sum of the individual performances of the Company's four segments, each of which competes in different sectors of the overall market. The Committee believes that, given the span of the Company's businesses, the best measure of relative performance is how the Company's diverse businesses have fared in the face of the economic trends that impact companies in the overall market and that the best benchmark for measuring such success is the Company's relative performance compared to that of the companies comprising the S&P 500. Accordingly, the Committee — like the other media companies and many other businesses — has selected the S&P 500 to set the context for evaluating the Company's performance and to measure relative performance for performance-based restricted stock unit awards.

  Changes for Fiscal 2020

Advised by its independent compensation consultants, the Compensation Committee reviewed the criteria for selecting members of the Company's peer groups during fiscal 2019 and, given both consolidation within the media industry and the Company's reorganization of business segments to recognize the importance of our direct-to-consumer strategy, made changes to the peer group for fiscal 2020. For fiscal 2020, the Committee expanded the Company's media industry peer groups to include more technology focused companies entering the media industry, adding Alphabet, Amazon.com, Apple, AT&T, Discovery, Facebook and Netflix to our media industry peers, and retaining current peers, CBS, Comcast and Viacom. As noted above, Time Warner and 21st Century Fox were removed in 2019 due to acquisitions. During fiscal 2020, CBS and Viacom merged into ViacomCBS. Consistent with our practice, our additional media industry peers will be included in our general industry peer group as well. The Committee also removed companies that no longer align with the Company's core business from the general industry peer group. These removals included Accenture, Coca-Cola, Johnson & Johnson, PepsiCo and Procter & Gamble.

2019 Compensation Decisions

This section discusses the specific decisions made by the Compensation Committee in fiscal 2019 or with respect to fiscal 2019 compensation. These decisions were made taking into consideration the results of the most recent shareholder advisory votes on executive compensation.

28

Executive Compensation

Employment Agreements

For Mr. Iger's compensation, this section details three distinct rounds of adjustments to reduce compensation or increase the rigor of performance criteria following the December 2017 amendment to Mr. Iger's employment agreement. This section also discusses an amendment to Mr. Braverman's employment agreement.

December 2017 Amendment to Mr. Iger's Employment Agreement

As discussed in the proxy statements for the Company's 2018 and 2019 annual meetings, in December 2017, in connection with the Company's signing of a merger agreement relating to the TFCF acquisition, the Board and Mr. Iger agreed to extend to December 31, 2021 the period during which Mr. Iger would remain employed with the Company and serve as Chairman and Chief Executive Officer if the TFCF acquisition were completed. This employment extension was entered into following the Board's conclusion that Mr. Iger was the best person to lead Disney through the acquisition and integration of TFCF. Pursuant to the terms of the agreement, in connection with this extension, Mr. Iger's base salary increased to $3.0 million effective January 1, 2018 and would increase to $3.5 million, his target annual incentive would increase to $20 million and his annual target long-term incentive award would increase to $25 million (with the potential payout on performance units increased to 200% of target) when the TFCF acquisition was completed. Mr. Iger also received an award of 245,098 restricted stock units that vest over four years regardless of whether the transaction was completed. These terms were subsequently amended to reflect changes following the investor engagement as previously described under Compensation Discussion and Analysis — Introduction — Shareholder Engagement above.

At the time of his employment agreement extension, Mr. Iger also received an award of 687,898 performance-based units that would vest on December 31, 2021 if (1) the TFCF acquisition were completed and (2) subject to satisfaction of a performance-vesting requirement based on total shareholder return of the Company's common stock relative to the total shareholder returns of the S&P 500.

November 2018 Amendment to Mr. Iger's Employment Agreement

On November 30, 2018, following extensive engagement with investors regarding the terms of the compensation received by Mr. Iger in connection with the December 2017 extension of his employment agreement, the Board and Mr. Iger agreed to increase the rigor of the performance test relating to the aforementioned performance-based award.

As originally awarded, 50% of the target number of units would have been earned if the Company's total shareholder return ("TSR") over the applicable performance period equaled the 25th percentile of the total shareholder return of the companies in the S&P 500 Index ("Relative TSR"), with the target number of units being earned at the 50th percentile, and a maximum of 150% of the target number of units being earned at the 75th percentile. As revised:

  •
  No units will be earned if the Company's Relative TSR is less than or equal to the 25th percentile, the level at which the target number of units is earned has increased from the 50th percentile to the 65th percentile, and the maximum number of units that can be earned (at the 75th percentile) has decreased from 150% to 125%.
  •
  The percentage of the target number of units earned is determined by mathematical linear interpolation at performance levels between the 25th and the 65th percentile (from 0% at the 25th to 100% at the 65th percentile), and between the 65th and the 75th percentile (from 100% at the 65th to 125% at the 75th percentile).

In addition, if the Company's TSR over the performance period is negative, Mr. Iger may not earn more than 100% of the target number of units.

To maintain the initial negotiated value of the award as of the time it was granted in light of more challenging performance criteria that reduce the likelihood of earning the units, the target number of units subject to the award was increased to 937,599 units, as determined by applying a Monte Carlo simulation and the price of the Company's common stock established for purposes of applying the exchange ratio under the merger agreement for the TFCF acquisition.

As a result of this amendment and the more rigorous performance criteria, Mr. Iger will receive fewer shares than under the original award if the Company's Relative TSR does not exceed the 60.5th percentile over the performance period. For example:

  •
  At the 25th percentile, Mr. Iger will receive no shares versus 343,949 shares under the original award, a reduction of 100%.
  •
  At the 35th percentile, Mr. Iger will receive 234,400 shares versus 481,529 shares under the original award, a reduction of 51%.
  •
  At the 50th percentile, Mr. Iger will receive 585,999 shares versus 687,898 shares under the original award, a reduction of 15%.
  •
  At the 60.5th percentile, Mr. Iger will receive shares equivalent to the number he would have received under the original award at the 60.5th percentile, and at the 75th percentile and above will receive no more than a 14% increase in achievable units compared to the original award.

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The Walt Disney Company Notice of 2020 Annual Meeting and Proxy Statement 29

The Board and Mr. Iger also agreed that annual performance share unit awards granted to Mr. Iger following the closing of the TFCF acquisition will include the limitation to 100% of the target number of units if the Company's TSR over the relevant performance period is negative.

March 2019 Amendment to Mr. Iger's Employment Agreement

In response to further feedback from investors and shortly before the Company's annual meeting in March 2019, the Company and Mr. Iger entered into an additional amendment to Mr. Iger's employment agreement that was focused on changes to Mr. Iger's annual compensation.

These changes included:

  •
  Reduced by $13.5 million the annual total compensation opportunities that the Company would have made available to Mr. Iger upon the closing of the TFCF acquisition as follows:
  o
  eliminated the annual base salary increase of $0.5 million and thus maintained annual base salary at $3.0 million;
  o
  eliminated the annualized $8.0 million increase in annual target bonus opportunity and thus maintained annual target bonus opportunity at $12.0 million; and
  o
  decreased by $5.0 million the annual target long-term incentive award opportunity for periods following closing of the TFCF acquisition to $20.0 million.
  •
  Provided that the terms and conditions with respect to the long-term performance awards are the same in all material respects as the terms applicable to the long-term awards granted to Mr. Iger for the 2017 fiscal year
  •
  Eliminated the increase from 150% to 200% in the maximum opportunity that would have taken effect at closing of the TFCF acquisition with respect to long-term performance awards subject to a total shareholder return performance objective made to Mr. Iger in fiscal 2018 and subsequent fiscal years

December 2019 Bonus Elimination

The amendment dated March 22, 2017 to Mr. Iger's employment agreement provided that Mr. Iger would receive a bonus of $5 million if he completed the term of his employment through July 2, 2019. In response to shareholder feedback regarding total compensation, the Committee discussed with Mr. Iger, and Mr. Iger agreed to the elimination of that $5 million bonus.

Amendment to Mr. Braverman's Employment Agreement

In December 2018, the Company and Mr. Braverman entered into an amendment to Mr. Braverman's employment agreement extending the term of Mr. Braverman's employment from July 2, 2019 to December 31, 2020. Additionally, the amendment increased the target annual long-term equity incentive award value from 225% to 300% of his annual base salary as expected to be in effect at the end of the fiscal year.

In October 2019, following the completion of fiscal 2019, the Company and Mr. Braverman entered into an amendment to Mr. Braverman's employment agreement extending the term of Mr. Braverman's employment from December 31, 2020 to December 31, 2021. Additionally, the amendment increased his annual base salary to $1,750,000 effective September 26, 2019, and thereafter, Mr. Braverman's salary shall be determined by the Company in its sole discretion but shall not be less than $1,750,000. The amendment also increased the target annual long-term equity incentive award value from 300% to 350% of his annual base salary.

Performance Goals

The Compensation Committee normally develops performance goals for each fiscal year early in that year, and evaluates performance against those goals after the fiscal year has ended to arrive at its compensation decisions.

Goals

  Financial Performance

In November 2018, the Compensation Committee reviewed the annual performance-based bonus program. The Committee determined to retain the financial measures and relative weights for calculating the portion of the named executive officers' bonuses that is based on financial performance as follows:

  •
  adjusted segment operating income (25.0%)
  •
  adjusted EPS (28.6%)
  •
  adjusted after-tax free cash flow (21.4%)
  •
  adjusted return on invested capital (25.0%)

The Committee retained these measures and weightings, which are unchanged from the previous fiscal year, because it believes successful performance against these measures promotes the creation of long-term shareholder value.

30

Executive Compensation

The Committee also developed performance ranges for each of the measures in November 2018. These ranges are used to determine the multiplier that is applied to 70% of each named executive officer's target bonus. The overall financial performance multiple is equal to the weighted average of the performance multiples for each of the four measures. The performance multiple for each measure is zero if performance is below the bottom of the range and varies from 35% at the low end of the range to a maximum of 200% at the top end of the range. The Committee believes the top of each range represents extraordinary performance and the bottom represents disappointing performance.

For fiscal 2019, the Committee increased the overall level of the ranges for adjusted EPS, adjusted after-tax free cash flow and adjusted return on invested capital to provide incentives for overall growth. The Committee recognized the significant investments in our direct-to-consumer business, and therefore reduced the overall level of the range for adjusted segment operating income. The following table shows actual performance in fiscal 2018 and the performance ranges chosen by the Committee for fiscal 2019 (dollars in millions except per share amounts):

	Fiscal 2018 Actual	Fiscal 2019 Performance Range

Adjusted Segment Operating Income*	$15,919	$11,643-$16,089

Adjusted EPS*	$6.48	$5.06-$7.35

Adjusted After-Tax Free Cash Flow**	$9,327	$4,863-$12,821

Adjusted Return on Invested Capital***	13.0%	11.3%-14.5%

*
For purposes of the annual performance-based bonuses, "adjusted segment operating income" and adjusted EPS reflect the adjustments described on page 32.
**
For purposes of the annual performance-based bonuses, "adjusted after-tax free cash flow" takes into account the adjustments described on page 32 and was defined as cash provided by operations adjusted for cash paid for restructuring costs and less investments in parks, resorts and other properties, all on a consolidated basis.
***
For purposes of the annual performance-based bonuses, "adjusted return on invested capital" takes into account the adjustments described on page 32 and was defined as the aggregate adjusted segment operating income less corporate and unallocated shared expenses (both on an after-tax basis), divided by average net assets (including net goodwill) and related impacts including, all on a consolidated basis.

  Other Performance Factors

The Committee also developed other performance factors for the fiscal 2019 annual bonus in November 2018. The Committee established the following factors based on the recommendation of Mr. Iger and the strategic objectives of the Company:

  •
  Achieve integration and synergy goals related to the TFCF acquisition
  •
  Expand our audience through innovative products and high-quality branded content and storytelling
  •
  Drive the successful development and growth of our direct-to-consumer products
  •
  Increase the diverse composition of our workforce, with a focus on management and executives; actively engage in creating a culture of inclusion and expand inclusive content into the marketplace

Evaluating Performance

The Compensation Committee reviewed the overall operating results of the Company in fiscal 2019, evaluating them against the performance ranges developed by the Committee early in the fiscal year, prior to the closing of the TFCF and Hulu transactions. The Committee made adjustments to financial performance contemplated by the bonus plan design to exclude non-recurring items. Specifically, the Compensation Committee adjusted actual fiscal 2019 performance to exclude the impacts of the partial year consolidation of TFCF and Hulu and related impacts including non-recurring restructuring and impairment charges, purchase accounting, tax impacts, the impact of the bond tender related to the TFCF acquisition, the Hulu gain and discontinued operations.

In its evaluation, the Committee took into account that our named executive officers delivered strong adjusted financial performance even while also presiding over the transformational TFCF acquisition, which significantly enhances the long-term prospects of the Company. This performance contributed to increases in adjusted EPS of 12% and adjusted after-tax free cash-flow of 8%. The adjusted return on invested capital grew 150 basis points, while adjusted segment operating income declined by 4% due in part to the significant investments in our direct-to-consumer business.

Continues on next page ►

The Walt Disney Company Notice of 2020 Annual Meeting and Proxy Statement 31

The following charts illustrate actual performance in fiscal 2019 (as adjusted) compared to performance ranges with respect to each of the relevant financial measures relative to prior year performance and the ranges developed at the beginning of the fiscal year, as well as the resulting performance factor used in calculating the aggregate financial performance goal multiple. Dollars in millions except per share amounts.

Based on these results, the weighted financial performance factor was 173% in fiscal 2019 compared to a factor of 139% in fiscal 2018. Additional detail regarding the performance of the Company is set forth in the proxy statement summary beginning on page 1 and our Annual Report on Form 10-K for fiscal 2019.

With respect to the other performance factors, the Committee recognized the overall early performance of TFCF and Hulu. For information regarding the contributions of these businesses, see our Annual Report on Form 10-K for fiscal 2019. The Committee took favorably into account as part of its other performance factor consideration the transformative accomplishments of the named executive officers, including:

  •
  executing the organizational changes made to facilitate the Company's direct-to-consumer strategy;
  •
  closing and integrating the TFCF acquisition;
  •
  management's actions to meaningfully exceed the Company's initial cost synergy commitment;
  •
  the immediate impact TFCF's assets are having on our direct-to-consumer initiatives (including, for example, the inclusion of National Geographic and The Simpsons content on Disney+ and FX content on Hulu); and
  •
  the progress made in creating a strong creative collaboration across the legacy Disney and TFCF teams.

See tabular disclosure for each named executive officer below under "Individual Compensation Decisions" for additional information regarding key contributions and accomplishments of each named executive officer.

Individual Compensation Decisions

Elimination of Mr. Iger's $5 Million Completion Bonus

As described above, following our 2019 Annual Meeting, the Compensation Committee continued to consider shareholder feedback regarding Mr. Iger's executive compensation, particularly the quantum of his overall compensation. Accordingly, in December 2019, the Committee discussed with Mr. Iger, and Mr. Iger agreed to the elimination of $5 million Mr. Iger would have been paid for having fulfilled his commitment to complete the July 2, 2019 term of his employment pursuant to the amendment to his employment agreement dated March 22, 2017.

32

Executive Compensation

Annual Compensation Decisions

The following table summarizes annual compensation decisions made by the Committee with respect to each of the named executive officers. The Committee established the salary and performance-based bonus target multiple of salary for each of the named executive officers early in the fiscal year (except as noted below). The final bonus award was calculated after the fiscal year ended using the financial performance factor of 173% described above. The other performance factors determined by the Committee described below applied to the target bonus opportunity for that executive.

	Salary	Performance-Based Bonus				Equity Awards

	Fiscal Year End 2019 Annual Salary	Target	Financial Performance Factor[1]	Other Performance Factor[2]	Award Amount	Value		Target Performance Units[3]		Time- Based Units[3]	Options[3]
Robert A. Iger	$3,000,000	$12,000,000	173%	200%	$21,750,000	$19,656,186	[4]	86,824	[4]	—	338,694	[4]

Alan N. Braverman	$1,750,000	$3,500,000	173%	200%	$6,340,000	$5,000,037		12,777		13,570	69,655

Christine M. McCarthy	$1,800,000	$3,600,000	173%	200%	$6,520,000	$5,500,090		14,055		14,927	76,621

M. Jayne Parker	$1,054,463	$1,476,248	173%	200%	$2,680,000	$3,400,162		8,689		9,228	47,366

Zenia B. Mucha	$1,161,840	$1,452,300	173%	200%	$2,630,000	$2,600,092		6,644		7,057	36,221

1
Multiplied by 70% of the target amount.
2
Multiplied by 30% of the target amount.
3
The number of restricted stock units and options was calculated from the value of the award as described in the table on pages 21 to 22.
4
In connection with the close of the TFCF acquisition, Mr. Iger was granted 11,003 PBUs and 46,803 options on March 21, 2019. These awards have an aggregate value of $2,373,682.

The compensation set forth above and described below differs from the total compensation reported in the Summary Compensation Table as follows:

  •
  the compensation set forth above does not include the change in pension value and nonqualified deferred compensation earnings as these items do not reflect decisions made by the Committee during the fiscal year.
  •
  the compensation set forth above does not include perquisites and benefits and other compensation as these items are generally determined by contract and do not reflect decisions made by the Committee during the fiscal year.

The Committee's determination on each of these matters was based on the recommendation of Mr. Iger (except in the case of his own compensation), the parameters established by the executive's employment agreement and the factors described below. In determining the appropriate other performance factor for individual executives, the Committee and Mr. Iger take into consideration that the named executive officers operate as a team in contributing to success across the Company. In addition, in determining equity awards, the Committee considered its overall long-term incentive guidelines for all executives, which, in the context of the competitive market for executive talent, attempt to balance the benefits of incentive compensation tied to performance of the Company's common stock with the dilutive effect of equity compensation awards.

The Walt Disney Company Notice of 2020 Annual Meeting and Proxy Statement 33

Mr. Iger

Salary	Mr. Iger's 2019 annual salary rate was unchanged from his 2018 salary and is equal to the amount set in his employment agreement.
Performance- based Bonus	Target Bonus
Mr. Iger's fiscal 2019 target bonus amount was unchanged from fiscal 2018 and is equal to the amount provided for in his employment agreement.

Other Performance Factor
The Compensation Committee applied a factor of 200% with respect to other performance factors for Mr. Iger in fiscal 2019 compared to a factor of 175% in fiscal 2018. In fiscal 2019, Mr. Iger provided outstanding leadership in achieving improvements in financial performance while continuing to position the Company for future growth, highlighted by the acquisition of TFCF and the development of a direct-to-consumer strategy. Other key accomplishments during the year included:

•

Outstanding Studio performance with five films generating over $1 billion in global box office sales. The successful slate included Avengers: Endgame, The Lion King, Captain Marvel, Toy Story 4 and Aladdin.

•

Record operating results at Parks & Resorts, while opening Star Wars: Galaxy's Edge at Disneyland and Walt Disney World.

•

Expansion of our direct-to-consumer streaming offering with the acquisition of operating control over Hulu and preparation for the successful launch of Disney+.

•

The naming of Disney as one of the "Most Reputable Companies" by Forbes and one of the world's "Most Admired Companies" by Fortune. Disney was also recognized as the #1 "Most Innovative Company" in Media by Fast Company and #1 in the "Brand Intimacy Study" by MBLM, which recognized our power in building bonds with consumers.

Equity Award Value	The Committee left the value of Mr. Iger's annual equity award approximately equal to the value of his fiscal 2018 award. In addition to his annual equity award, in connection with the TFCF acquisition, Mr. Iger received a grant of both performance-based stock units and options valued at $2,373,682 pursuant to the terms of his employment agreement. The amount of this additional award was based on the timing of the closing of the TFCF acquisition.

Mr. Braverman

Salary	The Committee increased Mr. Braverman's salary to $1,750,000 in connection with his October contract extension, effective September 26, 2019, to reflect changes in the market for executive talent and his continued outstanding performance.
Performance- based Bonus	Target Bonus
Mr. Braverman's target bonus for fiscal 2019 is equal to two times his fiscal year-end salary, as set forth in his employment agreement.

Other Performance Factor
The Committee applied a factor of 200% with respect to other performance factors for Mr. Braverman in fiscal 2019 compared to a factor of 166% in fiscal 2018. The determination this year reflected Mr. Iger's recommendation and Mr. Braverman's accomplishments during the year, which included:

•

Oversight of legal strategy of the acquisition of TFCF, including the responsibility for managing the antitrust and other regulatory clearances.

•

Continued leadership of the Company's legal positions on significant litigation matters, transactions and regulatory developments.

•

Oversight of the regulatory and transactional legal work associated with executing the required sale of TFCF's regional sports networks in the U.S.

•

Continued promotion of diversity of hiring in the legal department and promotion of the department's pro bono legal program, each of which resulted in industry recognition.

Equity Award Value	The equity award value for Mr. Braverman is equal to 2.9 times his fiscal year-end salary.
34

Executive Compensation

Ms. McCarthy

Salary	Ms. McCarthy's 2019 annual salary was unchanged from her 2018 salary and is equal to the amount set in her employment agreement.
Performance- based Bonus	Target Bonus
Ms. McCarthy's target bonus for fiscal 2019 is equal to two times her fiscal year-end salary, as set forth in her employment agreement.

Other Performance Factor
The Committee applied a factor of 200% with respect to other performance factors for Ms. McCarthy in fiscal 2019 compared to a factor of 166% in fiscal 2018. The determination this year reflected Mr. Iger's recommendation and Ms. McCarthy's accomplishments during the year, which included:

•

Oversight and execution of financing for key business initiatives, including the acquisition of TFCF.

•

Implementation of Disney's new segment reporting structure and integration of TFCF's businesses into all financial processes.

•

Oversight of the transactional financial work associated with executing the required sale of TFCF's regional sports networks in the U.S.

•

Continued promotion of diversity among the financial organization.

Equity Award Value	The annual equity award value for Ms. McCarthy is equal to 3.1 times her fiscal year-end salary.

Ms. Parker

Salary	The Committee increased Ms. Parker's 2019 salary by 5% to reflect changes in the market for executive talent and her continued outstanding performance.
Performance- based Bonus	Target Bonus
Ms. Parker's target bonus for fiscal 2019 is equal to 1.4 times her fiscal year-end salary, as set forth in her employment agreement.

Other Performance Factor
The Committee applied a factor of 200% with respect to other performance factors for Ms. Parker in fiscal 2019 compared to a factor of 173% in fiscal 2018. The determination this year reflected Mr. Iger's recommendation and Ms. Parker's accomplishments during the year, which included:

•

Leadership of the human resources strategy relating to the TFCF acquisition by developing and implementing a support model with dedicated resources and project management plans to ensure successful integration.

•

Continued enhancement of employee experience through a variety of initiatives, including Disney Aspire, an employee education program with over 11,000 U.S. hourly employees participating.

•

Continued development of world-class talent through an executive assessment process for developing senior executive candidates.

•

Leadership through multiple natural disasters and employee emergency events and continued integration of strong global security and intellectual property protection practices in response to a heightened security environment worldwide.

Equity Award Value	The equity award value for Ms. Parker is equal to 3.2 times her fiscal year-end salary.
The Walt Disney Company Notice of 2020 Annual Meeting and Proxy Statement 35

Ms. Mucha

Salary	Ms. Mucha's 2019 annual salary was unchanged from her 2018 salary and is equal to the amount set in her employment agreement.
Performance- based Bonus	Target Bonus
Ms. Mucha's target bonus for fiscal 2019 is equal to 1.25 times her fiscal year-end salary, as set forth in her employment agreement.

Other Performance Factor
The Committee applied a factor of 200% with respect to other performance factors for Ms. Mucha in fiscal 2019 compared to a factor of 133% in fiscal 2018. The determination this year reflected Mr. Iger's recommendation and Ms. Mucha's accomplishments during the year, which included:

•

Enhancement of the reputation of the Disney brand worldwide through leadership of global communications for the Company and all its business units.

•

Expansion of the use of cutting-edge communication systems in order to measure the Company's reputation and detect potential crises before they happen.

•

Execution of strategic communication plans in support of the launch of the Company's strategic initatives, including the direct-to-consumer business and Disney+, the TFCF acquisition and the reorganization of the Company's business segments.

•

Utilization of Disney's array of social media platforms and digital communications vehicles to reach the Company's audience directly.

Equity Award Value	The equity award value for Ms. Mucha is equal to 2.2 times her fiscal year-end salary.

Compensation Committee Report

The Compensation Committee has:

(1)
reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management; and
(2)
based on this review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's proxy statement relating to the 2020 Annual Meeting of shareholders.

Members of the Compensation Committee

Mary T. Barra
Maria Elena Lagomasino (Chair)
Mark G. Parker

36

Executive Compensation

Compensation Tables

Fiscal 2019 Summary Compensation Table

The following table provides information concerning the total compensation earned in fiscal 2017 (except for Ms. Mucha, who was not a named executive officer in that year), fiscal 2018 and fiscal 2019 by the chief executive officer, the chief financial officer, and three other persons serving as executive officers at the end of fiscal 2019 who were the most highly compensated executive officers of the Company in fiscal 2019. These five officers are referred to as the named executive officers or NEOs in this proxy statement. Information regarding the amounts in each column follows the table.

Name and Principal Position	Fiscal Year	Salary	Stock Awards[1]	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings[2]	All Other Compensation	Total
Robert A. Iger	2019	$3,000,000	$10,072,895	$9,583,291	$21,750,000	$1,967,234	$1,144,342	$47,517,762

Chairman and Chief Executive	2018	2,875,000	35,352,327	8,270,976	18,000,000	—	1,146,911	65,645,214

Officer	2017	2,500,000	8,984,191	8,298,322	15,200,000	—	1,301,167	36,283,680

Alan N. Braverman	2019	1,660,061	3,000,026	2,000,011	6,340,000	$639,894	79,888	13,719,880

Senior Executive Vice President,	2018	1,600,213	2,400,080	1,600,004	4,750,000	—	69,233	10,419,530

General Counsel and Secretary	2017	1,565,000	1,878,142	1,252,020	3,600,000	56,359	95,938	8,447,459

Christine M. McCarthy	2019	1,800,000	3,300,064	2,200,026	6,520,000	$1,083,130	70,935	14,974,155

Senior Executive Vice President	2018	1,533,750	2,700,063	1,800,001	5,300,000	434,539	71,397	11,839,750

and Chief Financial Officer	2017	1,323,077	1,950,118	1,300,000	3,450,000	852,787	70,600	8,946,582

M. Jayne Parker	2019	1,041,717	2,040,137	1,360,025	2,680,000	$1,807,756	91,227	9,020,862

Senior Executive Vice President and	2018	996,938	1,950,105	1,300,022	2,100,000	380,524	80,456	6,808,045

Chief Human Resources Officer	2017	851,154	1,320,171	880,020	1,570,000	392,107	77,112	5,090,564

Zenia B. Mucha	2019	1,161,840	1,560,075	1,040,017	2,630,000	$1,128,891	41,968	7,562,791

Senior Executive Vice President and	2018	961,150	1,269,161	846,016	2,000,000	—	24,452	5,100,779
Chief Communications Officer

1
Stock awards for each fiscal year include awards subject to performance conditions that were valued based on the probability that performance targets will be achieved. Assuming the highest level of performance conditions are achieved, the grant date stock awards values would be as follows:

Fiscal Year	Mr. Iger	Mr. Braverman	Ms. McCarthy	Ms. Parker	Ms. Mucha
2019	$14,375,162	$3,618,582	$3,980,490	$2,460,786	$1,881,722

2018	149,639,748	2,852,152	3,208,650	2,317,405	1,508,227

2017	12,447,500	2,240,131	2,325,983	1,574,625	—

2
As described more fully under "Change in Pension Value and Nonqualified Deferred Compensation Earnings" below, changes in pension value in 2019 were driven largely by changes in the discount rate applied to calculate the present value of future pension payments. In fiscal 2018, the changes in pension value for Mr. Iger, Mr. Braverman and Ms. Mucha were negative $833,295, $167,536 and $524,820. In fiscal 2017, the change in pension value for Mr. Iger was negative $428,437.

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The Walt Disney Company Notice of 2020 Annual Meeting and Proxy Statement 37

Salary.    This column sets forth the base salary earned during each fiscal year.

Stock Awards.    This column sets forth the grant date fair value of the restricted stock unit awards granted to the named executive officers during each fiscal year as part of the Company's long-term incentive compensation program. The grant date fair value of these awards was calculated by multiplying the number of units awarded by the average of the high and low trading price of the Company's common stock on the grant date, subject to valuation adjustments for restricted stock unit awards subject to vesting conditions other than the test to assure deductibility under Section 162(m) of the Internal Revenue Code. The valuation adjustments for performance-based awards reflect the fact that the number of shares received on vesting varies based on the level of performance achieved and were determined using a Monte Carlo simulation that determines the probability that the performance targets will be achieved. The grant date fair value of the restricted stock unit awards granted during fiscal 2019 is also included in the Fiscal 2019 Grants of Plan Based Awards table on page 40.

Option Awards.    This column sets forth the grant date fair value of options to purchase shares of the Company's common stock granted to the named executive officers during each fiscal year. The grant-date fair value of these options was calculated using a binomial option pricing model. The assumptions used in estimating the fair value of these options are set forth in footnote 13 to the Company's Audited Financial Statements for fiscal 2019. The grant date fair value of the options granted during fiscal 2019 is also included in the Fiscal 2019 Grants of Plan Based Awards table on page 40.

Non-Equity Incentive Plan Compensation.    This column sets forth the amount of compensation earned by the named executive officers under the Company's annual performance-based bonus program during each fiscal year. A description of the Company's annual performance-based bonus program is included in the discussion of "Fiscal 2019 Total Direct Compensation" in the "Executive Compensation Program Structure" section beginning on page 21, and the determination of performance-based bonuses for fiscal 2019 is described in the "2019 Compensation Decisions" section of the Compensation Discussion and Analysis beginning on page 28.

Change in Pension Value and Nonqualified Deferred Compensation Earnings.    This column reflects the aggregate change in the actuarial present value of each named executive officer's accumulated benefits under all defined benefit plans, including supplemental plans, during each fiscal year. The amounts reported in this column vary with a number of factors, including the discount rate applied to determine the value of future payment streams. The discount rate used pursuant to pension accounting rules to calculate the present value of future payments was 3.88% for fiscal 2017, 4.31% for fiscal 2018 and 3.22% for fiscal 2019. Neither increases nor decreases in pension value resulting from changes in the discount rate result in any increase or decrease in benefits payable to participants under the plan. Pension values for some executive officers in fiscal 2018 increased despite the small increases in the discount rate due to the effect of an additional year of service and higher compensation levels. The decrease in the discount rate in fiscal 2019 resulted in substantial increases in the present value of future payments.

Mr. Iger, Ms. McCarthy, Ms. Parker and Ms. Mucha were credited with earnings on deferred compensation as disclosed below under "Fiscal 2019 Deferred Compensation Table." These earnings were at rates that were not above market rates and therefore are not reported in this column.

All Other Compensation.    This column sets forth all of the compensation for each fiscal year that we could not properly report in any other column of the table, including:

  •
  the incremental cost to the Company of perquisites and other personal benefits;
  •
  the amount of Company contributions to employee savings plans;
  •
  the dollar value of insurance premiums paid by the Company with respect to excess liability insurance for the named executive officers; and
  •
  the dollar amount of matching charitable contributions made to charities pursuant to the Company's charitable gift matching program, which is available to all regular US employees with at least one year of service.

The dollar amount of matching charitable contributions was, $50,000 for Mr. Iger, $20,343 for Mr. Braverman, $50,000 for Ms. McCarthy, $49,500 for Ms. Parker and $20,000 for Ms. Mucha.

In accordance with the SEC's interpretations of its rules, this column also sets forth the incremental cost to the Company of certain items that are provided to the named executive officers for business purposes but which may not be considered integrally related to his or her duties.

38

Executive Compensation

The following table sets forth the incremental cost to the Company of each perquisite and other personal benefit that exceeded the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for a named executive officer in fiscal 2019.

	Personal Air Travel	Security	Other	Total
Robert A. Iger	$367,127	$675,544	$45,102	$1,087,773

Alan N. Braverman	—	—	52,977	52,977

Christine M. McCarthy	—	—	14,400	14,400

M. Jayne Parker	—	—	35,078	35,078

Zenia B. Mucha	—	—	15,400	15,400

The incremental cost to the Company of the items specified above was determined as follows:

  •
  Personal air travel: the actual catering costs, landing and ramp fees, fuel costs and lodging costs incurred by flight crew plus a per hour charge based on the average hourly maintenance costs for the aircraft during the year for flights that were purely personal in nature, and a pro-rata portion of catering costs where personal guests accompanied a named executive officer on flights that were business in nature. Where a personal flight coincided with the repositioning of an aircraft following a business flight, only the incremental costs of the flight compared to an immediate repositioning of the aircraft are included. As noted

  on page 23, above, Mr. Iger is required for security reasons to use corporate aircraft for all of his personal travel.

  •
  Security: the actual costs incurred by the Company for providing security services and equipment.

The "Other" column in the table above includes, to the extent a named executive officer elected to receive any of these benefits, the incremental cost to the Company of the vehicle benefit, personal air travel, reimbursement of up to $1,000 per calendar year for wellness-related purposes such as fitness and nutrition management, and reimbursement of expenses for financial consulting. With respect to Mr. Iger, the "Other" column also includes the filing fee and related legal fees incurred in connection with a filing by Mr. Iger under the Hart-Scott-Rodino Antitrust Improvements Act that was required as a result of Mr. Iger's participation in the Company's equity compensation program.

The named executive officers also were eligible to receive the other benefits described in the Compensation Discussion and Analysis under the discussion of "Benefits and Perquisites" in the "Compensation Program Elements" section, which involved no incremental cost to the Company or are offered through group life, health or medical reimbursement plans that are available generally to all of the Company's salaried employees.

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The Walt Disney Company Notice of 2020 Annual Meeting and Proxy Statement 39

Fiscal 2019 Grants of Plan Based Awards Table

The following table provides information concerning the range of awards available to the named executive officers under the Company's annual performance-based bonus program for fiscal 2019 and information concerning the option grants and restricted stock unit awards made to the named executive officers during fiscal 2019. Additional information regarding the amounts reported in each column follows the table.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
			Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Closing Price of Shares Underlying Options	Grant Date Fair Value of Stock and Option Awards
			12/19/2018							291,891	$110.54	$109.22	$8,381,095

	(B	)	12/19/2018				37,911	75,821	113,732				8,901,409	[1]

Robert A. Iger			3/21/2019							46,803	$109.26	$108.66	1,202,196

	(B	)	3/21/2019				5,502	11,003	16,505				1,171,486	[1]

				$4,200,000	$12,000,000	$24,000,000

			12/19/2018							69,655	$110.54	$109.22	$2,000,011

Alan N. Braverman	(A	)	12/19/2018					13,570					1,500,002

	(B	)	12/19/2018				6,389	12,777	19,166				1,500,024	[1]

				$1,225,000	$3,500,000	$7,000,000

			12/19/2018							76,621	$110.54	$109.22	$2,200,026

Christine M. McCarthy	(A	)	12/19/2018					14,927					1,650,002

	(B	)	12/19/2018				7,028	14,055	21,083				1,650,061	[1]

				$1,260,000	$3,600,000	$7,200,000

			12/19/2018							47,366	$110.54	$109.22	$1,360,025

M. Jayne Parker	(A	)	12/19/2018					9,228					1,020,046

	(B	)	12/19/2018				4,345	8,689	13,034				1,020,091	[1]

				$516,687	$1,476,248	$2,952,496

			12/19/2018							36,221	$110.54	$109.22	$1,040,017

Zenia B. Mucha	(A	)	12/19/2018					7,057					780,067

	(B	)	12/19/2018				3,322	6,644	9,966				780,008	[1]

				$508,305	$1,452,300	$2,904,600

1
Stock awards for fiscal 2019 subject to performance conditions were valued based on the probability that performance targets will be achieved. Assuming the highest level of performance conditions are achieved the grant date stock award values would be $1,803,282 for the performance-based award made to Mr. Iger on March 21, 2019, and $12,571,880, $2,118,554, $2,330,460, $1,440,723 and $1,101,642 for Mr. Iger, Mr. Braverman, Ms. McCarthy, Ms. Parker, and Ms. Mucha, respectively, for the performance-based awards made on December 19, 2018.
40

Executive Compensation

Grant Date.    The Compensation Committee made the annual grant of stock options and restricted stock unit awards for fiscal 2019 on December 19, 2018. Pursuant to the terms of his employment agreement, the Compensation Committee awarded Mr. Iger performance-based units and stock options in connection with the close of the TFCF acquisition on March 21, 2019. The Compensation Committee approved awards under the annual performance-based bonus program on December 3, 2019.

Estimated Possible Payouts Under Non-equity Incentive Plan Awards.    As described in the Compensation Discussion and Analysis, the Compensation Committee sets the target bonus opportunity for the named executive officers at the beginning of the fiscal year as a percentage of fiscal year-end salary, and the actual bonuses for the named executive officers may, except in special circumstances such as unusual challenges or extraordinary successes, range from 35% to 200% of the target level based on the Compensation Committee's evaluation of financial and other performance factors for the fiscal year. The bonus amount may be zero, if actual performance is below the specified threshold levels, or less than the calculated amounts if the Compensation Committee otherwise decides to reduce the bonus. As addressed in the discussion of 2019 Compensation Decisions in the Compensation Discussion and Analysis, the employment agreements of each executive officer require that the target used to calculate the bonus opportunity (but not the actual bonus awarded) be at least the amount specified in each agreement. This column shows the range of potential bonus payments for each named executive officer from the threshold to the maximum based on the target range set at the beginning of the fiscal year. The actual bonus amounts received for fiscal 2019 are set forth in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.

Estimated Future Payouts Under Equity Incentive Plan Awards.     This column sets forth the number of restricted stock units awarded to the named executive officers during fiscal 2019 that are subject to the test to assure eligibility for deduction under Section 162(m) and/or to performance tests as described below. These include units awarded to each of the named executive officers as part of the annual grant in December 2018. The units in row A for only Ms. McCarthy and Ms. Parker are subject to the test to assure eligibility under Section 162(m) in reliance on the special grandfather rules for binding written agreements and the units in row B are subject to this test (for only Ms. McCarthy and Ms. Parker) as well as the performance tests described below (for all named executive officers). The vesting dates for all of the outstanding restricted stock unit awards held by the named executive officers as of the end of fiscal 2019 are set forth in the Fiscal 2019 Outstanding Equity Awards at Fiscal Year-End table below.

All units in Row A (plus any shares received as dividend equivalents prior to vesting) vest if the Section 162(m) test is met or is not applicable. This amount is shown in the "target" column for Row A. None of the units vest if the Section 162(m) test is applicable and is not met.

In the case of units in Row B, which are subject to both the Section 162(m) test, where applicable, and the performance tests, none of the units vest if the Section 162(m) test is applicable and is not met and units vest as follows if the Section 162(m) test is met.

Half of the units subject to the performance test are subject to a total shareholder return test and half of the units are subject to an EPS growth test. For each half:

  •
  None of the units related to a measure vest if the Company's total shareholder return or earnings per share growth, respectively, is below the 25th percentile of the S&P 500 for that measure.
  •
  If the Company's total shareholder return or EPS growth, respectively, is at or above the 25th percentile of the S&P 500 for the related measure, the number of units related to that measure that vest will vary from 50% of the target number related to that measure (at the 25th percentile) to 150% of the target number related to that measure (at or above the 75th percentile) (in each case, plus dividend equivalent units).

For example, for the one-half of the grant subject to an EPS growth test, and the other half separately subject to a total shareholder return test, the total number of shares vesting would equal:

  •
  the number in the "threshold" column if the Company is at the 25th percentile for each test;
  •
  the number in the "target" column if the Company is at the 50th percentile for each test; and
  •
  the number in the "maximum" column if the Company is at or exceeds the 75th percentile for each test

(in each case, plus dividend equivalent units).

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The Walt Disney Company Notice of 2020 Annual Meeting and Proxy Statement 41

EPS for the Company is adjusted (i) to exclude the effect of extraordinary, unusual and/or nonrecurring items and (ii) to reflect such other factors, as the Committee deems appropriate to fairly reflect EPS growth. Adjustments to EPS from continuing operations of S&P 500 companies will not normally be made because the Committee has no reason to believe that the average of adjustments across the S&P 500 companies would result in an amount that is significantly different from the reported amount.

When dividends are distributed to shareholders, dividend equivalents are credited in an amount equal to the dollar amount of dividends on the number of units held on the dividend record date divided by the fair market value of the Company's shares of common stock on the dividend distribution date. Dividend equivalents vest only when, if and to the extent that the underlying units vest.

All Other Option Awards: Number of Securities Underlying Options.    This column sets forth the options to purchase shares of the Company's common stock granted to the named executive officers as part of the annual grant in December 2018. In addition, pursuant to the terms of his employment agreement, the

Compensation Committee awarded Mr. Iger stock options in connection with the close of the TFCF acquisition on March 21, 2019. The vesting dates for these options are set forth in the Fiscal 2019 Outstanding Equity Awards at Fiscal Year-End table below. These options are scheduled to expire ten years after the date of grant.

Exercise or Base Price of Option Awards; Grant Date Closing Price of Shares Underlying Options.    These columns set forth the exercise price for each option grant and the closing price of the Company's common stock on the date of grant. The exercise price is equal to the average of the high and low trading price on the grant date, which may be higher or lower than the closing price on the grant date.

Grant Date Fair Value of Stock and Option Awards.    This column sets forth the grant date fair value of the stock and option awards granted during fiscal 2019 calculated in accordance with applicable accounting requirements. The grant date fair value of all restricted stock unit awards and options is determined as described on page 38, above.

42

Executive Compensation

Fiscal 2019 Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information concerning outstanding unexercised options and unvested restricted stock unit awards held by the named executive officers as of September 28, 2019. Additional information regarding the amounts reported in each column follows the table.

		Option Awards				Stock Awards

		Number of Securities Underlying Unexercised Options						Equity Incentive Plan Awards
	Grant Date	Exercisable	Unexercisable	Option Exercise Price	Option Expiration Date	Number of Units That Have Not Vested	Market Value of Units That Have Not Vested	Number of Unearned Units That Have Not Vested	Market Value of Unearned Units That Have Not Vested
	1/18/2012	732,079	—	$38.75	1/18/2022	—	—	—	—

	1/16/2013	685,550	—	51.29	1/16/2023	—	—	—	—

Robert A. Iger	12/19/2013	435,220	—	72.59	12/19/2023	—	—	—	—

	12/18/2014	372,412	—	92.24	12/18/2024	—	—	—	—

	12/17/2015	203,498	67,833(A)	113.23	12/17/2025	—	—	—	—

	12/21/2016	160,847	160,847(B)	105.21	12/21/2026	—	—	78,512(C)	$10,203,406

	12/13/2017	—	—	—	—	179,986(D)	$23,390,919	1,197,328(E)	155,604,732

	12/19/2017	73,809	221,428(F)	111.58	12/19/2027	—		113,591(G)	14,762,242

	12/19/2018	—	291,891(H)	110.54	12/19/2028	—		114,435(I)	14,871,973

	3/21/2019	—	46,803(J)	109.26	3/21/2029	—	—	16,607(K)	2,158,181

	1/16/2013	84,095	—	$51.29	1/16/2023	—	—	—	—

	12/19/2013	62,627	—	72.59	12/19/2023	—	—	—	—

Alan N. Braverman	12/18/2014	53,077	—	92.24	12/18/2024	—	—	—	—

	12/17/2015	30,135	10,046(A)	113.23	12/17/2025	—	—	2,211(L)	287,335

	12/21/2016	24,268	24,268(B)	105.21	12/21/2026	—	—	12,862(M)	1,671,600

	12/19/2017	14,278	42,835(F)	111.58	12/19/2027	—	—	23,387(N)	3,039,428

	12/19/2018	—	69,655(H)	110.54	12/19/2028	13,654(O)	1,774,474	19,284(I)	2,506,149

	1/13/2010	39,617	—	$31.12	1/13/2020	—	—	—	—

	1/26/2011	34,139	—	39.65	1/26/2021	—	—	—	—

Christine M. McCarthy	1/18/2012	45,342	—	38.75	1/18/2022	—	—	—	—

	1/16/2013	42,533	—	51.29	1/16/2023	—	—	—	—

	12/19/2013	30,687	—	72.59	12/19/2023	—	—	—	—

	12/18/2014	28,839	—	92.24	12/18/2024	—	—	—	—

	12/17/2015	31,291	10,431(A)	113.23	12/17/2025	—	—	2,296(L)	298,420

	12/21/2016	25,198	25,198(B)	105.21	12/21/2026	—	—	13,355(M)	1,735,617

	12/19/2017	16,063	48,189(F)	111.58	12/19/2027			26,310(N)	3,419,234

	12/19/2018	—	76,621(H)	110.54	12/19/2028	—	—	36,232(P)	4,708,711

	12/18/2014	9,731	—	$92.24	12/18/2024	—	—	—	—

M. Jayne Parker	12/17/2015	21,182	7,061(A)	113.23	12/17/2025	—	—	1,554(L)	201,939

	12/21/2016	17,057	17,058(B)	105.21	12/21/2026	—	—	9,041(M)	1,175,008

	12/19/2017	11,601	34,804(F)	111.58	12/19/2027	—	—	19,002(N)	2,469,555

	12/19/2018	—	47,366(H)	110.54	12/19/2028	—	—	22,398(P)	2,910,844

	1/16/2013	26,751	—	$51.29	1/16/2023	—	—	—	—

	12/19/2013	35,906	—	72.59	12/19/2023	—	—	—	—

Zenia B. Mucha	12/18/2014	33,969	—	92.24	12/18/2024	—	—	—	—

	12/17/2015	19,497	6,499(A)	113.23	12/17/2025	1,364(L)	177,257	—	—

	12/21/2016	16,398	16,399(B)	105.21	12/21/2026	3,000(Q)	389,837	5,545(R)	720,617

	12/19/2017	7,549	22,650(F)	111.58	12/19/2027	4,175(S)	542,574	7,998(T)	1,039,421

	12/19/2018	—	36,221(H)	110.54	12/19/2028	7,100(O)	922,716	10,028(I)	1,303,174

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The Walt Disney Company Notice of 2020 Annual Meeting and Proxy Statement 43

Number of Securities Underlying Unexercised Options: Exercisable and Unexercisable.    These columns set forth, for each named executive officer and for each grant made to the officer, the number of shares of the Company's common stock that can be acquired upon exercise of outstanding options. The vesting schedule for each option with unexercisable shares is shown under "Vesting Schedule." The vesting of options held by the named executive officers may be accelerated in the circumstances described under "Potential Payments and Rights on Termination or Change in Control," below.

Number; Market Value of Units of Stock That Have Not Vested.    These columns report the number and market value, respectively, of shares underlying each grant of restricted stock units to each officer that is not subject to performance vesting conditions nor the test to assure eligibility for deduction pursuant to Section 162(m). The number of shares includes dividend equivalent units that have accrued for dividends payable through September 28, 2019. The market value is equal to the number of shares underlying the units times the closing market price of the Company's common stock on Friday, September 27, 2019, the last trading day of the Company's fiscal year. The vesting schedule for each grant is shown below, with grants identified by the letter following the number of shares underlying the grant. Vesting of restricted stock units held by named executive officers may be accelerated in the circumstances described under "Payments and Rights on Termination," below.

Number; Market Value of Unearned Units That Have Not Vested.    These columns set forth the maximum number and market value, respectively, of shares of the Company's common stock underlying each restricted stock unit award held by each named executive officer that is subject to performance-based vesting conditions and/or the test to assure eligibility for deduction pursuant to Section 162(m), except that the number of units and market value for units granted December 21, 2016 are based on the actual number of shares that vested based on the satisfaction of the related performance test on November 21, 2019 (excluding dividend equivalent units accruing after September 28, 2019). The number of shares includes dividend equivalent units that have accrued for dividends payable through September 28, 2019. The market value is equal to the number of shares underlying the units multiplied by the closing market price of the Company's common stock on Friday, September 27, 2019, the last trading day of the Company's fiscal year. The vesting schedule and performance tests and/or the test to assure eligibility under Section 162(m) are shown in "Vesting Schedule," below.

Vesting Schedule.    The options reported above that are not yet exercisable and restricted stock unit awards that have not yet vested are scheduled to become exercisable and vest as set forth below.

          (A)   Options granted December 17, 2015. The remaining unexercisable options became exercisable on December 17, 2019.

          (B)   Options granted December 21, 2016. One-half of the remaining unexercisable options became exercisable on December 21, 2019 and one-half are scheduled to become exercisable on December 21, 2020.

          (C)   Restricted stock units granted December 21, 2016. The number of units shown reflects the amount that vested on December 21, 2019 based on the level at which a total shareholder return, an EPS growth test and the 162(m) test were satisfied.

          (D)   Restricted stock units granted December 13, 2017. One-third of the remaining vested on December 31, 2019 and one-third are scheduled to vest on each of December 31, 2020 and 2021.

          (E)    Restricted stock units granted December 13, 2017. The units are scheduled to vest on December 31, 2021 subject to satisfaction of a total shareholder return, with the number of units vesting depending on the level at which the tests were satisfied. The amount shown is the maximum number of units that could vest.

          (F)    Options granted December 19, 2017. One-third of the remaining unexercisable options became exercisable on December 19, 2019 and one-third are scheduled to become exercisable on each of December 19, 2020 and 2021.

          (G)   Restricted stock units granted December 19, 2017. The units are scheduled to vest on December 19, 2020 subject to satisfaction of a total shareholder return and earnings per share test, with the number of units vesting depending on the level at which the tests were satisfied. The amount shown is the maximum number of units that could vest.

          (H)   Options granted December 19, 2018. One-fourth of the remaining unexercisable options became exercisable on December 19, 2019 and one-fourth are scheduled to become exercisable on each of December 19, 2020, 2021 and 2022.

          (I)     Restricted stock units granted December 19, 2018. The units are scheduled to vest on December 19, 2021 subject to satisfaction of a total shareholder return and earnings per share test, with the number of units vesting depending on the level at which the tests were satisfied. The amount shown is the maximum number of units that could vest.

44

Executive Compensation

          (J)    Options granted March 21, 2019 following the close of the TFCF transaction. One-fourth of the remaining unexercisable options are became exercisable on December 19, 2019 and one-fourth are scheduled to become exercisable on each of December 19, 2020, 2021 and 2022.

          (K)   Restricted stock units granted March 21, 2019 following the close of the TFCF transaction. The units are scheduled to vest on December 19, 2021 subject to satisfaction of a total shareholder return and earnings per share test, with the number of units vesting depending on the level at which the tests were satisfied. The amount shown is the maximum number of units that could vest.

          (L)    Restricted stock units granted December 17, 2015. The units vested on December 17, 2019.

          (M)  Restricted stock units granted December 21, 2016 subject to performance tests. Approximately 64% of the remaining units vested on December 21, 2019 based on the level at which a total shareholder return and an earnings per share test were satisfied,18% of the units vested on December 21, 2019 and 18% of the remaining units vest on December 21, 2020, subject to determination that the test to assure eligibility under Section 162(m) was satisfied.

          (N)  Restricted stock units granted December 19, 2017 subject to performance tests. Approximately 12% of the units vested on December 19, 2019 and 12% of the remaining units vest on each of December 19, 2020 and 2021, in each case subject to determination that the test to assure eligibility under Section 162(m) was satisfied. 65% of the remaining units vest December 19, 2020 subject to determination that the test to assure eligibility under Section 162(m) was satisfied and also subject to satisfaction of a total shareholder return and earnings per share test, with the number of units vesting depending on the level at which the tests were satisfied. The amount shown is the maximum number of units that could vest.

        (O)  Restricted stock units granted December 19, 2018. One-fourth of the remaining units vested on December 19, 2019 and one-fourth are scheduled to vest on each of December 19, 2020, 2021 and 2022.

        (P)    Restricted stock units granted December 19, 2018 subject to performance tests. 10% of the units vested on December 19, 2019 and 10% of the remaining units vest on each of December 19, 2020, 2021 and 2022, in each case subject to determination that the test to assure eligibility under Section 162(m) was satisfied. 59% of the remaining units vest December 19, 2021 subject to determination that the test to assure eligibility under Section 162(m) was satisfied and also subject to satisfaction of a total shareholder return and earnings per share test, with the number of units vesting depending on the level at which the tests were satisfied. The amount shown is the maximum number of units that could vest.

        (Q)  Restricted stock units granted December 21, 2016. One-half of the remaining units vested on December 21, 2019. The remaining units vest on December 21, 2020.

        (R)    Restricted stock units granted December 21, 2016. The number of units shown reflects the amount that vested on December 21, 2019 based on the level at which a total shareholder return and an EPS growth test were satisfied.

        (S)    Restricted stock units granted December 19, 2017. One-third of the remaining units vested on December 19, 2019 and one-third are scheduled to vest on each of December 19, 2020 and December 19, 2021.

        (T)    Restricted stock units granted December 19, 2017. The units are scheduled to vest on December 19, 2020 subject to satisfaction of a total shareholder return and earnings per share test, with the number of units vesting depending on the level at which the tests were satisfied. The amount shown is the maximum number of units that could vest.

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The Walt Disney Company Notice of 2020 Annual Meeting and Proxy Statement 45

Fiscal 2019 Option Exercises and Stock Vested Table

The following table provides information concerning the exercise of options and vesting of restricted stock unit awards held by the named executive officers during fiscal 2019.

	Option Awards		Stock Awards

	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Robert A. Iger	—	—	136,388	$40,057,239

Alan N. Braverman	94,462	$9,676,082	16,842	1,859,118

Christine M. McCarthy	—	—	16,427	1,813,859

M. Jayne Parker	29,192	751,840	12,214	1,348,329

Zenia B. Mucha	62,561	5,879,134	10,601	1,605,806

The value realized on the exercise of options is equal to the amount per share at which the named executive officer sold shares acquired on exercise (all of which occurred on the date of exercise) minus the exercise price of the option times the number of shares acquired on exercise of the options. The value realized on the vesting of stock awards is equal to the closing market price of the Company's common stock on the date of vesting times the number of shares acquired upon vesting. The number of shares and value realized on vesting includes shares that were withheld at the time of vesting to satisfy tax withholding requirements.

Equity Compensation Plans

The following table summarizes information, as of September 28, 2019, relating to equity compensation plans of the Company pursuant to which grants of options, restricted stock, restricted stock units or other rights to acquire shares of the Company's common stock may be granted from time to time.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders[1]	35,212,725	[2,3]	$90.05	[4]	72,284,856	[3,5]

Equity compensation plans not approved by security holders	—		—		—

Total	35,212,725	[2,3]	$90.05	[4]	72,284,856	[3,5]

1
These plans are the Company's Amended and Restated 2011 Stock Incentive Plan ("2011 Stock Incentive Plan"), The Walt Disney Company/Pixar 2004 Equity Incentive Plan (the Disney/Pixar Plan was assumed by the Company in connection with the acquisition of Pixar) and The Walt Disney Company/TFCF 2013 Equity Incentive Plan (the Disney/TFCF Plan was assumed by the Company in connection with the acquisition of TFCF).
2
Includes an aggregate of 12,390,912 restricted stock units and performance-based restricted stock units. Includes an aggregate of 110,340 restricted stock units granted under a plan assumed by the Company in connection with the acquisition of Pixar, which was approved by the shareholders of Pixar prior to the Company's acquisition. Includes an aggregate of 2,759,284 restricted stock units granted under a plan assumed by the Company in connection with the acquisition of TFCF, which was approved by the shareholders of TFCF prior to the Company's acquisition.
3
Assumes shares issued upon vesting of performance-based units vest at 100% of target number of units. Actual number of shares issued on vesting of performance units could be zero to 150% of the target number of units.
4
Weighted average exercise price of outstanding options; excludes restricted stock units and performance-based restricted stock units.
5
Includes 383,027 securities available for future issuance under a plan assumed by the Company in connection with the acquisition of Pixar, which was approved by the shareholders of Pixar prior to the Company's acquisition. Includes 27,647,353 securities available for future issuance under a plan assumed by the Company in connection with the acquisition of TFCF, which was approved by the shareholders of TFCF prior to the Company's acquisition. Assumes all awards are made in the form of options. Each award of one restricted stock unit under the 2011 Stock Incentive Plan reduces the number of shares available under the plan by two, so the number of securities available for issuance will be smaller to the extent awards are made as restricted stock units.
46

Executive Compensation

Pension Benefits

The Company maintains a tax-qualified, noncontributory retirement plan, called the Disney Salaried Pension Plan D, for salaried employees who commenced employment before January 1, 2012. Benefits are based on a percentage of total average monthly compensation multiplied by years of credited service. For service years after 2012, average monthly compensation includes overtime, commission and regular bonus and is calculated based on the highest five consecutive years of compensation during the ten-year period prior to termination of employment or retirement, whichever is earlier. For service years prior to 2012, average monthly compensation considers only base salary, benefits were based on a somewhat higher percentage of average monthly compensation, and benefits included a flat dollar amount based solely on years and hours of service. Retirement benefits are non-forfeitable after three years of vesting service (five years of vesting service prior to 2012) or at age 65 after one year of service. Actuarially reduced benefits are paid to participants whose benefits are non-forfeitable and who retire before age 65 but on or after age 55.

In calendar year 2019, the maximum compensation limit under a tax-qualified plan was $280,000 and the maximum annual benefit that may be accrued under a tax-qualified defined benefit plan was $225,000. To provide additional retirement benefits for key salaried employees, the Company maintains a supplemental nonqualified, unfunded plan, the Amended and Restated Key Plan, which provides retirement benefits in excess of the compensation limitations and maximum benefit accruals under tax-qualified plans. Under this plan, benefits are calculated in the same manner as under the Disney Salaried Pension Plan D, including the differences in benefit determination for years before and after January 1, 2012, described above, except as follows:

  •
  starting on January 1, 2017, average annual compensation used for calculating benefits under the plans for any participant was capped at the greater of $1,000,000 and the participant's average annual compensation determined as of January 1, 2017;
  •
  benefits for persons who were named executive officers on January 1, 2012 are limited to the amount the executive officer would have received had the plan in effect prior to its January 1, 2012 amendment continued without change; and

Company employees (including three of the named executive officers) who transferred to the Company from ABC, Inc. after the Company's acquisition of ABC are also eligible to receive benefits under the Disney Salaried Pension Plan A (formerly known as the ABC, Inc. Retirement Plan) and a Benefits Equalization Plan which, like the Amended and Restated Key Plan, provides eligible participants retirement benefits in excess of the compensation limits and maximum benefit accruals that apply to tax-qualified plans. Mr. Iger, Mr. Braverman and Ms. Mucha received credited years of service under those plans for the years prior to the Company's acquisitions of ABC, Inc. A term of the 1995 purchase agreement between ABC, Inc. and the Company provides that employees transferring employment to coverage under a Disney pension plan will receive an additional benefit under Disney plans equal to (a) the amount the employee would receive under the Disney pension plans if all of the employee's ABC service were counted under the Disney pension less (b) the combined benefits the employee receives under the ABC plan (for service prior to the transfer) and the Disney plan (for service after the transfer). Mr. Iger, Mr. Braverman and Ms. Mucha transferred from ABC, and each receives a pension benefit under the Disney plans to bring the employee's total benefit up to the amount thethe employee would have received if all the employee's years of service had been credited under the Disney plans. (The effect of these benefits is reflected in the present value of benefits under the Disney plans in the table below).

As of the end of fiscal 2019, Ms. McCarthy, Ms. Parker and Ms. Mucha were eligible for early retirement and Mr. Iger and Mr. Braverman were eligible for retirement. The early retirement reduction is 50% at age 55, decreasing to 0% at age 65.

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The Walt Disney Company Notice of 2020 Annual Meeting and Proxy Statement 47

Fiscal 2019 Pension Benefits Table

The following table sets forth the present value of the accumulated pension benefits that each named executive officer is eligible to receive under each of the plans described above.

Name	Plan Name	Number of Years of Credited Service at Fiscal Year-End		Present Value of Accumulated Benefit at Fiscal Year-End
	Disney Salaried Pension Plan D	20		$1,702,129
	Disney Amended and Restated Key Plan	20		14,424,257
Robert A. Iger	Disney Salaried Pension Plan A	25		934,118
	Benefit Equalization Plan of ABC, Inc.	25		7,374,860

			Total	$24,435,364

	Disney Salaried Pension Plan D	17		$1,320,799
	Disney Amended and Restated Key Plan	17		5,123,670
Alan N. Braverman	Disney Salaried Pension Plan A	9		241,788
	Benefit Equalization Plan of ABC, Inc.	9		1,348,033

			Total	$8,034,290

	Disney Salaried Pension Plan D	20		$1,586,673
Christine M. McCarthy	Disney Amended and Restated Key Plan	20		4,237,398

			Total	$5,824,071

	Disney Salaried Pension Plan D	31		$2,062,261
M. Jayne Parker	Disney Amended and Restated Key Plan	31		4,677,707

			Total	$6,739,968

	Disney Salaried Pension Plan D	18		$1,419,251
	Disney Amended and Restated Key Plan	18		3,545,021
Zenia B. Mucha	Disney Salaried Pension Plan A	1		47,308
	Benefit Equalization Plan of ABC, Inc.	1		73,416

			Total	$5,084,996

These present values assume that each named executive retires at age 65 (or their age on September 28, 2019, if older) for purposes of the Disney Salaried Pension Plan D and the Amended and Restated Key Plan and age 62 (or their age on September 28, 2019, if older) for purposes of the Disney Salaried Pension Plan A, and the Amended and Restated Benefit Equalization Plan of ABC, Inc. Age 65 is the normal retirement age under each of the plans and is also the age at which unreduced benefits are payable, except the earliest age at which unreduced benefits are payable under the ABC plans is age 62 for service years prior to 2012. The values also assume a straight life-annuity payment for an unmarried participant. Participants may elect other actuarially reduced forms of payment, such as joint and survivor benefits and payment of benefits for a period certain irrespective of the death of the participant. The present values were calculated using the 3.22% discount rate assumption set forth in footnote 11 to the Company's Audited Financial Statements for fiscal 2019 and using actuarial factors including RP2014 annuitant mortality table, projected back to 2006 using the MP-2014 projection scale, and generationally with a modified version of the MP-2018 scale for males and females. The present values reported in the table are not available as lump sum payments under the plans.

Fiscal 2019 Nonqualified Deferred Compensation Table

Under the Company's Non-Qualified Deferred Compensation Plan, U.S.-based executives at the level of Senior Vice President or above may defer a portion of their compensation and applicable taxes with an opportunity to earn a tax-deferred return on the deferred amounts. The plan gives eligible executives the opportunity to defer up to 50% of their base salary and up to 100% of their annual performance-based bonus award until retirement or termination of employment or, at the executive's election, until an earlier date at least five years following the date the compensation is earned. The Company also has the option to make a contribution into an executive's deferred compensation account on terms and subject to any conditions (such as vesting conditions) the Company chooses. Amounts in an executive's deferred account earn a return based on the executive's election among a series of mutual funds designated by the Company, which are generally the same funds available under the Company's qualified deferred compensation plans. Returns on the funds available for the deferred account ranged from 1.69% to 29.3% for the year ended September 28, 2019.

48

Executive Compensation

The deferred amounts and any deemed earnings on the amounts are not actual investments and are obligations of the Company. Ms. McCarthy and Ms. Parker each participated in this plan in fiscal 2019, and each of their contributions and aggregate earnings during the fiscal year and aggregate balance at the end of the fiscal year are reflected in the table below. Their contributions represent deferred salary (in the case of Ms. McCarthy) in the amount of $898,529 and bonus (in the cases of Ms. McCarthy and Ms. Parker) in the amounts of $6,229,645 and $2,587,068, respectively, and both are included in the amounts reported for salary and bonus in the Summary Compensation Table. Ms. Mucha earned a return on amounts contributed in prior fiscal years, but did not make a contribution in fiscal 2019.

From 2000 through 2005, $500,000 per year of Mr. Iger's annual base salary was deferred. The following table sets forth the earnings on the deferred amount in fiscal 2019 and the aggregate balance of Mr. Iger's deferral account, including accumulated earnings, as of September 28, 2019. Mr. Iger's employment agreement provides that the deferred compensation will be paid, together with interest at the applicable federal rate for mid-term treasuries, reset annually, no later than 30 days after he is no longer subject to the provisions of Section 162(m) of the Internal Revenue Code (or at such later date as is necessary to avoid the imposition of an additional tax on Mr. Iger under Section 409A of the Internal Revenue Code). The interest rate is adjusted annually in March and the weighted average interest rate for fiscal 2019 was 2.582%. There were no additions during the fiscal year to the deferred amount by either the Company or Mr. Iger other than these earnings and no withdrawals during the fiscal year.

	Executive Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Balance at Last Fiscal Year-End
Robert A. Iger	—	$110,725	$4,399,624

Christine M. McCarthy	$7,128,174	1,133,120	25,308,851

M. Jayne Parker	2,587,068	725,377	7,836,127

Zenia B. Mucha	—	34,863	3,741,458

Contributions by Ms. McCarthy and Ms. Parker include deferral of non-equity incentive plan awards earned with respect to fiscal 2019 but which would have been payable after the end of the fiscal year. Because these deferrals did not occur until after the end of the fiscal year, no earnings on these amounts are included in the column for Aggregate Earnings in Last Fiscal Year and these amounts are not included in the Aggregate Balance at Last Fiscal Year-End.

Because the earnings accrued under these programs were not "above market" or preferential, these amounts are not reported in the Fiscal 2019 Summary Compensation Table. A portion of the aggregate balances at last fiscal year end were however included in the Summary Compensation Table since fiscal year 2017, as follows:

		Amount Included in Summary Compensation Table
	Fiscal Year	Salary	Non-Equity Incentive Plan	Total
Robert A. Iger	2019	—	—	—
	2018	—	—	—
	2017	—	—	—

Christine M. McCarthy	2019	$898,529	—	$898,529
	2018	766,442	$5,116,217	5,882,659
	2017	659,615	3,324,826	3,984,441

M. Jayne Parker	2019	—	—	—
	2018	—	2,006,481	2,006,481
	2017	—	1,513,037	1,513,037

Zenia B. Mucha	2019	—	—	—
	2018	—	—	—

Potential Payments and Rights on Termination or Change in Control

Our named executive officers may receive compensation in connection with termination of their employment. This compensation is payable pursuant to (a) the terms of compensation plans applicable by their terms to all participating employees and (b) the terms of employment agreements with each of our named executive officers. We have entered into employment agreements with named executive officers that end on the following dates: December 31, 2021 for Mr. Iger, December 31, 2021 for Mr. Braverman, June 30, 2021 for Ms. McCarthy, June 30, 2021 for Ms. Parker and December 31, 2021 for Ms. Mucha.

The termination provisions serve a variety of purposes including: providing the benefits of equity incentive plans to the executive and the executive's family in case of death or disability; defining when the executive may be terminated with cause and receive no further compensation; and clearly defining rights in the event of a termination in other circumstances. The availability, nature and amount of compensation on termination differ depending on whether employment terminates because of:

  •
  death or disability;
  •
  the Company's termination of the executive pursuant to the Company's termination right or the executive's decision to terminate because of action the Company takes or fails to take;
  •
  the Company's termination of the executive for cause; or
  •
  expiration of an employment agreement, retirement or other voluntary termination.

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The Walt Disney Company Notice of 2020 Annual Meeting and Proxy Statement 49

The compensation that each of our named executive officers may receive under each of these termination circumstances is described below.

It is important to note that the amounts of compensation set forth in the tables below are based on the specific assumptions noted and do not predict the actual compensation that our named executive officers would receive. Actual compensation received would be a function of a number of factors that are unknowable at this time, including: the date of the executive's termination of employment; the executive's base salary at the time of termination; the executive's age and service with the Company at the time of termination; and, because many elements of the compensation are performance-based pursuant to the Company's compensation philosophy described in Compensation Discussion and Analysis, above, the future performance of the Company.

Moreover, the option and restricted stock unit acceleration amounts in case of a termination without cause or by the executive for good reason assume that these awards immediately accelerate, which is not the case in the absence of a change in control. Rather, options and units continue to vest over time and in most cases are subject to the same performance measures that apply if there had been no termination. (The performance measures do not apply to vesting of restricted stock unit awards when termination is due to death or disability, and the test to assure deductibility under Section 162(m) does not apply if it is not necessary to preserve deductibility).

In addition, although the descriptions and amounts below are based on existing agreements, in connection with a particular termination of employment the Company and the named executive officer may mutually agree on severance terms that vary from those provided in his or her pre-existing agreement.

In each of the circumstances described below, our named executive officers are eligible to receive earned, unpaid salary through the date of termination and benefits that are unconditionally accrued as of the date of termination pursuant to policies applicable to all employees. This includes the deferred compensation and earnings on these deferred amounts as described under "Deferred Compensation," above. This earned compensation is not described or quantified below because these amounts represent earned, vested benefits that are not contingent on the termination of employment, but we do describe and quantify benefits that continue beyond the date of termination that are in addition to those provided for in the applicable benefit plans. The executive's accrued benefits include the pension benefits described under "Pension Benefits,"

above, which become payable to all participants who have reached retirement age. Because they have reached early retirement or retirement age under the plans, each executive officer would have been eligible to receive these benefits if their employment had terminated at the end of fiscal 2019. Because the pension benefits do not differ from those described above under "Pension Benefits" except in ways that are equally applicable to all salaried employees, the nature and amount of their pension benefits are not described or quantified below.

Death and Disability

The employment agreement of each named executive officer provides for payment of any unpaid bonus for any fiscal year that had been completed at the time of the executive's death or termination of employment due to disability. The amount of the bonus will be determined by the Compensation Committee using the same criteria used for determining a bonus as if the executive remained employed.

In addition to the compensation and rights in employment agreements, the 2011 Stock Incentive Plan and award agreements thereunder provide that all options awarded to a participant (including the named executive officers) become fully exercisable upon the death or disability of the participant and remain exercisable for 18 months in the case of death and 12 months in the case of disability (or 18 months in the case of participants who are eligible for immediate retirement benefits or 36 to 60 months, depending on the original grant date, in the case of participants who would at the time of termination due to disability be over 60 years of age and have more than 10 years of service and where the options have been outstanding for one year at such time), and if the performance measurement has not been made at the time of disability, all restricted stock units awarded to the participant under the 2011 Stock Incentive Plan will, to the extent the units had not previously been forfeited, fully vest and become payable upon the death or disability of the participant. If a performance measurement has been made at the time of death or disability with respect to restricted stock units, the restricted stock units will vest and accelerate based on the performance measurement.

The following table sets forth the value of the estimated payments and benefits each of our named executive officers would have received under our compensation plans and their employment agreements if their employment had terminated at the close of business on the last day of fiscal 2019 as a result of death or disability. The value of option acceleration is equal to the difference between the $129.96 closing market price of shares of the Company's common stock

50

Executive Compensation

on September 27, 2019 (the last trading day in fiscal 2019) and the weighted average exercise price of options with an exercise price less than the market price times the number of shares subject to such options that would accelerate as a result of termination. The value of restricted stock unit acceleration is equal to the $129.96 closing market price of shares of the Company's common stock on September 27, 2019 multiplied by the number of units that would accelerate as a result of termination, which, for performance-based units, is equal to the target number of units.

	Cash Payment[1]	Option Acceleration	Restricted Stock Unit Acceleration
Robert A. Iger	$21,750,000	$15,823,556	$179,697,076

Alan N. Braverman	6,340,000	2,908,842	7,832,643

Christine M. McCarthy	6,520,000	3,172,000	8,551,905

M. Jayne Parker	2,680,000	2,099,951	5,688,065

Zenia B. Mucha	2,630,000	1,634,391	4,344,680

1
This amount is equal to the bonus awarded to the named executive officers with respect to fiscal 2019 and set forth in the "Non-Equity Incentive Plan Compensation" column of the Fiscal 2019 Summary Compensation Table.

Termination Pursuant to Company Termination Right Other than for Cause or by Executive for Good Reason

The employment agreement of each named executive officer provides that the executive officer will receive a bonus for any fiscal year that had been completed at the time of termination of employment if the executive officer's employment is terminated by the Company pursuant to the Company's termination right other than for cause (as described below) or by the named executive officer with good reason (as described below). The amount of the bonus will be determined by the Compensation Committee using the same criteria used for determining a bonus if the executive remained employed.

In addition, each named executive officer's employment agreement provides that the named executive officer will receive the following compensation and rights conditioned on the named executive officer executing a mutual release of liability and (except in the case of Mr. Iger) agreeing to provide the Company with consulting services for a period of six months after his or her termination (or, if less, for the remaining term of his or her employment agreement):

  •
  A lump sum payment to be made six months and one day after termination equal to the base salary the named executive officer would have earned had the named executive officer remained employed during the term of his or her consulting agreement or, in the case of Mr. Iger, equal to the base salary he would have earned had he remained employed until the scheduled expiration date of his employment set forth in the employment agreement.

  •
  In the case of the named executive officers other than Mr. Iger, if the consulting agreement was terminated other than as a result of the named executive officer's material breach of the consulting agreement, a further lump sum payment to be made six months and one day after termination of employment equal to the base salary the named executive officer would have earned had he or she remained employed after the termination of his or her consulting agreement and until the scheduled expiration date of employment set forth in the employment agreement.
  •
  A bonus for the year in which the named executive officer is terminated equal to a pro-rata portion of a target bonus amount determined in accordance with the employment agreement.
  •
  All options that had vested as of the termination date or were scheduled to vest no later than three months after the original contract termination date will remain or become exercisable as though the named executive officer were employed until that date. The options will remain exercisable until the earlier of (a) the scheduled expiration date of the options and (b) three months after the scheduled expiration date of the named executive officer's employment as set forth in the employment agreement. In addition, as is true for all employees, options awarded at least one year before termination will continue to vest and will remain exercisable until the earlier of the expiration date of the option and five years after the termination date if the officer would have attained age 60 and have completed more than 10 years of service as of that date. Pursuant to employment agreements with each of the named executive officers, the termination date for these purposes will be deemed to be the contract termination date set forth in the employment agreement. For any employee that is eligible for immediate retirement benefits, options awarded within, but less than, one year of termination will vest to the extent they are scheduled to vest within three months of termination and will remain exercisable for 18 months following termination. In addition, any options granted to Mr. Iger less than one year prior to the date of termination will continue to vest and remain exercisable until the expiration date of the option.

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The Walt Disney Company Notice of 2020 Annual Meeting and Proxy Statement 51

  •
  All restricted stock units that were scheduled to vest prior to the contract termination date set forth in the employment agreement will vest as though the named executive officer were employed until that date to the extent applicable performance tests are met (but any test to assure deductibility of compensation under Section 162(m) will be waived for any units scheduled to vest after the fiscal year in which the termination of employment occurs unless application of the test is necessary to preserve deductibility). As is true for all employees, restricted stock units awarded at least one year before termination will continue to vest through the end of the vesting schedule to the extent applicable performance criteria are met if the officer would be over 60 years of age and have more than 10 years of service as of the termination date. Pursuant to employment agreements with each of the named executive officers, the termination date for these purposes will be deemed to be the contract termination date set forth in the employment agreement. Any restricted stock units awarded to Mr. Iger less than one year prior to the date of termination will continue to vest according to their original terms to the extent applicable performance criteria are met.

The employment agreements provide that the Company has the right to terminate the named executive officer's employment subject to payment of the foregoing compensation in its sole, absolute and unfettered discretion for any reason or no reason whatsoever. A termination for cause does not constitute an exercise of this right and would be subject to the compensation provisions described below under "Termination for Cause."

The employment agreements provide that a named executive officer can terminate his or her employment "for good reason" following notice to the Company within three months of his or her having actual notice of the occurrence of any of the following events (except that the Company will have 30 days after receipt of the notice to cure the conduct specified in the notice):

          (i)     a reduction in the named executive officer's base salary, annual target bonus opportunity or (where applicable) annual target long-term incentive award opportunity;

          (ii)    the removal of the named executive officer from his or her position (including in the case of Mr. Iger, the failure to elect or reelect him as a member of the Board of Directors or his removal from the position of Chairman);

          (iii)   a material reduction in the named executive officer's duties and responsibilities;

          (iv)   the assignment to the named executive officer of duties that are materially inconsistent with his or her position or duties or that materially impair his or her ability to function in his or her office;

          (v)    relocation of the named executive officer's principal office to a location that is more than 50 miles outside of the greater Los Angeles area and, in the case of Mr. Iger, that is also more than 50 miles from Manhattan; or

          (vi)   a material breach of any material provision of the named executive officer's employment agreement by the Company.

A named executive officer (or any employee holding equity awards) can also terminate "for good reason" after a change in control (as defined in the 2011 Stock Incentive Plan) if, within 12 months following the change in control, a "triggering event" occurs, and in that case the 2011 Stock Incentive Plan provides that any outstanding options, restricted stock units, performance-based restricted stock units or other plan awards will generally become fully vested and, in certain cases, paid to the plan participant. A triggering event is defined to include: (a) a termination of employment by the Company other than for death, disability or "cause;" or (b) a termination of employment by the participant following a reduction in position, pay or other "constructive termination." Under the 2011 Stock Incentive Plan "cause" has the same meaning as in the named executive officer's employment agreement, as defined below under "Termination for Cause". Any such payments that become subject to the excess parachute tax rules may be reduced in certain circumstances.

Each named executive officer's employment agreement specifies that any compensation resulting from subsequent employment will not be offset against amounts described above.

The following table provides a quantification of benefits (as calculated in the following paragraph) each of the named executive officers would have received if their employment had been terminated at the end of fiscal 2019 (under their employment agreements as in effect at that time) by the Company pursuant to its termination right or by the executive with good reason.

The "option valuation" amount is (a) the difference between the $129.96 closing market price of shares of the Company's common stock on September 27, 2019 and the weighted average exercise price of options with an exercise price less than the market price times

52

Executive Compensation

(b) the number of options with in-the-money exercise prices that would become exercisable despite the termination. The "restricted stock unit valuation" amount is the $129.96 closing market price on September 27, 2019 times the target number of units that could vest. However, as described above, options do not become immediately exercisable and restricted stock units do not immediately vest (and would eventually vest only to the extent applicable performance conditions are met) absent a change in control. The actual value realized from the exercise of the options and the vesting of restricted stock units may therefore be more or less than the amount shown below depending on changes in the market price of the Company's common stock and the satisfaction of applicable performance tests.

	Cash Payment[1]	Option Valuation	Restricted Stock Unit Valuation
Robert A. Iger

No change in control	$28,557,692	$15,823,556	$179,697,076

Change in control	28,557,692	15,823,556	179,697,076

Alan N. Braverman

No change in control	10,311,154	2,908,842	7,832,643

Change in control	10,311,154	2,908,842	7,832,643

Christine M. McCarthy

No change in control	9,690,769	3,172,000	8,551,905

Change in control	9,690,769	3,172,000	8,551,905

M. Jayne Parker

No change in control	4,537,477	2,099,951	5,688,065

Change in control	4,537,477	2,099,951	5,688,065

Zenia B. Mucha

No change in control	5,266,483	1,634,391	4,344,680

Change in control	5,266,483	1,634,391	4,344,680

1
This amount is equal to the bonus awarded to the named executive officers with respect to fiscal 2019 and set forth in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table, plus the lump sum payments based on salary through the end of the employment term as described above.

Termination for Cause

Each named executive officer's employment agreement provides that, if his or her employment is terminated by the Company for cause, the named executive officer will only be eligible to receive the compensation earned and benefits vested through the date of termination, including any rights he or she may have under his or her indemnification agreement with the Company or the equity plans of the Company.

"Termination for Cause" is defined in Mr. Iger's employment agreement as termination by the Company due to (i) conviction of a felony or the entering of a plea of nolo contendere to a felony charge; (ii) gross neglect, willful malfeasance or willful gross misconduct in connection with his employment which has had a material adverse effect on the business of the Company, unless he reasonably believed in good faith that such act or non-act was in, or not opposed to, the best interests of the Company; (iii) his substantial and continual refusal to perform his duties, responsibilities or obligations under the agreement that continues after receipt of written notice identifying the duties, responsibilities or obligations not being performed; (iv) a violation that is not timely cured of any Company policy that is generally applicable to all employees or all officers of the Company that he knows or reasonably should know could reasonably be expected to result in a material adverse effect on the Company; (v) any failure (that is not timely cured) to cooperate, if requested by the Board, with any investigation or inquiry into his or the Company's business practices, whether internal or external; or (vi) any material breach that is not timely cured of covenants relating to non-competition during the term of employment and protection of the Company's confidential information.

"Termination for Cause" is defined in Mr. Braverman's, Ms. McCarthy's, Ms. Parker's and Ms. Mucha's employment agreements as termination by the Company due to gross negligence, gross misconduct, willful nonfeasance or willful material breach of the agreement by the executive unless, if the Company determines that the conduct or cause is curable, such conduct or cause is timely cured by the executive.

Expiration of Employment Term; Retirement

Each of the named executive officers is eligible to receive earned, unpaid salary and unconditionally vested accrued benefits (including continued vesting of restricted stock units and vesting and exercisability of options awarded more than one year prior to retirement if they are over 60 years of age with over 10 years of service) if the named executive officer's employment terminates at the expiration of his or her employment agreement or he or she otherwise retires, but except as described below they are not contractually entitled to any additional compensation in this circumstance.

Following the termination of Mr. Iger's employment at the expiration date, to enable the Company to have access to Mr. Iger's unique skills, knowledge and experience with regard to the media and entertainment business, Mr. Iger would serve as a consultant to the Company for a period of five years. In this capacity, Mr. Iger would provide assistance, up to certain specified monthly and annual maximum time commitments, on such matters as his successor as Chief Executive Officer may request from time to time. In consideration of his consulting services, Mr. Iger will receive a quarterly fee of $500,000 for each of the quarters of this five-year period. For the five years

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The Walt Disney Company Notice of 2020 Annual Meeting and Proxy Statement 53

following termination of employment, the Company would also provide Mr. Iger with the same security services (other than the personal use of a Company provided or leased aircraft) as it has made available to him as Chief Executive Officer.

If Mr. Iger's employment terminates prior to the expiration date other than due to his voluntary resignation or a termination by the Company for cause, the Company will be obligated to provide him the compensation described above, and Mr. Iger's consulting obligations to the Company will commence at the date of such termination.

Mr. Braverman, Ms. McCarthy, Ms. Parker and Ms. Mucha's employment agreements each provide that the Chief Executive Officer will recommend to the Compensation Committee an annual cash bonus for the fiscal year in which their respective employment agreements end based on the executive's contributions during that fiscal year.

As in the case of a termination under the Company's termination right other than for cause or the executive's right to terminate for good reason, vested options and restricted stock units will remain exercisable for 18 months for executives eligible to receive retirement benefits, and options and restricted stock units outstanding for at least one year will continue to vest, and options will remain exercisable, for up to three or five years (depending on the original grant date) if the named executive officer was age 60 or greater and had at least ten years of service at the date of retirement. In addition, if Mr. Iger retires at December 31, 2021 all options and restricted stock units awarded to him after June 30, 2016 will, subject to the satisfaction of applicable performance criteria, continue to vest and in the case of options remain exercisable following his retirement according to their original vesting schedule and expiration date.

Pay Ratio

In accordance with SEC rules, we are providing the ratio of the annual total compensation of our Chairman and Chief Executive Officer to the annual total compensation of the Company's median employee. The ratio is a reasonable estimate calculated in a manner consistent with SEC rules and the methodology described below.

Per SEC rules, the Company is permitted to use the same median employee as was used in fiscal 2018. Given the acquisition of TFCF, we conducted an analysis and confirmed last year's median employee remained appropriate for fiscal 2019. Increases at the median were due to investments the Company made in our employees in fiscal 2019, which included broad-based salary increases and enhancements in employee benefits.

Our methodology to determine the median employee is consistent with last year. We reviewed the annual base salary of the global workforce as of the last business day of the fiscal year, September 27, 2019. Due to population size, we identified a band of employees with a base salary that approximates the median base salary for the Company. The median base salary reflects a workforce with large populations of seasonal, part-time and international employees working in multiple, distinct operating segments. We calculated the median employee's total annual compensation for fiscal 2019 (which consisted of base salary, overtime pay, bonus and the Company's contribution to health insurance premiums) and ensured the median employee's compensation did not contain distortive compensation features (e.g., abnormal amounts of overtime, special premium pay or commissions/tips, etc.).

The median Disney employee works in a full-time hourly role in Parks and has been with the Company for over five years. For fiscal 2019, the median employee's total annual compensation increased to $52,184, largely due to the broad-based salary increase the Company provided in fiscal 2019. Mr. Iger's total annual compensation, including the Company's contribution to health insurance premiums (which is not included in the Summary Compensation Table in this proxy statement), was $47,525,560, and the ratio of these amounts was 911:1.

54

Audit-Related Matters

Audit Committee Report

The charter of the Audit Committee of the Board specifies that the purpose of the Committee is to assist the Board in its oversight of:

  •
  the integrity of the Company's financial statements;
  •
  the adequacy of the Company's system of internal controls;
  •
  the Company's compliance with legal and regulatory requirements;
  •
  the qualifications and independence of the Company's independent registered public accountants; and
  •
  the performance of the Company's independent registered public accountants and of the Company's internal audit function.

In carrying out these responsibilities, the Audit Committee, among other things:

  •
  monitors preparation of quarterly and annual financial reports by the Company's management;
  •
  supervises the relationship between the Company and its independent registered public accountants, including: having direct responsibility for their appointment, compensation, retention and oversight; reviewing the scope of their audit services; approving audit and non-audit services; and confirming the independence of the independent registered public accountants; and
  •
  oversees management's implementation and maintenance of effective systems of internal and disclosure controls, including review of the Company's policies relating to legal and regulatory compliance, ethics and conflicts of interests and review of the Company's internal auditing program.

The Committee met eight times during fiscal 2019. The Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Committee's meetings include, whenever appropriate, executive sessions in which the Committee meets separately with the Company's independent registered public accountants, the Company's internal auditors, the Company's Chief Financial Officer and the Company's General Counsel.

As part of its oversight of the Company's financial statements, the Committee reviews and discusses with both management and the Company's independent registered public accountants all annual and quarterly financial statements prior to their issuance and other financial disclosures as appropriate. During fiscal 2019, management advised the Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and management reviewed significant accounting and disclosure issues with the Committee. These reviews included discussion with PricewaterhouseCoopers LLP, the Company's independent registered public accountants, of matters required to be discussed pursuant to applicable requirements of the Public Company Accounting Oversight Board, including the quality of the Company's accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also discussed with PricewaterhouseCoopers LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from PricewaterhouseCoopers LLP to the Committee pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants' communications with the Audit Committee concerning independence.

In addition, the Committee reviewed key initiatives and programs aimed at maintaining the effectiveness of the Company's internal and disclosure control structure. As part of this process, the Committee continued to monitor the scope and adequacy of the Company's internal auditing program, reviewing internal audit department staffing levels and steps taken to maintain the effectiveness of internal procedures and controls.

Taking all of these reviews and discussions into account, the undersigned Committee members recommended to the Board that the Board approve the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended September 28, 2019, for filing with the Securities and Exchange Commission.

Members of the Audit Committee

Safra A. Catz (Chair)
Francis A. deSouza
Michael B.G. Froman

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The Walt Disney Company Notice of 2020 Annual Meeting and Proxy Statement 55

Policy for Approval of Audit and Permitted Non-audit Services

All audit, audit-related, tax and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm's independence in the conduct of its auditing functions. The Audit Committee's Outside Auditor Independence Policy provides for pre-approval of specifically described audit, audit-related, tax and other services by the Committee on an annual basis, but individual engagements anticipated to exceed pre-established thresholds must be separately approved. The policy also requires specific approval by the Committee if total fees for audit-related, tax and other services would exceed total fees for audit services in any fiscal year. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services, and the Committee has delegated to the Chair of the Committee the authority to pre-approve services in certain circumstances.

Auditor Fees and Services

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company's annual financial statements and internal control over financial reporting for fiscal 2019 and fiscal 2018, together with fees for audit-related, tax and other services rendered by PricewaterhouseCoopers LLP during fiscal 2019 and fiscal 2018. Audit-related services consisted principally of audits of employee benefit plans and other entities related to the Company and other attest projects, consultations on the impact of new accounting rules, and due diligence. Tax services consisted principally of planning and advisory services and tax compliance assistance. Other services consisted of attestation reports on social, environmental and cultural disclosure required by law or regulation. The increase in fees in fiscal 2019 is due to audit efforts associated with the acquisition of TFCF and consolidation of Hulu. The Audit Committee directs and reviews the negotiations associated with the Company's retention of its independent registered public accountants.

	Fiscal 2019	Fiscal 2018

	(in millions)
Audit fees	$30.7	$19.9

Audit-related fees	4.1	3.5

Tax fees	3.6	3.5

All other fees	0.1	0.1

56

Items to Be Voted On

Election of Directors

The current term of office of all of the Company's Directors expires at the 2020 Annual Meeting. The Board proposes that the following directors be elected for a term of one year and until their successors are duly elected and qualified. Each of the nominees has consented to serve if elected. If any of them becomes unavailable to serve as a Director before the 2020 Annual Meeting, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

Directors are elected by a majority of votes cast unless the election is contested, in which case Directors are elected by a plurality of votes cast. A majority of votes cast means that the number of shares voted "for" a Director exceeds the number of votes cast "against" the Director; abstentions are not counted either "for" or "against". If an incumbent Director in an uncontested election does not receive a majority of votes cast for his or her election, the Director is required to submit a letter of resignation to the Board of Directors for consideration by the Governance and Nominating Committee. The Governance and Nominating Committee is required to promptly assess the appropriateness of such nominee continuing to serve as a Director and recommend to the Board the action to be taken with respect to the tendered resignation. The Board is required to determine whether to accept or reject the resignation, or what other action should be taken, within 90 days of the date of the certification of election results. Brokers holding shares beneficially owned by their clients do not have the ability to cast votes with respect to the election of Directors unless they have received instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker if your shares are held by a broker so that your vote with respect to Directors is counted.

The Board recommends a vote "FOR" each of the persons nominated by the Board.

2007–PRESENT, The Walt Disney Company Board of Directors 2013–2017, NBTY, Inc. Board of Directors 2008–2016, McDonald's Corporation Board of Directors	SUSAN E. ARNOLD
OPERATING EXECUTIVE,
THE CARLYLE GROUP

Ms. Arnold, 65, contributes to the mix of experience and qualifications the Board seeks to maintain primarily through her experience as an executive of Procter & Gamble and her other public company board experience. At Procter & Gamble, Ms. Arnold was a senior executive responsible for major consumer brands in a large, complex retailing and global brand management company. As a result of this experience, Ms. Arnold brings to our Board in-depth knowledge of brand management and marketing, environmental sustainability, product development, international consumer markets, finance and executive management, including executive compensation and management leadership.

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The Walt Disney Company Notice of 2020 Annual Meeting and Proxy Statement 57

2017–PRESENT, The Walt Disney Company Board of Directors 2014–PRESENT, General Motors Board of Directors 2011–2017, General Dynamics Corporation Board of Directors	MARY T. BARRA
CHAIRMAN AND CHIEF EXECUTIVE
OFFICER, GENERAL MOTORS
COMPANY

Ms. Barra, 58, contributes to the mix of experience and qualifications the Board seeks to maintain primarily through her experience as a leader of the General Motors Company and her other public company board experience. In her roles at General Motors, Ms. Barra has been responsible for overseeing and managing executive teams and a sizeable worldwide work force, with an emphasis on development and marketing of technology based consumer facing products and on human resources. As a result of this experience, Ms. Barra brings to our Board an understanding of worldwide consumer markets, changing technology and the challenges and risks facing large public companies with complex global operations.

2018–PRESENT, The Walt Disney Company Board of Directors 2001–PRESENT, Oracle Corporation Board of Directors 2008–2015, HSBC Holdings Board of Directors	SAFRA A. CATZ
CHIEF EXECUTIVE OFFICER, ORACLE CORPORATION

Ms. Catz, 58, contributes to the mix of experience and qualifications the Board seeks to maintain primarily through her experience as both a chief executive and chief financial officer of Oracle. At Oracle, Ms. Catz has been responsible for leadership of a complex, global technology company, with an emphasis on acquisition strategy and integration of acquired companies, and also led Oracle's financial function, which has a complexity and breadth comparable to that of the Company. As a result of this experience, Ms. Catz brings to our Board valuable insights regarding the management of a complex, global organization with particular insights in acquisitions, experience in a wide range of financial and accounting matters, and an understanding of the rapidly changing technological landscape that affects our businesses including the protection of electronically stored data.

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Items to Be Voted On

2018–PRESENT, The Walt Disney Company Board of Directors 2014–PRESENT, Illumina, Inc. Board of Directors 2014-2016, Citrix Systems, Inc. Board of Directors	FRANCIS A. DESOUZA
PRESIDENT AND CHIEF EXECUTIVE
OFFICER, ILLUMINA, INC.

Mr. deSouza, 49, contributes to the mix of experience and qualifications the Board seeks to maintain primarily through his experience as Chief Executive Officer of Illumina, his prior experience at Symantec and other technology companies. At Illumina, Symantec, and the other companies where he has worked, Mr. deSouza has overseen growth and maturation of technology businesses and gained in depth experience in the management of technology oriented businesses, including cybersecurity businesses. As a result of this experience, Mr. deSouza brings to our Board an understanding of the risks and opportunities involved in the development of diverse and changing businesses and extensive insight into technological developments that affect our business, including cybersecurity matters.

2018–PRESENT, The Walt Disney Company Board of Directors 2017–PRESENT, Distinguished Fellow of the Council on Foreign Relations	MICHAEL B.G. FROMAN
VICE CHAIRMAN AND PRESIDENT,
STRATEGIC GROWTH,
MASTERCARD INCORPORATED

Mr. Froman, 57, contributes to the mix of experience and qualifications the Board seeks to maintain primarily through his experience in international affairs in both the public and private sector, his background in finance, and his experience in managing large and complex global businesses. As a result, he brings to our board extensive knowledge of the international markets in which we participate, factors affecting international trade, finance, executive management, and balancing risks and opportunities in a dynamic marketplace, all of which support our strategic focus on innovation in changing markets and global growth.

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The Walt Disney Company Notice of 2020 Annual Meeting and Proxy Statement 59

2000–PRESENT, The Walt Disney Company Board of Directors 2011–2019, Apple Inc. Board of Directors	ROBERT A. IGER
CHAIRMAN AND CHIEF EXECUTIVE
OFFICER, THE WALT DISNEY
COMPANY

Mr. Iger, 68, contributes to the mix of experience and qualifications the Board seeks to maintain primarily through his position as Chairman and Chief Executive Officer of the Company and his long experience with the business of the Company. As Chairman and Chief Executive Officer and as a result of the experience he gained in over 40 years at ABC and Disney, Mr. Iger has an intimate knowledge of all aspects of the Company's business and close working relationships with all of the Company's senior executives. The Company has agreed in Mr. Iger's employment agreement to nominate him for reelection as a member of the Board and as Chairman of the Board at the expiration of each term of office during the term of the agreement, and he has agreed to continue to serve on the Board if elected.

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Items to Be Voted On

2015–PRESENT, The Walt Disney Company Board of Directors

2019–PRESENT, Lead Independent Director, The Coca-Cola Company

2008–PRESENT, The Coca-Cola Company Board of Directors

2001–2016, Avon Products, Inc. Board of Directors

2007–2015, Trustee of the National Geographic Society

2003–2006, The Coca-Cola Company Board of Directors

Member, Council on Foreign Relations

Founder, Institute for the Fiduciary Standard	MARIA ELENA LAGOMASINO
CHIEF EXECUTIVE OFFICER AND MANAGING PARTNER,
WE FAMILY OFFICES

Ms. Lagomasino, 70, contributes to the mix of experience and qualifications the Board seeks to maintain primarily through her experience in leading a variety of firms in the wealth management industry and her experience on other public company boards. In leading firms in the wealth management industry, she has gained a deep understanding of finance, investment and capital markets and experience in leading complex organizations and in evaluating the strategies of businesses in a variety of industries with varying size and complexity. Her experience at JP Morgan Private Bank included management of that firm's international operations and this experience contributes an understanding of conducting business internationally, particularly in Latin America. Through her service on other public company boards, she brings to our Board extensive experience with and a keen understanding of global brands as well as her ability to use her experience in providing insight and guidance in overseeing executive management, including executive compensation.

2016–PRESENT, The Walt Disney Company Board of Directors 2006–PRESENT, NIKE, Inc. Board of Directors	MARK G. PARKER
EXECUTIVE CHAIRMAN,
NIKE, INC.

Mr. Parker, 64, contributes to the mix of experience and qualifications the Board seeks to maintain through his experience in various positions at NIKE. Through this experience he has gained substantial insights in designing, producing and marketing consumer products and in managing major consumer brands sold throughout the world. At NIKE, Mr. Parker has also managed a complex, global organization and brings to the Board his knowledge and skills in financial and executive management, executive compensation and management leadership.

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The Walt Disney Company Notice of 2020 Annual Meeting and Proxy Statement 61

2019–PRESENT, The Walt Disney Company Board of Directors 2007–2018, Target Corporation Board of Directors	DERICA W. RICE
EXECUTIVE VICE PRESIDENT, CVS HEALTH
PRESIDENT, CVS CAREMARK

Mr. Rice, 54, contributes to the mix of experience and qualifications the Board seeks to maintain through his experience in various positions at CVS Health and Eli Lilly and his other public company board experience. Mr. Rice leads the pharmacy benefits management business of CVS Health and had extensive experience in the financial function at Eli Lilly, including serving as Eli Lilly's chief financial officer. As such, he brings practical knowledge of executive management of complex, worldwide businesses, and extensive experience in a wide range of financial and accounting matters including management of worldwide financial operations, financial oversight, risk management and the alignment of financial and strategic initiatives.

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Items to Be Voted On

Ratification of Appointment of Independent Registered Public Accountants

The Audit Committee of the Board has concluded that the continued retention of PricewaterhouseCoopers LLP is in the best interests of the Company and its shareholders and appointed PricewaterhouseCoopers LLP as the Company's independent registered public accountants for the fiscal year ending October 3, 2020. Services provided to the Company and its subsidiaries by PricewaterhouseCoopers LLP in fiscal 2019 are described under "Audit-Related Matters — Auditor Fees and Services," above.

PricewaterhouseCoopers LLP has been the Company's external auditor continuously since 1938. The Audit Committee evaluates the independent registered public accountant's qualifications, performance, audit plan, fees and independence each year, and considered these factors in connection with the determination to appoint PricewaterhouseCoopers LLP for fiscal 2020. In addition to assuring the regular rotation of the lead audit partner every five years as required by SEC rules, one or more members of the Audit Committee also meets with candidates for the lead audit partner and the committee discusses the appointment before rotation occurs.

We are asking our shareholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accountants. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate practice.

Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.

The affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on this item will be required for approval. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote.

The Board recommends that shareholders vote "FOR" ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accountants for fiscal 2020.

In the event shareholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Advisory Vote on Executive Compensation

As we do each year, and as required by Section 14A of the Securities Exchange Act, we are seeking advisory shareholder approval of the compensation of named executive officers as disclosed in the section of this proxy statement titled "Executive Compensation." Shareholders are being asked to vote on the following advisory resolution:

Resolved, that the shareholders advise that they approve the compensation of the Company's named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the Compensation Discussion and Analysis, the compensation tables, and any related material).

The compensation of our executive officers is based on a design that aims to align pay with both the attainment of annual operational and financial goals, which the Compensation Committee establishes, and sustained long-term value creation. The design of our compensation program is detailed in the Compensation Discussion and Analysis section of this proxy statement, and the decisions made by the Compensation Committee under that program for fiscal 2019 are summarized in the Proxy Statement Summary beginning on page 1 and described in detail in Compensation Discussion and Analysis beginning on page 19. Shareholders should read these sections before deciding how to vote on this proposal.

Although the vote is non-binding, the Board of Directors and the Compensation Committee will review the voting results in connection with their ongoing evaluation of the Company's compensation program. Broker non-votes (as described under "Information About Voting and the Meeting — Voting") are not entitled to vote on this proposal and will not be counted in evaluating the results of the vote.

The Board of Directors recommends a vote "FOR" advisory approval of the resolution set forth above.

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The Walt Disney Company Notice of 2020 Annual Meeting and Proxy Statement 63

Approval of an Amended and Restated 2011 Stock Incentive Plan

The Board of Directors recommends that shareholders approve the Company's 2011 Stock Incentive Plan, as amended and restated (which we refer to as the 2011 Plan). The amendment and restatement of the 2011 Plan (i) increases the number of shares of The Walt Disney Company's common stock (referred to herein as Disney common stock) authorized for issuance thereunder by 100 million shares, from an aggregate of 79 million shares to 179 million shares; (ii) extends the termination date of the 2011 Plan from December 1, 2020 to December 4, 2029; (iii) establishes limits on the discretion of the Board of Directors in setting the compensation for each or all of its members who are not also employees of the Company or any of its subsidiaries; (iv) adds an express ability to cancel awards or clawback certain compensation received from recently exercised or settled awards in the event of the recipient's misconduct; (v) reflects the changes in the federal tax laws related to the elimination of the exception from the deduction limit contained in Section 162(m) previously available for performance based compensation (except with respect to certain awards as to which binding written commitments existed on November 2, 2017); and (vi) reflects other changes to facilitate and clarify the administration of the 2011 Plan and awards made thereunder.

Purpose of the 2011 Plan

The 2011 Plan governs grants of stock-based awards to employees and non-employee directors. It is designed to support the Company's long-term business objectives in a manner consistent with our executive compensation philosophy. The Board believes that extending the term of the 2011 Plan will allow the Company to continue to offer its employees long-term, performance-based compensation through the 2011 Plan and will promote the following key objectives:

  •
  aligning the interest of employees with those of the shareholders;
  •
  reinforcing key Company goals and objectives that help drive shareholder value; and
  •
  attracting, motivating and retaining experienced and highly qualified employees who contribute to the Company's financial success.

Shares Available Under Plans

If approved by the shareholders, the amended and restated plan increases the number of shares authorized for issuance under the 2011 Plan by 100 million shares, increasing the total number of shares that may be issued under the 2011 Plan from 79 million to 179 million shares.

As of January 7, 2020, 30.9 million shares remain available for issuance of future awards under the 2011 Plan. In addition, 27.7 million shares remain available for future awards pursuant to the Twenty-First Century Fox, Inc. 2013 Long-Term Incentive Plan (which we refer to as the 21st Century Plan) and 0.4 million shares remain available for future awards pursuant to the Walt Disney Company/Pixar 2004 Equity Incentive Plan (which we refer to as the Disney/Pixar Plan). The 21st Century Plan was assumed by the Company in connection with merger by which the Company acquired the entertainment assets of Twenty-First Century Fox, Inc. in order to convert the outstanding awards under the 21st Century Plan to awards in respect of Disney common stock and to allow future grants to be made under the 21st Century Plan to employees of the entities acquired in that transaction. The shares that are available for issuance under the 2011 Plan and shares that are available for issuance under the 21st Century Plan and Disney/Pixar Plan may increase to the extent outstanding awards are cancelled due to forfeiture of awards or expiration of awards without exercise. The Company maintains other plans under which there are outstanding awards, but no future awards may be made from those plans.

The following table sets forth the number of shares authorized for future issuance (including shares authorized for issuance pursuant to restricted stock, restricted stock unit and stock awards) as of January 7, 2020, along with the equity dilution represented by the shares available for future awards as a percentage of the common shares outstanding.

SHARE AUTHORIZATION (shares in millions)
	Total Shares Available	Equity Dilution: Percent of Basic Common Shares Outstanding
Shares authorized for future awards as of January 7, 2020[1]	59	3.27%

Requested increase to shares available in the 2011 Plan	100	5.54%

Shares authorized for future awards after approval of the 2011 Plan[1]	159	8.81%

1
Includes shares authorized under the 2011 Plan, the 21st Century Plan and The Walt Disney Company/Pixar 2004 Equity Incentive Plan.
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Items to Be Voted On

On January 7, 2020, the equity overhang, or the percentage of outstanding shares (plus shares that could be issued pursuant to plans) represented by all stock incentives granted and those available for future grant under all plans, was 10.98%. Equity overhang was calculated as all shares issuable upon exercise of outstanding options and vesting of outstanding restricted stock units plus shares available for future grant divided by (a) basic common shares outstanding + (b) shares in the numerator.

The Company believes its overhang level is reasonable and will continue to be so after approval of the 2011 Plan.

The following table sets forth information regarding awards granted and earned, the run rate for each of the last three fiscal years and the average run rate over the last three years.

RUN RATE (shares in millions)
	Fiscal 2017	Fiscal 2018	Fiscal 2019	3-year Average
Stock options granted	4.8	4.1	4.1	4.3

Service-based restricted stock units granted	3.6	3.8	3.5	3.6

Actual performance-based restricted stock units earned	0.2	1.1	0.2	0.5

Basic common shares outstanding at fiscal year end	1,516.9	1,488.1	1,801.6	1,602.2

Run rate[1]	0.57%	0.60%	0.43%	0.53%

1
Run rate was calculated as (a) all option awards and non-performance restricted stock units granted in a fiscal year + (b) actual performance-based restricted stock units vested in a fiscal year, divided by the number of basic common shares outstanding at the end of that fiscal year.

The Company continues to manage its run rate of awards granted over time to levels it believes are reasonable in light of changes in its business and number of outstanding shares while ensuring that our overall executive compensation program is competitive, relevant and motivational.

On January 7, 2020, the closing price of Disney common stock traded on the New York Stock Exchange was $145.70 per share.

Overview of Amended and Restated 2011 Plan

Set forth below is a description of the 2011 Plan, as amended and restated.

All employees of the Company and its affiliates will be eligible to receive awards under the 2011 Plan, but awards under the existing plans in fiscal 2019 were generally limited to approximately 9,300 employees of the Company and its affiliates and non-employee Directors of The Walt Disney Company (of whom there are currently 8). The relative weight of equity compensation in the total compensation package generally increases in relation to a participant's role in influencing shareholder value.

The 2011 Plan is an "omnibus" stock plan that provides for a variety of equity award vehicles to maintain flexibility. The 2011 Plan permits the grant of stock options, stock appreciation rights, restricted and unrestricted stock awards and stock units. As described more fully in Compensation Discussion and Analysis, participants currently are generally granted a mix of stock options and restricted stock units. Restricted stock units granted in fiscal 2019 that do not have performance conditions (other than any test added to assure deductibility under Section 162(m) of those award eligible to continue to qualify for the performance-based exception to Section 162(m)'s limitation on deductibility) generally vest 25% on each of the first four anniversaries of grant. Restricted stock units granted in fiscal 2019 that have performance conditions (in addition to the above referenced test to assure deductibility under Section 162(m), where applicable) vest on the third anniversary of the grant. Except for restricted stock units issued as a part of an executive's bonus, a portion of restricted stock units awarded to senior executives include performance requirements for vesting.

The 2011 Plan does not permit any modification of options or stock appreciation rights that would be treated as a "repricing" (under applicable rules, regulations or New York Stock Exchange listing requirements) without the approval of shareholders, nor the granting of discounted options or stock options with reload features. The 2011 Plan counts stock appreciation rights as one share for every stock-settled exercise, regardless of the actual number of shares used to settle the stock appreciation right upon exercise. The 2011 Plan does not contain an "evergreen" provision to automatically increase the number of shares available for future issuance.

The Walt Disney Company Notice of 2020 Annual Meeting and Proxy Statement 65

Summary of the 2011 Plan

The following is a summary of the material terms of the 2011 Plan.

Plan Administration

The selection of employee participants in the 2011 Plan, the level of participation of each participant and the terms and conditions of all awards are determined by the Compensation Committee. It is intended that each member of the Compensation Committee will be an "independent director" for purposes of the Company's Corporate Governance Guidelines, the Compensation Committee's charter and the New York Stock Exchange listing requirements; a "non-employee Director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code. Currently, the Compensation Committee is comprised of three directors meeting these independence criteria. The Compensation Committee has the discretionary authority to interpret the 2011 Plan, to prescribe, amend and rescind rules and regulations relating to the 2011 Plan, and to make all other determinations necessary or advisable for the administration of the 2011 Plan. The Committee may delegate authority to administer the 2011 Plan as it deems appropriate, subject to the express limitations set forth in the 2011 Plan. In the case of awards under the 2011 Plan to non-employee Directors, the powers of the Compensation Committee will be exercised by the full Board.

Limits on Plan Awards

The Board has reserved a maximum of 179 million shares for issuance pursuant to stock options, stock appreciation rights, restricted and unrestricted stock awards and stock unit awards under the 2011 Plan. Each share subject to a stock option or stock appreciation award reduces the number of shares available for issuance under the 2011 Plan by one share, and each share subject to an award of restricted or unrestricted stock, or stock unit awards reduces the number of shares available for issuance by two shares. A maximum of 4,000,000 shares may be granted under the 2011 Plan to an individual pursuant to stock options and stock appreciation rights awarded during any calendar year. For restricted stock, restricted stock units and stock awards, a maximum of 2,000,000 shares may be granted under the 2011 Plan to an individual during any calendar year. These limitations on grants to an individual will be applied in aggregate to all awards granted under any equity-based compensation plan of the Company.

Shares delivered under the 2011 Plan will be authorized but unissued shares of Disney common stock, treasury shares or shares purchased in the open market or otherwise. To the extent that any award payable in shares granted under the 2011 Plan or a predecessor plan is forfeited, cancelled, returned for failure to satisfy vesting requirements or upon the occurrence of other forfeiture events, or otherwise terminates without payment being made in shares, the shares covered thereby will no longer be charged against the maximum share limitation and will be available for new awards under the 2011 Plan, and will return at the same ratio as the ratio at which they were granted under the terms of the applicable plan. Notwithstanding the foregoing, upon exercise of a stock-settled stock appreciation right, the number of shares subject to the award being exercised shall be counted against the maximum aggregate number of shares of common stock that may be issued under the plan as provided above, on the basis of one share for every share subject thereto, regardless of the actual number of shares used to settle the stock appreciation right upon exercise. Any awards settled in cash will not be counted against the maximum share reserve under the 2011 Plan. Any shares exchanged by a participant or withheld from a participant as full or partial payment to the Company of the exercise price or the tax withholding upon exercise or payment of an award will not be returned to the number of shares available for issuance under the 2011 Plan.

As part of the amendment and restatement of the 2011 Plan, the Company has established a limit on the compensation that may be payable to any member of the Board of Directors who is also not an employee of the Company or any of its subsidiaries (a "Non-Employee Director"). Pursuant to this limit, the sum of (1) the grant date fair value of awards made under the 2011 Plan and payable in shares, (2) the maximum cash value of any other award granted under the 2011 Plan as compensation for services as a Non-Employee Director (as determined at the date of grant), and (3) any other cash compensation paid to the Non-Employee Director for services as a member of the Board or any of its committees (including any annual retainer, meeting or similar fees), awarded to a Non-Employee Director during any fiscal year may not exceed $800,000. This dollar limit will be adjusted annually as of the first business day in each such year commencing after fiscal year 2020 to reflect the average increase, if any, in the Consumer Price Index for All Urban Consumers for the prior 12 month period, as reported for by the Bureau of Labor Statistics (or any successor organization thereto). For purposes of applying this limitation, compensation shall be counted against the limit for the fiscal year in which it was granted, and not when paid, earned or distributed.

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Items to Be Voted On

Eligibility and Participation

All of the approximately 150,000 full-time employees of the Company and its affiliates, as well as the Company's non-employee Directors, are eligible to participate in the 2011 Plan. Approximately 9,300 employees (including five executive officers of Disney) and non-employee Directors receive long-term incentive awards in a given year, although this may vary from year to year. From time to time, the Compensation Committee (or as to non-employee Directors, the Board) will determine who will be granted awards, the number of shares subject to such grants and all other terms of awards.

As described in "Corporate Governance and Board Matters — Director Compensation", each Non-Employee Director is awarded stock units as a portion of the annual compensation payable for services as a member of the Board.

Types of Plan Awards

As described in the Compensation Discussion and Analysis, the Company's current equity compensation awards to employees generally consist of stock options and restricted stock units. However, to provide the flexibility to address different circumstances or changing competitive practices that may call for the use of different awards, the 2011 Plan authorizes the Compensation Committee to grant a variety of other equity instruments. The types of securities that may be issued under the 2011 Plan are described below.

Stock Options.    Stock options granted under the 2011 Plan may be either non-qualified stock options or incentive stock options qualifying under Section 422 of the Internal Revenue Code. The price of any stock option granted may not be less than the fair market value of the Disney common stock on the date the option is granted. The option price is payable in cash, shares of Disney common stock, through a broker-assisted cashless exercise or as otherwise permitted by the Compensation Committee. The 2011 Plan allows the Committee to determine fair market value from several generally accepted alternative methods of establishing such value.

The Compensation Committee determines the terms of each stock option grant at the time of the grant. The exercise term may not exceed ten years. The Committee specifies at the time each option is granted the time or times at which, and in what proportions, an option becomes vested and exercisable. Vesting may be based on the continued service of the participant for specified time periods or on the attainment of specified business or stock price performance goals established by the Committee or both. The Committee may accelerate the vesting of options at any time and, unless otherwise provided in the award agreement, vesting accelerates if the participant dies or the participant's employment terminates due to disability while employed by the Company or any of its affiliates.

In general, except for termination for cause as described in the 2011 Plan, a stock option expires on the earlier of the scheduled expiration date and (i) 12 months after termination of service, if service ceases due to disability; (ii) 18 months after termination, if service ceases when the participant is eligible to elect immediate commencement of retirement benefits under a pension plan to which the Company has made contributions; or (iii) if the participant died while employed by the Company or any of its affiliates; or (iv) three months after termination, if service ceases under any other circumstances. The Compensation Committee may provide for extension of the expiration of options in individual option agreements and has done so pursuant to employment agreements of certain officers as described under Payments and Rights on Termination, above.

Stock Appreciation Rights.    A stock appreciation right (a "SAR") entitles the participant, upon settlement, to receive a payment based on the excess of the fair market value of a share of Disney common stock on the date of settlement over the base price of the right, multiplied by the applicable number of shares of Disney common stock. SARs may be granted on a stand-alone basis or in tandem with a related stock option. The base price may not be less than the fair market value of a share of Disney common stock on the date of grant. The Compensation Committee will determine the vesting requirements and the payment and other terms of a SAR, including the effect of termination of service of a participant. Vesting may be based on the continued service of the participant for specified time periods or on the attainment of specified business performance goals established by the Committee or both. The Committee may accelerate the vesting of SARs at any time. Generally, any SAR, if granted, would terminate after the ten-year period from the date of the grant. SARs may be payable in cash or in shares of Disney common stock or in a combination of both as determined by the Committee.

Restricted Stock.    A restricted stock award represents shares of Disney common stock that are issued subject to restrictions on transfer and vesting requirements as determined by the Compensation Committee. Vesting requirements may be based on the continued service of the participant for specified time periods or on the attainment of specified business performance goals established by the Committee or both. Subject to the transfer restrictions and vesting requirements of the award, the participant will have the same rights as one

The Walt Disney Company Notice of 2020 Annual Meeting and Proxy Statement 67

of Disney's shareholders, including all voting and dividend rights, during the restriction period, unless the Committee determines otherwise at the time of the grant.

Stock Units.    An award of stock units provides the participant the right to receive a payment based on the value of a share of Disney common stock. Stock units may be subject to such vesting requirements, restrictions and conditions to payment as the Compensation Committee determines are appropriate. Vesting requirements may be based on the continued service of the participant for a specified time period or on the attainment of specified business performance goals established by the Committee or both as determined by the Committee. A stock unit award may also be granted on a fully vested basis, with a deferred payment date. Stock unit awards are payable in cash or in shares of Disney common stock or in a combination of both. Stock units may also be granted together with related dividend equivalent rights.

Stock Awards.    A stock award represents shares of Disney common stock that are issued free of restrictions on transfer and free of forfeiture conditions and as to which the participant is entitled to all the rights of a shareholder. A stock award may be granted for past services, in lieu of bonus or other cash compensation, as Director's compensation or for any other valid purpose as determined by the Compensation Committee.

Section 162(m).    As originally adopted, the 2011 Plan was designed to allow awards to certain of the Company's executive officers to qualify for the performance-based exception to the deduction limit imposed under Section 162(m). That exception was repealed prospectively for taxable years beginning after 2017, except to the extent that the compensation payable in any such subsequent year was payable in accordance with the terms of a binding written commitment in effect on November 2, 2017. As amended and restated, the 2011 Plan retains the provisions necessary to enable awards that may continue to qualify for this exception because they were outstanding at November 2, 2017 or were or are issued thereafter pursuant to the terms of a binding written commitment to satisfy the applicable requirements to allow for deductibility.

Effect of Change in Control

Awards under the 2011 Plan are generally subject to special provisions upon the occurrence of a "change in control" (as defined in the 2011 Plan) transaction with respect to the Company. Under the 2011 Plan, if within twelve months of a change in control there occurs a "triggering event" (as defined in the 2011 Plan) with respect to the employment of the participant, any outstanding stock options, SARs or other equity awards under the 2011 Plan will generally become fully vested and exercisable, and, in certain cases, paid to the participant. A triggering event is defined generally to include a termination of employment by the Company other than for cause or a termination of employment by the participant following a reduction in position, pay or other constructive termination event. Payments under awards that become subject to the excess parachute payment rules under Section 280G of the Internal Revenue Code may be reduced under certain circumstances.

Clawback Provisions

The Compensation Committee may provide that a participant's rights under an award will be subject to reduction, cancellation, forfeiture or recoupment, including pursuant to the terms and conditions of any claw back or recoupment policy that the Company may have in effect at any time and from time to time, upon the occurrence of specified events, including violation of material Company policies, breach of noncompetition, confidentiality or other restrictive covenants. The Compensation Committee may also cancel any outstanding award (or any portion thereof), or require reimbursement of all or any portion of any amount that had been paid under any Award within the prior 12 month period if (i) the Committee determines that the participant has engaged in fraud or intentional misconduct that caused the Company's restatement of any of its financial statements or (ii) the Company has incurred, or could reasonably be expected to incur, reputational harm or financial harm, in either case, related to or arising directly or indirectly from the recipient material misconduct, gross negligence, material misfeasance, or material nonfeasance. For this purpose, (A) "reputational harm" means any significant damage to, or significant impairment of, (i) the Company's reputation among customers of the Company or its affiliates or other third parties with whom the Company and its affiliates conduct business or (ii) the perception of the quality of the products offered by the Company and its affiliates, and (B) "financial harm" means that the Company or any affiliate incurs or could reasonably be expected to incur any significant monetary loss or expense.

Limited Transferability

All options, stock appreciation rights, restricted stock and restricted stock units granted under the 2011 Plan are nontransferable except upon death, either by the participant's will or the laws of descent and distribution or through a beneficiary designation, or in the case of nonqualified options, during the participant's lifetime to

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Items to Be Voted On

immediate family members of the participant as may be approved by the Compensation Committee.

Adjustments for Corporate Changes

In the event of stock splits, stock dividends, recapitalizations, reclassifications, mergers, spin-offs or other changes affecting the Company or shares of Disney common stock, equitable adjustments shall be made to the number of shares of Disney common stock available for grant, as well as to other maximum limitations under the 2011 Plan, and the number and kind of shares of Disney common stock or other rights and prices under outstanding awards and other terms of outstanding awards affected by such events.

Term, Amendment and Termination

The amendment and restatement extends the termination date of the 2011 Plan from December 1, 2020 to December 4, 2029, unless terminated earlier by the Board of Directors. The Board may at any time and from time to time and in any respect amend or modify the Plan. The Board may seek the approval of any amendment or modification by the Company's shareholders to the extent it deems necessary or advisable in its sole discretion for purposes of compliance with Section 162(m) or Section 422 of the Internal Revenue Code, the listing requirements of the New York Stock Exchange or other exchange or securities market or for any other purpose. No amendment or modification of the 2011 Plan will adversely affect any outstanding award without the consent of the participant or the permitted transferee of the award.

Plan Benefits

Future benefits under the 2011 Plan are not currently determinable. With respect to fiscal year 2019, stock options and restricted stock units were granted under the 2011 Plan to the Company's named executive officers as set forth in the table captioned Fiscal 2019 Grants of Plan Based Awards, and options for a total of 568,557 shares and a total of 173,771 restricted stock units, having an aggregate grant date fair value of $36.2 million were awarded to the executive officers as a group. With respect to fiscal year 2019, stock units and deferred units were granted to non-employee Directors and had an aggregate grant date fair value of $2.5 million. Options for a total of 3.5 million shares and a total of 3.3 million restricted stock units, having an aggregate grant date fair value of $471.1 million, were awarded to employees other than executive officers with respect to fiscal year 2019.

U.S. Tax Treatment of Awards

Incentive Stock Options.    An incentive stock option results in no taxable income to the optionee or deduction to the Company at the time it is granted or exercised. However, the excess of the fair market value of the shares acquired over the option price is an item of adjustment in computing the alternative minimum taxable income of the optionee. If the optionee holds the stock received as a result of an exercise of an incentive stock option for at least two years from the date of the grant and one year from the date of exercise, then the gain realized on disposition of the stock is treated as a long-term capital gain. If the shares are disposed of during this period (i.e., a "disqualifying disposition"), then the optionee will include in income, as compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the shares upon exercise of the option over the option price (or, if less, the excess of the amount realized upon disposition over the option price). The excess, if any, of the sale price over the fair market value on the date of exercise will be a short-term capital gain. In such case, the Company will be entitled to a deduction, in the year of such a disposition, for the amount includible in the optionee's income as compensation. The optionee's basis in the shares acquired upon exercise of an incentive stock option is equal to the option price paid, plus any amount includible in the optionee's income as a result of a disqualifying disposition.

Non-Qualified Stock Options.    A non-qualified stock option results in no taxable income to the optionee or deduction to the Company at the time it is granted. An optionee exercising such an option will, at that time, realize taxable compensation in an amount equal to the difference between the option price and the then market value of the shares. A deduction for federal income tax purposes will be allowable to the Company in the year of exercise in an amount equal to the taxable compensation recognized by the optionee.

The optionee's basis in such shares is equal to the sum of the option price plus the amount includible in the optionee's income as compensation upon exercise. Any gain (or loss) upon subsequent disposition of the shares will be a long-term or short-term gain (or loss), depending upon the holding period of the shares.

If a non-qualified option is exercised by tendering previously owned shares of the Company's common stock in payment of the option price, then, instead of the treatment described above, the following generally will apply: a number of new shares equal to the number of previously owned shares tendered will be considered to have been received in a tax-free exchange; the optionee's basis and holding period for such number of new shares will be equal to the basis and holding period

The Walt Disney Company Notice of 2020 Annual Meeting and Proxy Statement 69

of the previously owned shares exchanged. The optionee will have compensation income equal to the fair market value on the date of exercise of the number of new shares received in excess of such number of exchanged shares; the optionee's basis in such excess shares will be equal to the amount of such compensation income; and the holding period in such excess shares will begin on the date of exercise.

Stock Appreciation Rights.    Generally, the recipient of a stand-alone SAR will not recognize taxable income at the time the stand-alone SAR is granted. If an employee receives the appreciation inherent in the SARs in cash, the cash will be taxed as ordinary income to the employee at the time it is received. If an employee receives the appreciation inherent in the SARs in stock, the spread between the then current fair market value of the stock and the base price will be taxed as ordinary income to the employee at the time the stock is received. In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of SARs. However, upon the settlement of an SAR, the Company will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the settlement.

Other Awards.    The current United States federal income tax consequences of other awards authorized under the 2011 Plan are generally in accordance with the following: (i) restricted stock is generally subject to ordinary income tax at the time the restrictions lapse, unless the recipient elects to accelerate recognition as of the date of grant; (ii) stock unit awards are generally subject to ordinary income tax at the time of payment; and (iii) unrestricted stock awards are generally subject to ordinary income tax at the time of grant. In each of the foregoing cases, the Company will generally be entitled to a corresponding federal income tax deduction at the same time the participant recognizes ordinary income.

Section 162(m).    Compensation of certain persons who are "covered employees" of the Company is subject to the tax deduction limits of Section 162(m) of the Internal Revenue Code. As a result of changes in the tax laws effective for taxable years beginning after 2017, with limited exception, compensation payable to any person who at any time after any fiscal year beginning after 2016 is or was a "named executive officer" of the

Company whose compensation was required to be disclosed will be nondeductible for federal income tax purposes to the extent that such compensation exceeds $1 million in any fiscal year. However, compensation payable pursuant to any award that would have qualified as "performance-based compensation" and was either in effect on November 2, 2017 or granted pursuant to a binding written commitment in effect on November 2, 2017 which, in either case, is not thereafter materially modified, will continue to be exempt from Section 162(m), regardless of when paid.

Section 409A.    Acceleration of income, additional taxes, and interest apply to nonqualified deferred compensation that is not compliant with Section 409A of the Internal Revenue Code. To be compliant with Section 409A rules with respect to the timing of elections to defer compensation, distribution events and funding must be satisfied. The terms of the 2011 Plan are intended to ensure that awards under it will not be subject to adverse tax consequences applicable to deferred compensation under Section 409A.

Tax Treatment of Awards to Non-Employee Directors and to Employees Outside the United States.    The grant and exercise of options and awards under the 2011 Plan to non-employee Directors and to employees outside the United States may be taxed on a different basis.

Voting

The affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on this item will be required for approval of the amendment to the 2011 Plan. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote. Broker non-votes (as described under "Information About Voting and the Meeting — Voting") will not be considered entitled to vote on this item and therefore will not be counted in determining the number of shares necessary for approval.

The Board recommends that shareholders vote "FOR" approval of the Amended and Restated 2011 Stock Incentive Plan.

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Items to Be Voted On

Shareholder Proposal

The Company has been notified that a shareholder of the Company intends to present a proposal for consideration at the annual meeting. The shareholders making this proposal have presented the proposal and supporting statement set forth below, and we are presenting the proposal and the supporting statement as it was submitted to us. While we take issue with certain of the statements contained in the proposal and the supporting statement, we have limited our response to the most important points and have not attempted to address all the statements with which we disagree. The address and stock ownership of the proponents will be furnished by the Company's Secretary to any person, orally or in writing as requested, promptly upon receipt of any oral or written request.

The affirmative vote of the holders of a majority of shares represented in person or by proxy and entitled to vote on the proposal will be required for approval of the proposal. Abstentions will be counted as represented and entitled to vote and will have the effect of a negative vote on the proposal. Broker non-votes (as described under "Information About Voting and the Meeting — Voting") will not be considered entitled to vote on the proposal and will not be counted in determining the number of shares necessary for approval of the proposal. The shareholder proposals will be voted on at the annual meeting only if properly presented by or on behalf of the proponents.

Proposal — Lobbying Disclosure

The Congregation of Sisters of St. Agnes has notified the Company that it intends to present the following proposal on behalf of itself, the Congregation of St. Joseph, Daughters of Charity, the Franciscan Sisters of Perpetual Adoration, Fresh Pond Capital, Greater Manchester Pension Fund, Missionary Oblates of Mary Immaculate, Mercy Investment Services, Inc. and Walden Asset Management for consideration at the annual meeting.

Whereas, we believe in full disclosure of our company's direct and indirect lobbying activities and expenditures to assess whether Disney's lobbying is consistent with Disney's expressed goals and in the best interests of shareholders.

Resolved, the shareholders of The Walt Disney Company ("Disney") request the preparation of a report, updated annually, disclosing:

  1.
  Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

  2.
  Payments by Disney used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

  3.
  Description of management's decision making process and the Board's oversight for making payments described in sections 2 and 3 above.

For purposes of this proposal, a "grassroots lobbying communication" is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. "Indirect lobbying" is lobbying engaged in by a trade association or other organization of which Disney is a member.

Both "direct and indirect lobbying" and "grassroots lobbying communications" include efforts at the local, state and federal levels.

The report shall be presented to the Governance and Nominating Committee and posted on Disney's website.

Supporting Statement

We encourage transparency in Disney's use of funds to lobby. Disney spent $34,055,000 from 2010 through 2018 on federal lobbying. This does not include state lobbying expenditures, where Disney also lobbies but disclosure is uneven or absent. For example, Disney spent $3,259,090 on lobbying in California from 2010 through 2018. And Disney also lobbies abroad, spending between €400,000 – €499,000 on lobbying in Europe for 2018.

Disney serves on the board of NCTA — The Internet & Television Association, which spent $146 million on lobbying from 2010 – 2018, and belongs to the

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The Walt Disney Company Notice of 2020 Annual Meeting and Proxy Statement 71

Chamber of Commerce ("Paris Pullout Pits Chamber against Some of Its Biggest Members," Bloomberg, June 99, 2017), which has spent over $1.5 billion on lobbying since 1998. Unlike peer group members Accenture, Cisco, Intel and Microsoft, Disney does not disclose memberships in, or payments to, trade associations, or the amounts used for lobbying. We believe Disney should reconsider its resistance to disclosure of its spending on public policy.

We are concerned that Disney's lack of disclosure presents reputational risk when it contradicts company public positions. For example, Disney showed real leadership supporting the Paris Agreement on climate change ("Disney Chief Executive Officer Iger Quits Trump Council over Climate Decision," CNBC, June 2, 2017), yet the Chamber opposed the Paris climate accord. A 2018 report looking at political engagement transparency rated Disney an "F" on responsible lobbying ("Disney, Huawei and EY among Worst Offenders in Disclosing Lobbying," The Guardian, November 25, 2018). As shareholders, we believe that companies, including Disney, should ensure there is alignment between their own positions and their lobbying, including through trade associations. This proposal received 39.3 percent support in 2019 out of votes cast for and against.

Board Recommendation

The Board recommends that you vote against this proposal. This is the fifth year this proposal has been presented, and it has failed to obtain majority support in any of its prior submissions. Additionally, the proposal was submitted prior to adoption of our updated policies, described below, and we believe that additional disclosures in this regard would not be an efficient use of resources in light of our existing lobbying policies and disclosures.

The Company has been responsive to shareholders who expressed an interest in enhanced disclosure of its policies and involvement in the political and lobbying process. Following extensive shareholder engagement after the 2018 Annual Meeting, the Board decided to expand its lobbying disclosure to include its policy on Political Giving and Participation in the Formulation of Public Policy in the United States. This policy is available at https://www.thewaltdisneycompany.com/wp- content/uploads/2019/07/Political-Giving-and-Participation-in-the-Formulation-of-Public-Policy-2019-1.pdf.

Among other expansions, the enhanced policy provides for annual disclosure of information regarding our membership in U.S.-based industry and trade associations. The disclosure of annual dues the Company paid to these trade associations, together with the percentage each trade association has indicated to us was used for lobbying activities, can be found via a link from the policy or at https://www.thewaltdisneycompany.com/wp-content/uploads/2019/07/Political-Disclosure-Archive-2019.pdf. Notably, these policies were expanded following the proposal submission.

The Company also continues to provide significant disclosure regarding political and lobbying activities:

  •
  We disclose details of our contributions to candidates for office on a semi-annual basis
  o
  Source: The Company's website, www.thewaltdisneycompany.com/citizenship/policies.
  •
  We provide reports that detail the issues the Company lobbied on, the houses of Congress and federal agencies lobbied and the total amounts expended during each calendar quarter on lobbying activities; these amounts also disclose the portion of any trade association payments that are used for lobbying as disclosed to the Company by the trade associations
  o
  Source: Filings with the U.S. House of Representatives and the U.S. Senate, which are publicly available at http://lobbyingdisclosure.house.gov.
  •
  We file extensive lobbying disclosure reports, highlighting lobbying activity for individual states

The Company has been recognized as one of the leaders in disclosure for political disclosure among S&P 500 companies. In 2019, the Center for Political Accountability's Zicklin Index of Corporate Political Disclosure and Accountability, which benchmarks the political disclosure and accountability policies and practices of leading U.S. public companies, has recognized the quality of our disclosure and ranked Disney among the First Tier of S&P 500 companies.

Accordingly, the Board recommends that you vote "AGAINST" this proposal, and if the proposal is presented your proxy will be voted against this proposal unless you specify otherwise.

Other Matters

Management is not aware of any other matters that will be presented at the Annual Meeting, and Company Bylaws do not allow proposals to be presented at the meeting unless they were properly presented to the Company prior to December 8, 2019. However, if any other question that requires a vote is properly presented at the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

72

Information About Voting and the Meeting

Shares Outstanding

Shareholders owning Disney common stock at the close of business on January 13, 2020 (the record date) may vote at the 2020 Annual Meeting and any postponements or adjournments of the meeting. As of the Record Date, 1,805,259,396 shares of Disney common stock were outstanding. Each share is entitled to one vote on each matter considered at the meeting.

Voting

How to Vote.    Shareholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card.

•
To vote by Internet, go to www.ProxyVote.com/Disney and follow the instructions there. You will need the 16 digit number included on your proxy card, voter instruction form or notice.
•
To vote by telephone, registered shareholders should dial 1-800-690-6903 and follow the instructions. Beneficial holders should dial the phone number listed on your voter instruction form. You will need the 16 digit number included on your proxy card, voter instruction form or notice.
•
If you received a notice and wish to vote by traditional proxy card, you can receive a full set of materials at no charge through one of the following methods:

1)
by internet: www.ProxyVote.com/Disney

2)
by Phone: 1-800-579-1639

3)
by email: sendmaterial@proxyvote.com (your email should contain the 16 digit number in the subject line).

To facilitate timely delivery, request the materials on or before February 26, 2020.

Deadline for Voting.    The deadline for voting by telephone or electronically is 11:59 p.m., Eastern Time, on March 10, 2020. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. "Street name" shareholders who wish to vote at the meeting will need to obtain a legal proxy form from the institution that holds their shares.

Proxies Submitted but not Voted.    If you properly sign and return your proxy card or complete your proxy via the telephone or Internet, your shares will be voted as you direct. If you sign and return your proxy but do not specify how you want your shares voted, they will be voted FOR the election of all nominees for Director as set forth under "Election of Directors," FOR the ratification of the appointment of the independent registered public accountants, FOR the advisory vote on executive compensation, FOR the amendment to the Company's 2011 Stock Incentive Plan and AGAINST the shareholder proposal.

Revocation of Proxies.    You may revoke your proxy and change your vote at any time before the close of balloting at the Annual Meeting by submitting a written notice to the Secretary, by submitting a later dated and properly executed proxy (including by means of a telephone or Internet vote), or by voting in person at the Annual Meeting.

Confirmation of Voting.    From February 25, 2020 through May 11, 2020, you may confirm your vote beginning twenty-four hours after your vote is received, whether it was cast by proxy card, electronically or telephonically. To obtain vote confirmation, log onto www.ProxyVote.com/Disney using the 16 digit number (located on your notice or proxy card). If you hold your shares through a bank or brokerage account, the ability to confirm your vote may be affected by the rules of your bank or broker and the confirmation will not confirm whether your bank or broker allocated the correct number of shares to you.

Plan Participants.    If you participate in the Disney Savings and Investment Plan or the Disney Hourly Savings and Investment Plan, you may give voting instructions as to the number of shares of common stock you hold in the plan as of the record date. You may provide voting instructions to Fidelity Management Trust Company by voting online or by completing and returning a proxy card if you received one. If you hold shares other than through these plans and you vote electronically, voting instructions you give with respect to your other shares will be applied to Disney stock credited to your accounts in a savings and investment plan unless you request a separate control number with respect to each account. To receive separate control numbers, please call 1-855-449-0994. The trustee will vote your shares in accordance with your duly executed instructions received by March 8, 2020. If you do not send instructions, an independent fiduciary has been

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The Walt Disney Company Notice of 2020 Annual Meeting and Proxy Statement 73

selected to determine how to vote all shares for which the trustee does not receive valid and timely instructions from participants. You may revoke previously given voting instructions by March 8, 2020, by either revising your instructions on line or by submitting to the trustee either a written notice of revocation or a properly completed and signed proxy card bearing a later date. Your voting instructions will be kept confidential by the trustee.

Broker Voting.    Under New York Stock Exchange Rules, the proposal to approve the appointment of independent auditors is considered a "discretionary" item. This means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions at least 10 days before the date of the meeting. In contrast, the election of Directors, the advisory vote on executive compensation, and the shareholder proposals are

"non-discretionary" items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called "broker non-votes" will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote for Directors, the advisory vote on executive compensation, and the shareholder proposals.

Results of Voting.    We will post preliminary results of voting at the meeting on our Investor Relations website promptly after the meeting and file results with the Securities and Exchange Commission as required by applicable rules.

Attendance at the Meeting

If you plan to attend the meeting, you must be a holder of Company shares as of the Record Date of January 13, 2020, and obtain an admission ticket in advance. Tickets will be available to registered and beneficial owners and up to one guest accompanying each registered or beneficial owner if permitted. You can print your own tickets and you must bring them to the meeting to gain access. Tickets can be printed by accessing Shareholder Meeting Registration at www.ProxyVote.com/Disney and following the instructions provided (you will need the 16 digit number included on your proxy card, voter instruction form or notice). If you are unable to print your tickets, please contact Broadridge at 1-855-449-0994 for assistance.

Requests for admission tickets will be processed in the order in which they are received and must be requested no later than 11:59 p.m. Eastern Time on March 10, 2020.

Please note that seating is limited and requests for tickets will be accepted on a first-come, first-served basis.

On the day of the meeting, each shareholder will be required to present their admission ticket along with a form of a government issued photo identification, such as a driver's license or passport at the security entrance. Seating will begin at 9:00 a.m. and the meeting will begin promptly at 10:00 a.m. Large bags, backpacks, suitcases, briefcases, cameras, cell phones, recording devices and other electronic devices will not be permitted at the meeting. You will be required to enter through a security check point before being granted access to the meeting.

You can obtain directions to the meeting by visiting www.disney.com/annualmeeting2020 or by calling Broadridge at 1-855-449-0994.

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Other Information

Stock Ownership

Based on a review of filings with the Securities and Exchange Commission, the Company has determined that the following persons hold more than 5% of the outstanding shares of Disney common stock.

Name and Address of Beneficial Owner	Shares		Percent of Class
Blackrock Inc 55 East 52nd Street New York, NY 10055	92,790,946	[1]	5.1%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	105,895,590	[2]	5.9%

To our knowledge, except as noted above, no person or entity is the beneficial owner of more than 5% of the voting power of the Company's stock.

1
According to filings with the Securities and Exchange Commission, Blackrock has sole voting power with respect to 78,808,082 shares, shared voting power with respect to no shares, sole dispositive power with respect to 92,790,946 shares, and shared dispositive power with respect to no shares.
2
According to filings with the Securities and Exchange Commission, Vanguard has sole voting power with respect to 1,808,905 shares, shared voting power with respect to 342,582 shares, sole dispositive power with respect to 103,783,654 shares, and shared dispositive power with respect to 2,111,936 shares.

The following table shows the amount of Disney common stock beneficially owned (unless otherwise indicated) by current Directors, nominees and named executive officers and by Directors, nominees and executive officers as a group. Except as otherwise indicated, all information is as of January 7, 2020.

Name	Shares[1,2]	Stock Units[3]	Shares Acquirable Within 60 Days[4]	Percent of Class
Susan E. Arnold	27,337	20,550	—	*

Mary T. Barra	229	6,366	—	*

Alan N. Braverman	111,117	—	322,351	*

Safra A. Catz	1,032	4,198	—	*

Francis A. deSouza	516	3,564	—	*

Michael B.G. Froman	277	2,978	—	*

Robert A. Iger	1,277,310	—	2,970,152	*

Maria Elena Lagomasino	2,815	12,030	—	*

Christine M. McCarthy	145,309	—	312,340	*

Zenia B. Mucha	31,418	—	144,622	*

Mark G. Parker	129	11,043	—	*

M. Jayne Parker	27,835	—	98,603	*

Derica W.Rice	—	1,898	—	*

All Directors, nominees and executive officers as a group (13 persons)	1,625,324	62,627	3,848,068	*

*
Less than 1% of outstanding shares.
1
The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority. Some Directors and executive officers disclaim beneficial ownership of some of the shares included in the table, as follows: Mr. Iger — 107,056 shares held in trusts and by spouse; Ms. Barra — 157 shares held for benefit of spouse. All Directors and executive officers as a group disclaim beneficial ownership of a total of 107,213 shares.
2
For executive officers, the number of shares listed includes interests in shares held in Company savings and investment plans as of January 7, 2020: Mr. Iger — 20,427 shares; Ms. Parker — 13,963 shares; Mr. Braverman — 12,195 shares; Ms. McCarthy — 4,047 shares; Ms. Mucha — 2,678 shares and all executive officers as a group — 53,310 shares.
3
Reflects the number of stock units credited as of January 7, 2020 to the account of each non-employee Director participating in the Company's Amended and Restated 1997 Non-Employee Directors Stock and Deferred Compensation Plan. These units are payable solely in shares of Company common stock as described under "Director Compensation," but do not have current voting or investment power. Excludes unvested restricted stock units awarded to executives under the Company's Amended and Restated 2011 Stock Incentive Plan that vest on a performance basis and other restricted stock units awarded to executives that have not vested under their vesting schedules.
4
Reflects the number of shares that could be purchased by exercise of options exercisable at January 7, 2020, or within 60 days thereafter under the Company's stock option plans and the number of shares underlying restricted stock units that vest within 60 days of January 7, 2020, excluding dividend equivalent units that will vest in that period.

As previously disclosed, on March 20, 2019 the TFCF acquisition was consummated. As a result of the transaction, among other things, The Walt Disney Company (formerly known as TWDC Holdco 613 Corp.) became the ultimate parent of TWDC Enterprises 18 Corp. (formerly known as The Walt Disney Company) ("Old Disney"), TFCF and their respective subsidiaries. Prior to the effective time, The Walt Disney Company was a direct, wholly owned subsidiary of Old Disney. Following the issuance of shares of The Walt Disney Company common stock in the transaction, the shares of The Walt Disney Company common stock became held solely by former Old Disney shareholders and former TFCF shareholders.

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The Walt Disney Company Notice of 2020 Annual Meeting and Proxy Statement 75

Delinquent Section 16(a) Reports

Based upon a review of filings with the Securities and Exchange Commission and written representations that no other reports were required, we believe that all of our Directors and executive officers complied during fiscal 2019 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, except Forms 4 for Mr. Iger, Ms. McCarthy, Ms. Parker and Brent Woodford due December 21, 2018 were filed on the next available filing date as a result of a filing software error; Forms 4 for Mr. Iger and Ms. Mucha filed January 3, 2019 were late due to an administrative oversight on the part of the Company (who transmitted the filings on behalf of Mr. Iger and Ms. Mucha); and a Form 4/A for Ms. Barra was filed October 2, 2019 to report shares Ms. Barra passively acquired as a result of the automatic exchange of certain TFCF shares for Company shares in connection with the TFCF acquisition.

Electronic Availability of Proxy Statement and Annual Report

As permitted by Securities and Exchange Commission rules, we are making this proxy statement and our annual report available to shareholders electronically via the Internet on the Company's website at www.disney.com/investors. On January 17, 2020, we began mailing to our shareholders a notice containing instructions on how to access this proxy statement and our annual report and how to vote online. If you received that notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained on the notice or set forth in the following paragraph.

If you received a paper copy of this proxy statement by mail and you wish to receive a notice of availability of next year's proxy statement either in paper form or electronically via e-mail, you can elect to receive a paper notice of availability by mail or an e-mail message that will provide a link to these documents on our website. By opting to receive the notice of availability and accessing your proxy materials online, you will save the Company the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources. Registered shareholders may elect to receive electronic proxy and annual report access or a paper notice of availability for future annual meetings by registering online at www.disneyshareholder.com. If you received electronic or paper notice of availability of these proxy materials and wish to receive paper delivery of a full set of future proxy materials, you may do so at www.ProxyVote.com/Disney. Beneficial or "street name" shareholders who wish to elect one of these options may also do so at www.ProxyVote.com/Disney. In either case, you will need the 16 digit number included on your voter instruction form or notice.

Mailings to Multiple Shareholders at the Same Address

The Company is required to provide an annual report and proxy statement or notice of availability of these materials to all shareholders of record. If you have more than one account in your name or at the same address as other shareholders, the Company or your broker may discontinue mailings of multiple copies. If you wish to receive separate mailings for multiple accounts at the same address, you should mark the box labeled "No" next to "Householding Election" on your proxy card. If you are voting by telephone or the Internet and you wish to receive multiple copies, you may notify us at the address and phone number at the end of the following paragraph if you are a shareholder of record or notify your broker if you hold through a broker.

Once you have received notice from your broker or us that they or we will discontinue sending multiple copies to the same address, you will receive only one copy until you are notified otherwise or until you revoke your consent. If you received only one copy of this proxy statement and the annual report or notice of availability of these materials and wish to receive a separate copy for each shareholder at your household, or if, at any time, you wish to resume receiving separate proxy statements or annual reports or notices of availability, or if you are receiving multiple statements and reports and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to The Walt Disney Company, c/o Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or by calling Broadridge at 1-866-540-7095, and we will promptly deliver additional materials as requested.

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Other Information

Proxy Solicitation Costs

The proxies being solicited hereby are being solicited by the Board of Directors of the Company. The cost of soliciting proxies in the enclosed form will be borne by the Company. We have retained D.F. King & Co., 48 Wall Street, New York, NY 10005, to aid in the solicitation. For these and related advisory services, we will pay D.F. King a fee of $35,000 and reimburse them for certain out-of-pocket disbursements and expenses.

Directors, officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

The Walt Disney Company Notice of 2020 Annual Meeting and Proxy Statement 77

Annex A — Reconciliation of Non-GAAP Measures

This proxy statement includes total segment operating income, net income attributable to Disney excluding certain items affecting comparability and EPS excluding certain items affecting comparability, which are important financial measures for the Company but are not financial measures defined by Generally Accepted Accounting Principles (GAAP). These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as an alternative measure of net income or EPS as determined in accordance with GAAP. These measures as we have calculated them may not be comparable to similarly titled measures reported by other companies.

The Company evaluates the performance of its operating segments based on segment operating income, and management uses total segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about total segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company's portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results. A reconciliation of income from continuing operations before income taxes to total segment operating income is as follows (dollars in millions):

	Year Ended

	9/28/2019	9/29/2018	9/30/2017
Income from continuing operations before income taxes	$13,944	$14,729	$13,788

Corporate & unallocated shared expenses	987	744	582

Restructuring and impairment charges	1,183	33	98

Other income, net	(4,357)	(601)	(78)

Interest expense, net	978	574	385

Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television Costs[1]	1,595	—	—

Impairment of Equity Investments[2]	538	210	—

Total segment operating income	$14,868	$15,689	$14,775

1
For fiscal 2019, amortization of intangible assets and fair value step-up on film and television costs were $1,043 million and $552 million, respectively.

2
For fiscal 2019, reflects the impairments of investments in Vice Group Holding, Inc. and of an investment in a cable channel at A+E Television Networks. For fiscal 2018, impairment of equity investments reflects the impairment of investments in Vice Group Holding, Inc. and Villages Nature equity investments.

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The Walt Disney Company Notice of 2020 Annual Meeting and Proxy Statement A-1

The Company uses net income attributable to Disney and EPS, each excluding certain items affecting comparability, to evaluate the performance of the Company's operations exclusive of certain items that impact the comparability of results from period to period over the long term. The Company believes that information about EPS exclusive of these impacts is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings trends, because the measure allows for comparability between periods of the operating performance of the Company's business. The items affecting comparability that have been excluded here are different than those excluded in our earnings release as we have excluded only the most significant items for purposes of this proxy statement.

A reconciliation of net income attributable to Disney to net income attributable to Disney excluding certain items affecting comparability and EPS to EPS excluding certain items affecting comparability is as follows (dollars in millions except per share amounts):

	Net Income from Continuing Operations Attributable to Disney	Diluted EPS
Year Ended September 28, 2019

As reported	$10,441	$6.27

Exclude:

Hulu Gain	(3,691)	(2.22)

Amortization of TFCF and Hulu intangible assets and fair value step-up on film and television costs	1,240	0.74

Charge for the extinguishment of debt	393	0.24

Excluding certain items affecting comparability	$8,383	$5.03 [1]

Year Ended September 29, 2018

As reported	$12,598	$8.36

Exclude:

Non-recurring impact of tax reform	(1,671)	(1.11)

Real Estate and Other Gains	(443)	(0.30)

Excluding certain items affecting comparability	$10,484	$6.96 [1]

1
May not equal to the sum of rows due to rounding
A-2

Annex B — Amended and Restated 2011 Stock Incentive Plan

Amended and Restated 2011 Stock Incentive Plan

1. Purpose.

The purpose of The Walt Disney Company 2011 Stock Incentive Plan is to further align the interests of employees and directors with those of the Company's shareholders by providing incentive compensation opportunities tied to the performance of the Common Stock and by promoting increased ownership of the Common Stock by such individuals. The Plan is also intended to advance the interests of the Company and its shareholders by attracting, retaining and motivating key personnel upon whose judgment, initiative and effort the successful conduct of the Company's business is largely dependent.

2. Definitions.

Wherever the following capitalized terms are used in the Plan, they shall have the meanings specified below:

"Affiliate" means (i) any entity that would be treated as an "affiliate" of the Company for purposes of Rule 12b-2 under the Exchange Act and (ii) any joint venture or other entity in which the Company has a direct or indirect beneficial ownership interest representing at least one-third (1/3) of the aggregate voting power of the equity interests of such entity or one-third (1/3) of the aggregate fair market value of the equity interests of such entity, as determined by the Committee.

"Applicable Exchange" means the New York Stock Exchange or such other exchange or automated trading system on which the Common Stock is principally traded at the applicable time.

"Award" means an award of a Stock Option, Stock Appreciation Right, Restricted Stock Award, Stock Unit Award or Stock Award granted under the Plan.

"Award Agreement" means a written or electronic agreement, and any and all amendments thereto (including any amendment affected through a Participant's employment agreement), entered into between the Company and a Participant setting forth the terms and conditions of an Award granted to a Participant.

"Board" means the Board of Directors of the Company.

"Code" means the Internal Revenue Code of 1986, as amended, plus regulations.

"Common Stock" means the Company's common stock, par value $0.01 per share.

"Committee" means the Compensation Committee of the Board, or such other committee of the Board appointed by the Board to administer all or any specified portion of the Plan.

"Company" means The Walt Disney Company, a Delaware corporation.

"Date of Grant" means the date on which an Award under the Plan is granted by the Committee, or such later date as the Committee may specify to be the effective date of an Award.

"Disability" means a Participant being considered "disabled" within the meaning of Section 409A(a)(2)(C) of the Code, unless otherwise provided in an Award Agreement.

"Effective Date" has the meaning ascribed to it in Section 14.1 hereof.

"Eligible Person" means any person who is an employee of the Company or any Affiliate or any person to whom an offer of employment with the Company or any Affiliate is extended, as determined by the Committee, or any person who is a Non-Employee Director.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Fair Market Value" of a share of Common Stock as of a given date shall be a value based on the opening, closing, actual, high, low, or average selling prices of a share of the Common Stock on the Applicable Exchange on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Such definition(s) of Fair Market Value shall be established not later than the time of the applicable grant, whether by resolution of the Committee, in the award agreement or in such other manner satisfactory to the Committee. If no other definition shall be specified in respect to any Award, Fair Market Value shall mean the closing prices of a share of the Common Stock on the Applicable Exchange on the date of grant

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The Walt Disney Company Notice of 2020 Annual Meeting and Proxy Statement B-1

or, if the date of grant is not a trading date, on the last trading day immediately preceding the date of grant. The definition of Fair Market Value may differ depending on whether Fair Market Value is in reference to the grant, exercise, vesting, settlement, or payout of an Award. If the Committee does not specify a different definition, Fair Market Value of a share of Common Stock as of a given date shall be the average of the highest and lowest of the composite tape market prices at which the shares of Common Stock shall have been sold regular way on the Applicable Exchange (or, if more appropriate under the rules of the Applicable Exchange, the average of the highest bid and lowest ask prices) on the date as of which Fair Market Value is to be determined or, if there shall be no such sale on such date, the next preceding day on which such a sale shall have occurred. If the Common Stock is not traded on an established stock exchange, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate, but based on objective criteria.

"Full-Value Award" means any Restricted Stock Award, Stock Unit Award or Stock Award.

"Incentive Stock Option" means a Stock Option granted under Section 6 hereof that is intended to meet the requirements of Section 422 of the Code and the regulations thereunder.

"Non-Employee Director" means any member of the Board who is not an employee of the Company.

"Nonqualified Stock Option" means a Stock Option granted under Section 6 hereof that is not an Incentive Stock Option.

"Participant" means any Eligible Person who holds an outstanding Award under the Plan.

"Plan" means The Walt Disney Company 2011 Stock Incentive Plan as set forth herein, effective as provided in Section 14.1 hereof and as may be amended from time to time.

"Predecessor Plans" collectively means The Walt Disney Company Amended and Restated 2005 Stock Incentive Plan (the "2005 Plan") and The Walt Disney Company Amended and Restated 1995 Stock Incentive Plan (the "1995 Plan"), in each case as in effect immediately prior to the Effective Date.

"Restricted Stock Award" means a grant of shares of Common Stock to an Eligible Person under Section 8 hereof that are issued subject to such vesting and transfer restrictions as the Committee shall determine, and such other conditions, as are set forth in the Plan and the applicable Award Agreement.

"Section 162(m)" means Section 162(m) of the Code or any successor provision thereto and the regulations thereunder, and including any provisions or regulations pertaining to the application thereof to awards afforded grandfathered status with respect to the performance-based compensation exception to the deduction limitation contained therein.

"Service" means a Participant's employment with the Company or any Affiliate or a Participant's service as a Non-Employee Director with the Company, as applicable.

"Stock Award" means a grant of shares of Common Stock to an Eligible Person under Section 10 hereof that are issued free of transfer restrictions and forfeiture conditions.

"Stock Appreciation Right" means a contractual right granted to an Eligible Person under Section 7 hereof entitling such Eligible Person to receive a payment, whether in cash, Common Stock or a combination thereof, or representing the difference between the base price per share of the right and the Fair Market Value of a share of Common Stock, at such time, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

"Stock Option" means a contractual right granted to an Eligible Person under Section 6 hereof to purchase shares of Common Stock at such time and price, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.

"Stock Unit Award" means a contractual right granted to an Eligible Person under Section 9 hereof representing notional unit interests equal in value to a share of Common Stock to be paid or distributed at such times, and subject to such conditions, as set forth in the Plan and the applicable Award Agreement.

3. Administration.

3.1    Committee Members.    The Plan shall be administered by a Committee comprised of no fewer than two members of the Board. It is intended that each Committee member shall satisfy the requirements for (i) an "independent director" for purposes of the Company's Corporate Governance Guidelines and the Compensation Committee Charter,

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Annex B — Amended and Restated 2011 Stock Incentive Plan

(ii) an "independent director" under rules adopted by the Applicable Exchange, (iii) a "nonemployee director" for purposes of such Rule 16b-3 under the Exchange Act and (iv) an "outside director" under Section 162(m) of the Code. No member of the Committee shall be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Award thereunder.

3.2    Committee Authority.    The Committee shall have such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. Subject to the express limitations of the Plan, the Committee shall have authority in its discretion to determine the Eligible Persons to whom, and the time or times at which, Awards may be granted, the number of shares, units or other rights subject to each Award, the exercise, base or purchase price of an Award (if any), the time or times at which an Award will become vested, exercisable or payable, the performance goals and other conditions of an Award, the duration of the Award, and all other terms of the Award. Subject to the terms of the Plan, the Committee shall have the authority to amend the terms of an Award in any manner that is not inconsistent with the Plan, and the terms of the applicable Award Agreement or any other contractual arrangement applicable to the Participant. The Committee shall also have discretionary authority to interpret the Plan and Award Agreements issued under the Plan, to make factual determinations under the Plan, and to make all other determinations necessary or advisable for Plan administration, including, without limitation, to correct any defect, to supply any omission or to reconcile any inconsistency in the Plan or any Award Agreement hereunder. The Committee may prescribe, amend, and rescind rules and regulations relating to the Plan. The Committee's determinations under the Plan need not be uniform and may be made by the Committee selectively among Participants and Eligible Persons, whether or not such persons are similarly situated. The Committee shall, in its discretion, consider such factors as it deems relevant in making its interpretations, determinations and actions under the Plan including, without limitation, the recommendations or advice of any officer or employee of the Company or such attorneys, consultants, accountants or other advisors as it may select. All interpretations, determinations and actions by the Committee shall be final, conclusive, and binding upon all parties.

3.3    Delegation of Authority.    To the extent permitted by applicable law, the Committee shall have the right, from time to time, to delegate any or all of its authorities hereunder to one or more of its members or to any one or more members of the Board. The Committee shall also have the right, from time to time, to delegate to one or more officers of the Company the authority of the Committee to grant and determine the terms and conditions of Awards granted under the Plan, subject to the requirements of applicable law and such other limitations as the Committee shall determine. In no event shall any such delegation of authority be permitted with respect to Awards to be granted to any member of the Board or to any Eligible Person who is subject to the reporting requirements of Section 16(a) of the Exchange Act or who is a covered employee under Section 162(m) of the Code. The Committee shall also be permitted to delegate, to any appropriate officer or employee of the Company, responsibility for performing certain ministerial functions under the Plan. In the event that the Committee's authority is delegated to officers or employees in accordance with the foregoing, all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such officer or employee for such purpose. Any action undertaken in accordance with the Committee's delegation of authority hereunder shall have the same force and effect as if such action was undertaken directly by the Committee and shall be deemed for all purposes of the Plan to have been taken by the Committee.

3.4    Grants to Non-Employee Directors.    Any Awards or formula for granting Awards under the Plan made to Non-Employee Directors shall be approved by the Board. With respect to awards to such directors, all rights, powers and authorities vested in the Committee under the Plan shall instead be exercised by the Board, and all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to the Board for such purpose. Notwithstanding any provision to the contrary in the Plan or in any policy of the Company regarding compensation payable to a Non-Employee Director, the sum of the grant date fair value (determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 or any successor thereto) of all Awards payable in Shares and the maximum cash value of any other Award granted under the Plan to an individual as compensation for services as a Non-Employee Director (as determined at the date such Award is granted), together with cash compensation paid to the Non-Employee Director in the form of Board and Committee retainer, meeting or similar fees, during any fiscal year shall not exceed US $800,000.00, as such amount shall be adjusted annually as of the first business day in each such year commencing after the fiscal year ending in 2020 to reflect the average increase, if any, in the Consumer Price Index for All Urban Consumers for the prior 12 month period, as reported for by the Bureau of Labor Statistics (or any successor organization thereto). For avoidance of doubt, compensation shall count towards this limit for the fiscal year in which it was granted, and not when paid, earned or distributed.

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The Walt Disney Company Notice of 2020 Annual Meeting and Proxy Statement B-3

4. Shares Subject to the Plan.

4.1    Maximum Share Limitations.    Subject to adjustment pursuant to Section 4.3 hereof, the maximum aggregate number of shares of Common Stock that may be issued and sold under all Awards granted under the Plan shall be 179 million shares, plus the aggregate number of shares remaining available for issuance as awards under the Predecessor Plans immediately prior to the Effective Date. Any shares of Common Stock subject to Stock Options or Stock Appreciation Rights shall be counted against the maximum share limitation of this Section 4.1 as one share of Common Stock for every share of Common Stock subject thereto. Any shares of Common Stock subject to Full-Value Awards shall be counted against the maximum share limitation of this Section 4.1 as two shares of Common Stock for every share of Common Stock subject thereto. To the extent that any Award of Stock Options or Stock Appreciation Rights granted under the Plan or any similar award granted under the Predecessor Plans prior to the Effective Date is forfeited, cancelled, returned to the Company on or after the Effective Date for failure to satisfy vesting requirements or other conditions thereof, or otherwise terminates without an issuance of shares of Common Stock being made thereunder, the maximum share limitation in this Section 4.1 shall be credited with the number of shares of Common Stock covered thereby and such credited number of shares may be made subject to Awards under the Plan, on the basis of one share for every share of Common Stock subject to such Award of Stock Options or Stock Appreciation Rights or similar award under the Predecessor Plans. To the extent that any award granted under the 1995 Plan or under the 2005 Plan prior to March 10, 2009 is comparable to a Full-Value Award and is forfeited, cancelled, returned to the Company on or after the Effective Date for failure to satisfy vesting requirements or other conditions to such award under such Predecessor Plan, or otherwise terminates without an issuance of shares of Common Stock being made thereunder, the maximum share limitation in this Section 4.1 shall be credited with one share of Common Stock for each share of Common Stock subject to such award under either such Predecessor Plan, and such number of credited shares of Common Stock may be made subject to Awards under the Plan. To the extent that any Full-Value Award granted under the Plan or any award comparable to a Full-Value Award granted under the 2005 Plan on or after March 10, 2009 is forfeited, cancelled, returned to the Company for failure to satisfy vesting requirements or other conditions to the Award, or otherwise terminates without an issuance of shares of Common Stock being made thereunder, the maximum share limitation in this Section 4.1 shall be credited with two shares of Common Stock for each share of Common Stock subject to such Full-Value Award or other comparable award and such number of credited shares of Common Stock may be made subject to Awards under the Plan.

Shares of Common Stock delivered to the Company by a Participant to (A) purchase shares of Common Stock upon the exercise of an Award or any award under the Predecessor Plan or (B) satisfy tax withholding obligations (including shares retained from the Award or any award under the Predecessor Plan creating the obligation) shall not be added back to the number of shares available for the future grant of Awards. Shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award or any award under the Predecessor Plan shall not increase the number of shares available for future grant of Awards. Upon exercise of a Stock Appreciation Right or the exercise of a Stock Option by means of a net settlement, the number of shares subject to the Award that are then being exercised shall be counted against the maximum aggregate number of shares of Common Stock that may be issued under the Plan as provided above, on the basis of one share for every share subject thereto, regardless of the actual number of shares, if any, used to settle the Stock Appreciation Right upon exercise. This share continuing rule shall also be applied to determine the number of shares that may become available for Awards hereunder in respect to the exercise of any comparable award granted under the Predecessor Plans. Except as otherwise expressly provided in this Section 4.1, any Awards or portions thereof that are settled in cash and not in shares of Common Stock shall not be counted against the maximum share limitation of this Section 4.1. Shares of Common Stock issued and sold under the Plan may be either authorized but unissued shares or shares held in the Company's treasury. In the case of Incentive Stock Options, the foregoing provisions shall be subject to the provisions of the Code.

4.2    Individual Participant Limitations.    The maximum number of shares of Common Stock that may be subject to Stock Options and Stock Appreciation Rights in the aggregate granted to any one Participant during any single calendar year period shall be four million shares. The maximum number of shares of Common Stock that may be subject to Full-Value Awards in the aggregate granted to any one Participant during any single calendar year period shall be two million shares. The foregoing limitations shall each be applied on an aggregate basis taking into account Awards granted to a Participant under the Plan as well as awards of the same type granted to a Participant under any other equity-based compensation plan of the Company or any Affiliate. The per Participant limits described in this Section 4.2 shall be construed and applied consistently with the requirements to qualify any Award that is eligible for

B-4

Annex B — Amended and Restated 2011 Stock Incentive Plan

grandfathered status to qualify as performance based compensation exception from the limitations imposed under Section 162(m).

4.3    Adjustments.    If there shall occur any change with respect to the outstanding shares of Common Stock by reason of any recapitalization, reclassification, stock dividend, extraordinary dividend, stock split, reverse stock split or other distribution with respect to the shares of Common Stock, or any merger, reorganization, consolidation, combination, spin-off, or other similar corporate change, or any other change affecting the Common Stock, the Committee shall, in the manner and to the extent it considers equitable to the Participants and consistent with the terms of the Plan, cause an adjustment to be made in (i) the maximum number and kind of shares and the share counting rules provided in Section 4.1 and Section 4.2 hereof, (ii) the number and kind of shares of Common Stock, units, or other rights subject to then outstanding Awards, (iii) the exercise or base price for each share or unit or other right subject to then outstanding Awards, and (iv) any other terms of an Award that are affected by the event. Notwithstanding the foregoing, in the case of Incentive Stock Options, any such adjustments shall, to the extent practicable, be made in a manner consistent with the requirements of either Section 409A or Section 424(a) of the Code.

5. Participation and Awards.

5.1    Designation of Participants.    All Eligible Persons are eligible to be designated by the Committee to receive Awards and become Participants under the Plan. The Committee has the authority, in its discretion, to determine and designate from time to time those Eligible Persons who are to be granted Awards, the types of Awards to be granted and the number of shares of Common Stock or units subject to Awards granted under the Plan. In selecting Eligible Persons to be Participants and in determining the type and amount of Awards to be granted under the Plan, the Committee shall consider any and all factors that it deems relevant or appropriate.

5.2    Determination of Awards.    The Committee shall determine the terms and conditions of all Awards granted to Participants in accordance with its authority under Section 3.2 hereof. An Award may consist of one type of right or benefit hereunder or of two or more such rights or benefits granted in tandem or in the alternative. In the case of any fractional share or unit resulting from the grant, vesting, payment or crediting of dividends or dividend equivalents under an Award, the Committee shall have the discretionary authority to (i) disregard such fractional share or unit, (ii) round such fractional share or unit to the nearest lower or higher whole share or unit, or (iii) convert such fractional share or unit into a right to receive a cash payment. To the extent deemed necessary by the Committee, an Award shall be evidenced by an Award Agreement as described in Section 13.1 hereof.

6. Stock Options.

6.1    Grant of Stock Options.    A Stock Option may be granted to any Eligible Person selected by the Committee. Subject to the provisions of Section 6.8 hereof and Section 422 of the Code, each Stock Option shall be designated, in the discretion of the Committee, as an Incentive Stock Option or as a Nonqualified Stock Option.

6.2    Exercise Price.    The exercise price per share of a Stock Option shall not be less than 100 percent of the Fair Market Value of the shares of Common Stock on the Date of Grant, provided that the Committee may in its discretion specify for any Stock Option an exercise price per share that is higher than the Fair Market Value on the Date of Grant.

6.3    Vesting of Stock Options.    The Committee shall in its discretion prescribe the time or times at which, or any conditions upon which, a Stock Option or portion thereof shall become vested and/or exercisable, and may accelerate the vesting or exercisability of any Stock Option at any time. The requirements for vesting and exercisability of a Stock Option may be based on the continued Service of the Participant with the Company or an Affiliate for a specified time period (or periods), on the attainment of a specified performance goal (or goals) or on such other terms and conditions as approved by the Committee in its discretion. Notwithstanding the foregoing provisions of this Section 6.3, unless otherwise provided by the Committee, each Stock Option granted to a Participant under the Plan shall become exercisable in full upon such Participant's Disability while in Service.

6.4    Term of Stock Options.    The Committee shall in its discretion prescribe in an Award Agreement the period during which a vested Stock Option may be exercised, provided that the maximum term of a Stock Option shall be ten years from the Date of Grant. Except as otherwise provided in this Section 6, Section 13.2 or as otherwise may be provided by the Committee in an Award Agreement, no Stock Option may be exercised at any time during the term thereof unless the Participant is then in the Service of the Company or one of its Affiliates.

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The Walt Disney Company Notice of 2020 Annual Meeting and Proxy Statement B-5

6.5    Termination of Service.    Subject to Section 6.8 hereof with respect to Incentive Stock Options, the Stock Option of any Participant whose Service with the Company or one of its Affiliates is terminated for any reason shall terminate on the earlier of (A) the date that the Stock Option expires in accordance with its terms or (B) unless a different period is otherwise provided in an Award Agreement or another agreement between the Company and the Participant, and except for termination for cause (as described in Section 12.2 hereof), the expiration of the applicable time period following termination of Service, in accordance with the following: (1) twelve months if Service ceased due to Disability, (2) eighteen months if Service ceased at a time when the Participant is eligible to elect immediate commencement of retirement benefits at a specified retirement age under a pension plan to which the Company or any of its Affiliates had made contributions, (3) eighteen months if the Participant died while in the Service of the Company or any of its Affiliates, or (4) three months if Service ceased for any other reason. Except as otherwise provided in Section 6, Section 13.2 or the Participant's Award Agreement, or as may otherwise be specified by the Committee, following any termination of Service for any reason, solely for the purposes of (and solely to the extent necessary in) determining the extent to which a Stock Option shall be exercisable (i.e., may vest) following termination of Service, a Participant shall be treated as though he or she had remained in the continued Service of the Company or any Affiliate for three months after the date his or her Service terminated and shall not be entitled to vest in any Stock Options that would have become exercisable after such three month period of deemed Service. The Committee shall have authority to determine in each case whether an authorized leave of absence or the reassignment of a Participant's employment, at the request of the Company, to an entity in which the Company has a substantial, direct or indirect, financial interest shall be deemed a termination of Service for any or all purposes hereof, as well as the effect of such a leave of absence or Company requested transfer of employment on the vesting and exercisability of a Stock Option; provided, however, that, unless the Committee shall otherwise determine, an approved leave of absence or employment with an entity that is not a Subsidiary but in which the Company holds at least one-third of the voting power or the economic value of all classes of capital stock or other preferred and common equity shall be deemed not to result in a termination of employment for purposes of the Plan and any Predecessor Plan. Unless otherwise provided by the Committee, if an entity ceases to be an Affiliate or otherwise ceases to be qualified under the Plan or if all or substantially all of the assets of an Affiliate are conveyed (other than by encumbrance), such cessation or action, as the case may be, shall be deemed for purposes hereof to be a termination of the Service.

6.6    Stock Option Exercise; Tax Withholding.    Subject to such terms and conditions as shall be specified in an Award Agreement, a Stock Option may be exercised in whole or in part at any time during the term thereof by notice in the form required by the Company, together with payment of the aggregate exercise price therefor and applicable withholding tax. Unless otherwise specified by the Committee, payment of the exercise price may be made in accordance with any of the following methods: (i) in cash or by cash equivalent acceptable to the Committee, (ii) by payment in shares of Common Stock that have been held by the Participant for at least six months (or such period as the Committee may deem appropriate, for accounting purposes or otherwise) valued at the Fair Market Value of such shares on the date of exercise, (iii) through an open-market, broker-assisted sales transaction pursuant to which the Company is promptly delivered the amount of proceeds necessary to satisfy the exercise price, or (iv) by a combination of the methods described above. The Committee may permit payment to be made by any other method as it shall approve. In addition, the Committee may permit any Stock Option to be exercised without payment of the purchase price, in which case the Company's sole obligation shall be to issue to the Participant the same number of shares of Common Stock as would have been issued had such Stock Option been Stock Appreciation Rights that are being exercised at the same time in respect of an identical number of shares of Common Stock. Notwithstanding the foregoing, no method of exercise shall be permitted or otherwise apply with respect to any Incentive Stock Option if affording the Participant the ability to use such exercise method with regard to such Stock Option if the having the right to utilize (as opposed to choosing to apply) such exercise methodology would cause such Stock Option not to qualify as an Incentive Stock Option. In addition to and at the time of payment of the exercise price (or as a condition to the delivery of any shares without payment of the exercise price), the Participant shall pay to the Company the full amount of any and all applicable income tax, employment tax and other amounts required to be withheld in connection with such exercise, using such of the methods that are available, as described above, for the payment of the exercise price or such other methods as may be approved by the Committee and set forth in the Award Agreement.

6.7    Limited Transferability of Nonqualified Stock Options.    All Stock Options shall be nontransferable except (i) upon the Participant's death, in accordance with Section 13.2 hereof or (ii) in the case of Nonqualified Stock Options only, for the transfer of all or part of the Stock Option to a Participant's "family member" (as defined for purposes of the Form S-8 registration statement under the Securities Act of 1933), as may be approved by the Committee in its discretion at the time of proposed transfer. The transfer of a Nonqualified Stock Option may be

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Annex B — Amended and Restated 2011 Stock Incentive Plan

subject to such terms and conditions as the Committee may in its discretion impose from time to time. Subsequent transfers of a Nonqualified Stock Option shall be prohibited other than in accordance with Section 13.2 hereof.

6.8    Additional Rules for Incentive Stock Options.

  (a)    Eligibility.    An Incentive Stock Option may only be granted to an Eligible Person who is considered an employee for purposes of Treasury Regulation §1.421-7(h) with respect to the Company or any Affiliate that qualifies as a "subsidiary corporation" with respect to the Company for purposes of Section 424(f) of the Code.

  (b)    Annual Limits.    No Incentive Stock Option shall be granted to a Participant as a result of which the aggregate Fair Market Value (determined as of the Date of Grant) of the stock with respect to which incentive stock options under Section 422 of the Code are exercisable for the first time in any calendar year under the Plan and any other stock option plans of the Company or any subsidiary or parent corporation, would exceed $100,000, determined in accordance with Section 422(d) of the Code. This limitation shall be applied by taking stock options into account in the order in which granted.

  (c)    Termination of Employment.    Notwithstanding the provisions of Section 6.5, an Award of an Incentive Stock Option may provide that such Stock Option may be exercised not later than 3 months following termination of employment of the Participant with the Company and all Subsidiaries, or not later than one year following a permanent and total disability within the meaning of Section 22(e)(3) of the Code, as and to the extent determined by the Committee to comply with the requirements of Section 422 of the Code.

  (d)    Other Terms and Conditions; Nontransferability.    Any Incentive Stock Option granted hereunder shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as are deemed necessary or desirable by the Committee, which terms, together with the terms of the Plan, shall be intended and interpreted to cause such Incentive Stock Option to qualify as an "incentive stock option" under Section 422 of the Code. Notwithstanding anything else in this Section 6.8 to the contrary, an Award Agreement for an Incentive Stock Option may provide that such Stock Option shall be treated as a Nonqualified Stock Option to the extent that certain requirements applicable to "incentive stock options" under the Code shall not be satisfied. An Incentive Stock Option shall by its terms be nontransferable other than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by such Participant.

  (e)    Disqualifying Dispositions.    If shares of Common Stock acquired by exercise of an Incentive Stock Option are disposed of within two years following the Date of Grant or one year following the transfer of such shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Company may reasonably require.

6.9    Repricing Prohibited.    Subject to the anti-dilution adjustment provisions contained in Section 4.3 hereof, without the prior approval of the Company's shareholders, given in accordance with the rules of the Applicable Exchange and applicable law, neither the Committee nor the Board shall (i) cause the cancellation, substitution or amendment of a Stock Option that would have the effect of reducing the exercise price of such a Stock Option previously granted under the Plan or any similar award granted under any Predecessor Plan, (ii) exchange a Stock Option for another Award or cash at a time when the exercise price of such Stock Option is higher than the Fair Market Value of a share of Common Stock, or (iii) otherwise approve any modification to such a Stock Option that would be treated as a "repricing" under the then applicable rules, regulations or listing requirements adopted by the Applicable Exchange.

7. Stock Appreciation Rights.

7.1    Grant of Stock Appreciation Rights.    A Stock Appreciation Right may be granted to any Eligible Person selected by the Committee. Stock Appreciation Rights may be granted on a basis that allows for the exercise of the right by the Participant or that provides for the automatic payment of the right upon a specified date or event.

7.2    Freestanding Stock Appreciation Rights.    A Stock Appreciation Right may be granted without any related Stock Option. The Committee shall in its discretion provide in an Award Agreement the time or times at which, or the conditions upon which, a Stock Appreciation Right or portion thereof shall become vested and/or exercisable, and may accelerate the vesting or exercisability of any Stock Appreciation Right at any time. The requirements for vesting and exercisability of a Stock Appreciation Right may be based on the continued Service of a Participant with the Company or an Affiliate for a specified time period (or periods) or the attainment of a specified performance goal (or goals) or on such other terms and conditions as approved by the Committee in its discretion. A Stock Appreciation

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Right will be exercisable or payable at such time or times as determined by the Committee, provided that the maximum term of a Stock Appreciation Right shall be ten years from the Date of Grant. The base price of a Stock Appreciation Right granted without any related Stock Option shall be determined by the Committee in its sole discretion; provided, however, that the base price per share of any such freestanding Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the shares of Common Stock on the Date of Grant. Without limiting the generality of the foregoing, unless otherwise determined by the Committee at the time of grant, any free-standing Stock Appreciation Right shall be subject to the same rules regarding exercisability (including those pertaining to the impact of termination of employment and the periods during which such Award may be exercised following termination of employment) that apply to Stock Options under Section 6.

7.3    Tandem Stock Option/Stock Appreciation Rights.    A Stock Appreciation Right may be granted in tandem with a Stock Option, either at the time of grant or at any time thereafter during the term of the Stock Option. A tandem Stock Option/Stock Appreciation Right will entitle the holder to elect, as to all or any portion of the number of shares subject to the Award, to exercise either the Stock Option or the Stock Appreciation Right, resulting in the reduction of the corresponding number of shares subject to the right so exercised as well as the tandem right not so exercised. A Stock Appreciation Right granted in tandem with a Stock Option hereunder shall have a base price per share equal to the per share exercise price of the Stock Option, will be vested and exercisable at the same time or times that a related Stock Option is vested and exercisable, and will expire no later than the time at which the related Stock Option expires.

7.4    Payment of Stock Appreciation Rights.    A Stock Appreciation Right will entitle the holder, upon exercise or other payment of the Stock Appreciation Right, as applicable, to receive an amount determined by multiplying: (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise or payment of the Stock Appreciation Right over the base price of such Stock Appreciation Right, by (ii) the number of shares as to which such Stock Appreciation Right is exercised or paid. Subject to the requirements of Section 409A of the Code, payment of the amount determined under the foregoing may be made, as approved by the Committee and set forth in the Award Agreement, in shares of Common Stock valued at their Fair Market Value on the date of exercise or payment, in cash, or in a combination of shares of Common Stock and cash, subject to applicable tax withholding requirements.

7.5    Repricing Prohibited.    Subject to the anti-dilution adjustment provisions contained in Section 4.3 hereof, without the prior approval of the Company's shareholders given in accordance with the rules of the Applicable Exchange or applicable law, neither the Committee nor the Board shall (i) cause the cancellation, substitution or amendment of a Stock Appreciation Right that would have the effect of reducing the base price of such a Stock Appreciation Right previously granted under the Plan or any similar award granted under any Predecessor Plan, (ii) exchange a Stock Appreciation Right for another Award or cash at a time when the base price of such Stock Appreciation Right is higher than the Fair Market Value of a share of Common Stock, or (iii) otherwise approve any modification to such a Stock Appreciation Right that would be treated as a "repricing" under the then applicable rules, regulations or listing requirements adopted by the Applicable Exchange.

8. Restricted Stock Awards.

8.1    Grant of Restricted Stock Awards.    A Restricted Stock Award may be granted to any Eligible Person selected by the Committee. The Committee may require the payment by the Participant of a specified purchase price in connection with any Restricted Stock Award.

8.2    Vesting Requirements.    The restrictions imposed on shares granted under a Restricted Stock Award shall lapse in accordance with the vesting requirements specified by the Committee, which shall be set forth in the Award Agreement. The requirements for vesting of a Restricted Stock Award may be based on the continued Service of the Participant with the Company or an Affiliate for a specified time period (or periods), on the attainment of a specified performance goal (or goals) or on such other terms and conditions as approved by the Committee in its discretion. The Committee may accelerate the vesting of a Restricted Stock Award at any time. If the vesting requirements of a Restricted Stock Award shall not be satisfied, the Award shall be forfeited and the shares of Common Stock subject to the Award shall be returned to the Company.

8.3    Restrictions.    Shares granted under any Restricted Stock Award may not be transferred, assigned or subject to any encumbrance, pledge, or charge until all applicable restrictions are removed or have expired, unless otherwise allowed by the Committee. Failure to satisfy any applicable restrictions shall result in the subject shares of the Restricted Stock Award being forfeited and returned to the Company. The Committee may require in an Award Agreement that, if certificates are issued to evidence such Restricted Stock, any certificates representing the shares

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granted under a Restricted Stock Award bear a legend making appropriate reference to the restrictions imposed, and that certificates representing the shares granted or sold under a Restricted Stock Award will remain in the physical custody of an escrow holder until all restrictions are removed or have expired.

8.4    Rights as Shareholder.    Subject to the foregoing provisions of this Section 8 and the applicable Award Agreement, the Participant shall have all rights of a shareholder with respect to the shares granted to the Participant under a Restricted Stock Award, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto. Notwithstanding the foregoing, the Committee may provide in an Award Agreement that all or a portion of any dividends and distributions payable to the Participant in respect of any Restricted Stock Award, whether in cash or property, be accumulated and retained in an account or other arrangement approved by the Committee and be held subject to forfeiture or repayment to the Company, as the case may be, until such time or times as the corresponding portion of the Restricted Stock Award becomes vested.

8.5    Section 83(b) Election.    If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Restricted Stock Award, the Participant shall file, within 30 days following the Date of Grant, a copy of such election with the Company and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Code. The Committee may provide in an Award Agreement that the Restricted Stock Award is conditioned upon the Participant's making or refraining from making an election with respect to the Award under Section 83(b) of the Code.

9. Stock Unit Awards.

9.1    Grant of Stock Unit Awards.    A Stock Unit Award may be granted to any Eligible Person selected by the Committee. The value of each stock unit under a Stock Unit Award is equal to the Fair Market Value of the Common Stock on the applicable date or time period of determination, as specified by the Committee. A Stock Unit Award shall be subject to such restrictions and conditions as the Committee shall determine. A Stock Unit Award may be granted together with a dividend equivalent right with respect to the shares of Common Stock subject to the Award, which may be accumulated and may be deemed reinvested in additional stock units, as determined by the Committee in its discretion.

9.2    Vesting of Stock Unit Awards.    On the Date of Grant, the Committee shall determine any vesting requirements with respect to a Stock Unit Award, which shall be set forth in the Award Agreement. The requirements for vesting of a Stock Unit Award may be based on the continued Service of the Participant with the Company or an Affiliate for a specified time period (or periods), on the attainment of a specified performance goal (or goals) or on such other terms and conditions as approved by the Committee in its discretion. A Stock Unit Award may be granted on a fully vested basis, with a deferred payment date and/or the Committee may accelerate the vesting of a Stock Unit Award at any time.

9.3    Payment of Stock Unit Awards.    A Stock Unit Award shall become payable to a Participant at the time or times determined by the Committee and set forth in the Award Agreement, which may be upon or following the vesting of the Award. Payment of a Stock Unit Award may be made, at the discretion of the Committee, in cash or in shares of Common Stock, or in a combination thereof, subject to applicable tax withholding requirements. Any cash payment of a Stock Unit Award shall be made based upon the Fair Market Value of the Common Stock, determined on such date or over such time period as determined by the Committee.

9.4    No Rights as Shareholder.    The Participant shall not have any rights as a shareholder with respect to the shares subject to a Stock Unit Award until such time as shares of Common Stock are delivered to the Participant pursuant to the terms of the Award Agreement.

10. Stock Awards.

10.1    Grant of Stock Awards.    A Stock Award may be granted to any Eligible Person selected by the Committee. A Stock Award may be granted for past services, in lieu of bonus or other cash compensation, as directors' compensation or for any other valid purpose as determined by the Committee. A Stock Award granted to an Eligible Person represents shares of Common Stock that are issued without restrictions on transfer and other incidents of ownership and free of forfeiture conditions, except as otherwise provided in the Plan and the Award Agreement. The Committee may, in connection with any Stock Award, require the payment of a specified purchase price.

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10.2    Rights as Shareholder.    Subject to the foregoing provisions of this Section 10 and the applicable Award Agreement, upon the issuance of the Common Stock under a Stock Award the Participant shall have all rights of a shareholder with respect to the shares of Common Stock, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

11. Change in Control.

11.1    Effect of a Change in Control.    Except to the extent an Award Agreement provides for a different result (in which case the Award Agreement will govern and this Section 11 of the Plan shall not be applicable), and except as may be limited by the provisions of Section 11.3 hereof, notwithstanding anything elsewhere in the Plan or any rules adopted by the Committee pursuant to the Plan to the contrary, if a Triggering Event shall occur within the 12-month period beginning with a Change in Control of the Company, then, effective immediately prior to the Triggering Event:

  (i)     each outstanding Stock Option and Stock Appreciation Right, to the extent that it shall not otherwise have become vested and exercisable, shall automatically become fully and immediately vested and exercisable, without regard to any otherwise applicable vesting requirement;

  (ii)    each Restricted Stock Award shall become fully and immediately vested and all forfeiture and transfer restrictions thereon shall lapse; and

  (iii)   each outstanding Stock Unit Award shall become immediately and fully vested and payable;

provided, however, that with respect to Stock Unit Awards and any other Awards that are subject to Section 409A of the Code and the guidance issued thereunder ("Section 409A"), the Common Stock, securities, cash or other consideration payable with respect to the Award shall be payable immediately following (and in no event more than 90 days following) the Participant's "separation from service" (as defined under Section 409A), except that, to the extent that such Awards are held by a Participant who is a "specified employee" (as determined under Section 409A), the delivery of the Common Stock, securities, cash or other consideration payable with respect to such Awards shall be delayed to the date that is six months and one day following the Participant's "separation from service" solely to the extent necessary to avoid the additional taxes imposed by Section 409A(a)(i)(B) of the Code.

11.2    Definitions.

  (a)    Cause.    For purposes of this Section 11, the term "Cause" shall mean that a Participant (i) has been convicted of, or entered a plea of nolo contendere to, a crime that constitutes a felony under Federal or state law, (ii) has engaged in willful gross misconduct in the performance of the Participant's duties to the Company or an Affiliate or (iii) has committed a material breach of any written agreement with the Company or any Affiliate with respect to confidentiality, noncompetition, nonsolicitation or similar restrictive covenant. Subject to the first sentence of Section 11.1 hereof, in the event that a Participant is a party to an employment agreement with the Company or any Affiliate that defines termination on account of "Cause" (or a term having similar meaning), such definition shall apply as the definition of a termination on account of "Cause" for purposes hereof, but only to the extent that such definition provides the Participant with greater rights. A termination on account of Cause shall be communicated by written notice to the Participant, and shall be deemed to occur on the date such notice is delivered to the Participant.

  (b)    Change in Control.    For purposes of this Section 11, a "Change in Control" shall occur upon:

     (i)  the acquisition within any 12-month period by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the total voting power of the then outstanding stock of the Company entitled to vote generally in the election of directors, but excluding the following transactions (the "Excluded Acquisitions"):

    (1)   any acquisition directly from the Company (other than an acquisition by virtue of the exercise of a conversion privilege of a security that was not acquired directly from the Company,

    (2)   any acquisition by the Company, and

    (3)   any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company;

    (ii)  any time during a period of 12 months or less, individuals who at the beginning of such period constitute the Board (and any new directors whose election by the Board or nomination for election by the Company's

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  shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved) ceasing for any reason to constitute a majority thereof:

   (iii)  an acquisition (other than an Excluded Acquisition) by any Person of fifty percent (50%) or more of the voting power or value of the Company's stock;

   (iv)  the consummation of a merger, consolidation, reorganization or similar corporate transaction, whether or not the Company is the surviving company in such transaction, other than a merger, consolidation, or reorganization that would result in the Persons who are beneficial owners of the Company's stock outstanding immediately prior thereto continuing to beneficially own, directly or indirectly, in substantially the same proportions, at least fifty percent (50%) of the combined voting power or value of the Company's stock (or the stock of the surviving entity) outstanding immediately after such merger, consolidation or reorganization; or

    (v)  the sale or other disposition during any 12 month period of all or substantially all of the assets of the Company, provided that such sale is of assets having a total gross fair market value equal to or greater than 40% of the total gross fair market value of the assets of the Company immediately prior to such sale or disposition.

The foregoing definition of "Change in Control" is intended to comply with the requirements of Section 409A of the Code and the guidance issued thereunder and shall be interpreted and applied by the Committee in a manner consistent therewith.

  (c)    Constructive Termination.    For purposes of this Section 11, a "Constructive Termination" shall mean a termination of employment by a Participant within sixty (60) days following the occurrence of any one or more of the following events without the Participant's written consent (i) any reduction in position, title (for Vice Presidents and above), overall responsibilities, level of authority, level of reporting (for Vice Presidents and above), base compensation, annual incentive compensation opportunity, aggregate employee benefits or (ii) a request that the Participant's location of employment be relocated by more than fifty (50) miles. Subject to the first sentence of Section 11.1 hereof, in the event that a Participant is a party to an employment agreement with the Company or an Affiliate (or a successor entity) that defines a termination on account of "Constructive Termination," "Good Reason" or "Breach of Agreement" (or a term having similar meaning), such definition shall apply as the definition of "Constructive Termination" for purposes hereof in lieu of the foregoing, but only to the extent that such definition provides the Participant with greater rights. A Constructive Termination shall be communicated by written notice to the Committee, and shall be deemed to occur on the date such notice is delivered to the Committee, unless the circumstances giving rise to the Constructive Termination are cured within five (5) days of such notice.

  (d)    Triggering Event.    For purposes of this Section 11, a "Triggering Event" shall mean (i) the termination of Service of a Participant by the Company or an Affiliate (or any successor thereof) other than on account of death, Disability or Cause or (ii) the occurrence of a Constructive Termination.

11.3    Excise Tax Limit.    Except to the extent an Award Agreement provides for a different result (in which case the Award Agreement will govern and this Section 11.3 shall not be applicable), in the event that the vesting of Awards together with all other payments and the value of any benefits received or to be received by a Participant (the "Total Payments") would result in all or a portion of such Total Payments being subject to the excise tax under Section 4999 of the Code (the "Excise Tax"), then the Participant's Total Payments shall be either (i) the full amount of such payments and benefits or (ii) such lesser amount that would result in no portion of the Total Payments being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable Federal, state, and local employment taxes, income taxes and the Excise Tax, results in the receipt by the Participant, on an after-tax basis, of the greatest amount of payments and benefits notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Solely to the extent that the Participant is better off on an after-tax basis as a result of the reduction of Total Payments, such payments and benefits shall be reduced or eliminated, as determined by the Company, in the following order: (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits, and (iv) any vesting or accelerated delivery of equity awards in each case in reverse order beginning with the payments or benefits that would have been paid, in the ordinary course, the farthest in time from the date that triggers the applicable Excise Tax.

All determinations required to be made under this Section 11 shall be made by the accounting firm which is the Company's outside auditor immediately prior to the event triggering the payments that are subject to the Excise Tax (the "Accounting Firm"). The Company shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Company and the Participant. All fees and expenses of the Accounting Firm shall be borne solely by the Company. The Accounting Firm's determinations must be made with substantial authority (within the

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meaning of Section 6662 of the Code). For the purposes of all calculations under Section 280G of the Code and the application of this Section 11.3, all determinations as to the present value shall be made in accordance with the regulations promulgated under Section 280G of the Code.

12. Forfeiture Events.

12.1    General.    At the time of the Award, the Committee may specify in an Award Agreement , in addition to any otherwise applicable vesting or performance conditions of an Award, at the time of the Award that the Participant's rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment, including pursuant to the terms and conditions of any claw back or recoupment policy that the Company may have in effect at any time and from time to time, upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of Service for cause, violation of material Company policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company. Without limiting the generality of the foregoing, the Committee may cancel any outstanding Award (or any portion thereof), or require reimbursement of all or any portion of any amount that had been paid under any Award within the prior 12 month period, if (i) the Committee determines that the Participant has engaged in fraud or intentional misconduct that caused the Company's restatement of any of its financial statements or (ii) the Company has incurred, or could reasonably be expected to incur, reputational harm or financial harm, in either case, related to or arising directly or indirectly from the Participant's material misconduct, gross negligence, material misfeasance, or material nonfeasance. For purposes of this policy, (A) "reputational harm" shall mean any significant damage to, or significant impairment of, (i) the Company's reputation among customers of the Company or its affiliates or other third parties with whom the Company and its affiliates conduct business or (ii) the perception of the quality of the products offered by the Company and its affiliates, and (B) "financial harm" shall mean that the Company or any affiliate incurs or could reasonably be expected to incur any significant monetary loss or expense.

12.2    Termination for Cause.    Unless otherwise provided by the Committee and set forth in an Award Agreement, if a Participant's employment with the Company or any Affiliate shall be terminated for cause, the Company may, in its sole discretion, immediately terminate such Participant's right to any further payments, vesting or exercisability with respect to any Award in its entirety. The Company shall, in its sole discretion, determine whether the conduct, actions, omissions or nonfeasance of a Participant give rise to cause to terminate such Participant's employment; provided that, if a Participant is party to an employment (or similar) agreement with the Company or any Affiliate that defines the term "cause," such definition shall apply for purposes of the Plan. The Company shall have the power to determine whether the Participant has been terminated for cause and the date upon which such termination for cause occurs. Any such determination shall be final, conclusive and binding upon the Participant. In addition, if the Company shall reasonably determine that a Participant has committed or may have committed any act which could constitute the basis for a termination of such Participant's employment for cause, the Company may suspend the Participant's rights to exercise any option, receive any payment or vest in any right with respect to any Award pending a determination by the Company of whether an act has been committed which could constitute the basis for a termination for "cause" as provided in this Section 12.2. Notwithstanding anything in this Section 12.2 to the contrary, following a Change in Control, whether cause exists with respect to the termination of a Participant's employment shall be determined exclusively by applying the provisions of Section 11.

13. General Provisions.

13.1    Award Agreement.    To the extent deemed necessary by the Committee, an Award under the Plan shall be evidenced by an Award Agreement in a written or electronic form approved by the Committee setting forth the number of shares of Common Stock or units subject to the Award, the exercise price, base price, or purchase price of the Award, the time or times at which an Award will become vested, exercisable or payable and the term of the Award. The Award Agreement may also set forth the effect on an Award of termination of Service under certain circumstances. The Award Agreement shall be subject to and incorporate, by reference or otherwise, all of the applicable terms and conditions of the Plan, and may also set forth other terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of the Plan. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being

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applicable to such type of Award (or to all Awards) or as are expressly set forth in the Award Agreement. The Committee need not require the execution of an Award Agreement by a Participant, in which case, acceptance of the Award by the Participant shall constitute agreement by the Participant to the terms, conditions, restrictions and limitations set forth in the Plan and the Award Agreement as well as the administrative guidelines of the Company in effect from time to time.

13.2    Treatment of Awards upon Death.    In the event of the death of a Participant while employed by the Company or any of its Affiliates, except as otherwise provided by the Committee in an Award Agreement, an outstanding Award may be exercised by or shall become payable to the Participant's beneficiary as designated by the Participant in the manner prescribed by the Committee or, in the absence of an authorized beneficiary designation, by the a legatee or legatees of such Award under the Participant's last will, or by such Participant's executors, personal representatives or distributees of such Award in accordance with the Participant's will or the laws of descent and distribution (a "Beneficiary"). In the case of Stock Options, except as otherwise provided in an Award Agreement, any outstanding Stock Options of a Participant who dies while in Service may be exercised by such Beneficiary in respect of all or any part of the total number of shares subject to such options at the time of such Participant's death (whether or not, at the time of death, the deceased Participant would have been entitled to exercise such options to the extent of all or any of the shares covered thereby). However, except as otherwise provided by the Committee in an Award Agreement, in the event of the death of the Participant after the date of termination of Service while an Option remains outstanding, then such deceased Participant's Options shall expire in accordance with their terms at the same time they would have expired if such Participant had not died, and may be exercised prior to their expiration by a Beneficiary in respect to the same number of shares, in the same manner and to the same extent as if such Participant were then living. In the case of Awards other than Stock Options, except as otherwise provided in an Award Agreement, any outstanding Awards of a Participant who dies while in Service shall become fully vested and, in the case of Stock Appreciation Rights, exercisable as provided above with respect to stock options, and in the case of all other types of Awards, payable to the Beneficiary promptly following the Participant's death.

13.3    No Assignment or Transfer; Beneficiaries.    Except as provided in Sections 6.7 and 13.2 hereof, Awards under the Plan shall not be assignable or transferable by the Participant, and shall not be subject in any manner to assignment, alienation, pledge, encumbrance or charge. Notwithstanding the foregoing, the Committee may provide in the terms of an Award Agreement or in any other manner prescribed by the Committee that the Participant shall have the right to designate a beneficiary or beneficiaries who shall be entitled to any rights, payments or other benefits specified under an Award following the Participant's death. During the lifetime of a Participant, an Award shall be exercised only by such Participant or such Participant's guardian or legal representative.

13.4    Deferrals of Payment.    The Committee may in its discretion permit a Participant to defer the receipt of payment of cash or delivery of shares of Common Stock that would otherwise be due to the Participant by virtue of the exercise of a right or the satisfaction of vesting or other conditions with respect to an Award. If any such deferral is to be permitted by the Committee, the Committee shall establish rules and procedures relating to such deferral in a manner intended to comply with the requirements of Section 409A of the Code, including, without limitation, the time when an election to defer may be made, the time period of the deferral and the events that would result in payment of the deferred amount, the interest or other earnings attributable to the deferral and the method of funding, if any, attributable to the deferred amount.

13.5    Employment or Service.    Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Eligible Person or any Participant any right to continue in the Service of the Company or any of its Affiliates, or interfere in any way with the right of the Company or any of its Affiliates to terminate the employment or other service relationship of an Eligible employee or a Participant for any reason at any time.

13.6    Rights as Shareholder.    A Participant shall have no rights as a holder of shares of Common Stock with respect to any unissued securities covered by an Award until the date the Participant becomes the holder of record of such securities. Except as provided in Section 4.3 hereof, no adjustment or other provision shall be made for dividends or other shareholder rights, except to the extent that the Award Agreement provides for dividend payments or dividend equivalent rights. The Committee may determine in its discretion the manner of delivery of Common Stock to be issued under the Plan, which may be by delivery of stock certificates, electronic account entry into new or existing accounts or any other means as the Committee, in its discretion, deems appropriate. The Committee may require that any stock certificates that may be issued be held in escrow by the Company for any shares of Common Stock or cause the shares to be legended in order to comply with the securities laws or other applicable restrictions, or should the shares

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of Common Stock be represented by book or electronic account entry rather than a certificate, the Committee may take such steps to restrict transfer of the shares of Common Stock as the Committee considers necessary or advisable.

13.7    Securities Laws.    No shares of Common Stock will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by the Applicable Exchange, have been fully met. As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Award, the Company may require the Participant to take any reasonable action to meet such requirements. The Committee may impose such conditions on any shares of Common Stock issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares. The Committee may also require the Participant to represent and warrant at the time of issuance or transfer that the shares of Common Stock are being acquired only for investment purposes and without any current intention to sell or distribute such shares.

13.8    Tax Withholding.    The Participant shall be responsible for payment of any taxes or similar charges required by law to be paid or withheld from an Award or an amount paid in satisfaction of an Award. Any required withholdings shall be paid by the Participant on or prior to the payment or other event that results in taxable income in respect of an Award. The Award Agreement may specify the manner in which the withholding obligation shall be satisfied with respect to the particular type of Award.

13.9    Unfunded Plan.    The adoption of the Plan and any reservation of shares of Common Stock or cash amounts by the Company to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement. Except upon the issuance of Common Stock pursuant to an Award, any rights of a Participant under the Plan shall be those of a general unsecured creditor of the Company, and neither a Participant nor the Participant's permitted transferees or estate shall have any other interest in any assets of the Company by virtue of the Plan. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company's creditors or otherwise, to discharge its obligations under the Plan.

13.10    Other Compensation and Benefit Plans.    The adoption of the Plan shall not affect any other share incentive or other compensation plans in effect for the Company or any Affiliate, nor shall the Plan preclude the Company from establishing any other forms of share incentive or other compensation or benefit program for employees of the Company or any Affiliate. The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute includable compensation for purposes of determining the amount of benefits to which a Participant is entitled under any other compensation or benefit plan or program of the Company or an Affiliate, including, without limitation, under any pension or severance benefits plan, except to the extent specifically provided by the terms of any such plan.

13.11    Plan Binding on Transferees.    The Plan shall be binding upon the Company, its transferees and assigns, and the Participant, the Participant's executor, administrator and permitted transferees and beneficiaries.

13.12    Severability.    If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

13.13    Foreign Jurisdictions.    The Committee may adopt, amend and terminate such arrangements and grant such Awards, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to comply with any tax, securities, regulatory or other laws of other jurisdictions with respect to Awards that may be subject to such laws. The terms and conditions of such Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of the Plan, not inconsistent with the intent of the Plan, as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose.

13.14    Substitute Awards in Corporate Transactions.    Nothing contained in the Plan shall be construed to limit the right of the Committee to grant Awards under the Plan in connection with the acquisition, whether by purchase, merger, consolidation or other corporate transaction, of the business or assets of any corporation or other entity. Without limiting the foregoing, the Committee may grant Awards under the Plan to an employee or director of another corporation who becomes an Eligible Person by reason of any such corporate transaction in substitution for awards previously granted by such corporation or entity to such person. The terms and conditions of the substitute Awards may

B-14

Annex B — Amended and Restated 2011 Stock Incentive Plan

vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose.

13.15    Coordination with 2002 Executive Performance Plan.    For purposes of Restricted Stock Awards, Stock Unit Awards and Stock Awards granted under the Plan that are intended to qualify as "performance-based" compensation under Section 162(m) of the Code, such Awards shall be granted in accordance with the provisions of the Company's 2002 Executive Performance Plan (or any successor plan) to the extent necessary to satisfy the requirements for an Award having grandfathered status to qualify as performance-based compensation exempt from the deduction limit applicable under Section 162(m) of the Code.

13.16    Section 409A Compliance.    To the extent applicable, it is intended that the Plan and all Awards hereunder comply with the requirements of Section 409A of the Code, and the Plan and all Award Agreements shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A of the Code. In the event that any provision of the Plan or an Award Agreement is determined by the Committee to not comply with the applicable requirements of Section 409A of the Code, the Committee shall have the authority to take such actions and to make such changes to the Plan or an Award Agreement as the Committee deems necessary to comply with such requirements, provided that no such action shall adversely affect any outstanding Award without the consent of the affected Participant. Notwithstanding the foregoing or anything elsewhere in the Plan or an Award Agreement to the contrary: (a) unless the Committee shall otherwise expressly provide, the term "disability" shall have the meaning given to such term under Section 409A and the regulations and guidance issued thereunder with respect to any Awards (other than Stock Options), and (b) if a Participant is a "specified employee" as defined in Section 409A of the Code at the time of termination of Service with respect to an Award, then solely to the extent necessary to avoid the imposition of any additional tax under Section 409A of the Code, the commencement of any payments or benefits under the Award shall be deferred until the date that is six months following the Participant's termination of Service (or such other period as required to comply with Section 409A).

13.17    Governing Law.    The Plan and all rights hereunder shall be subject to and interpreted in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws, and to applicable Federal securities laws.

14. Effective Date; Amendment and Termination.

14.1    Effective Date.    The Plan shall become effective immediately following its approval by the shareholders of the Company.

14.2    Amendment.    The Board may at any time and from time to time and in any respect, amend or modify the Plan. The Board may seek the approval of any amendment or modification by the Company's shareholders to the extent it deems necessary or advisable in its discretion, including for purposes of compliance with Section 162(m) or Section 422 of the Code or the listing or governance requirements of the Applicable Exchange. No amendment or modification of the Plan shall adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award.

14.3    Termination.    The Plan shall terminate on the tenth anniversary of the date the Plan is approved by the Board. The Board may, in its discretion and at any earlier date, terminate the Plan. Notwithstanding the foregoing, no termination of the Plan shall adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award.

The Walt Disney Company Notice of 2020 Annual Meeting and Proxy Statement B-15

© Disney

SCAN TO VIEW MATERIALS & VOTE
THE WALT DISNEY COMPANY C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717

Vote 24 Hours a Day, 7 Days a Week by Internet, Telephone or Mail.

Have your proxy card in hand when voting by internet or phone and follow the instructions below. See reverse side for specific deadlines.

VOTE BY INTERNET - www.proxyvote.com/disney or scan the QR Barcode above. Use the Internet to transmit your voting instructions and for electronic delivery of information.

VOTE BY PHONE - 1-800-690-6903 - To transmit your voting instructions by telephone.

VOTE BY MAIL - Mark, sign and date your proxy card and return it in the envelope provided to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE CONFIRMATION - Beginning February 25, 2020 through May 11, 2020, you may confirm your vote twenty-four hours after your vote is received. To obtain vote confirmation, log onto www.proxyvote.com/disney using the 16 digit number located below.

If voting by internet or phone, do NOT mail back the proxy card. You can access, view and download this year’s Annual Report and Proxy Statement at www.proxyvote.com/disney.

*Note: To vote accounts separately, please call 1-855-449-0994.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E87842-P31473-Z76088	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

THE WALT DISNEY COMPANY

The Board of Directors recommends you vote FOR each of the following Directors:

1. Election of Directors		For	Against	Abstain

1a. Susan E. Arnold 1b. Mary T. Barra 1c. Safra A. Catz 1d. Francis A. deSouza 1e. Michael B.G. roman 1f. Robert A. Iger 1g. Maria Elena Lagomasino 1h. Mark G. Parker 1i. Derica W. Rice		☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain
					2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s registered public accountants for fiscal 2020.		☐	☐	☐
					3. To approve the advisory resolution on executive compensation.		☐	☐	☐
					4. To approve an amendment to the Company’s Amended and Restated 2011 Stock Incentive Plan.		☐	☐	☐
					The Board of Directors recommends you vote AGAINST the following proposals:		For	Against	Abstain
					5. Shareholder proposal requesting an annual report disclosing information regarding the Company's lobbying policies and activities.		☐	☐	☐
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

		Yes	No
HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

If you plan to attend the meeting on March 11, 2020, you must request an admission ticket in advance following the instructions set forth in the Proxy Statement. Tickets will be issued to registered and beneficial owners and up to one guest accompanying each registered or beneficial owner if permitted.

Requests for admission tickets will be processed in the order in which they are received and must be requested no later than March 10, 2020. Please note that seating is limited and requests for tickets will be accepted on a first-come, first-served basis. On the day of the meeting, each shareholder will be required to present a valid picture identification such as a driver’s license or passport with their admission ticket. Seating will begin at 9:00 a.m. and meeting will begin promptly at 10:00 a.m. Large bags, backpacks, suitcases, briefcases, cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting. You will be required to enter through a security check point before being granted access to the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com/disney.

If you wish to change your address, please visit www.disneyshareholder.com, or call Disney’s Transfer Agent, Computershare at 1-855-553-4763.

Shareholder Meeting Registration: To vote and/or attend the meeting, go to “Shareholder Meeting Registration” link at www.proxyvote.com/disney and follow the instructions provided (you will need your 16 digit control number).

E87843-P31473-Z76088

THE WALT DISNEY COMPANY Annual Meeting of Shareholders March 11, 2020 10:00 a.m. This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) CHRISTINE M. MCCARTHY, ALAN N. BRAVERMAN and JOLENE E. NEGRE, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of common stock of The Walt Disney Company that the undersigned would be entitled to cast if personally present at the 2020 Annual Meeting of Shareholders of the Company, and at any postponement or adjournment thereof.

IF YOU ARE A SHAREHOLDER OF RECORD, THIS PROXY WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED ON THE REVERSE SIDE. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED AS TO ALL SHARES OF THE UNDERSIGNED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE; FOR PROPOSALS 2, 3 AND 4; AND AGAINST PROPOSAL 5; AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. VOTING INSTRUCTIONS MUST BE RECEIVED BY 11:59 P.M. EASTERN TIME ON MARCH 10, 2020.

If you hold shares in any 401(k) savings plan of the Company (the "Plans"), then this proxy card, when signed and returned, or your telephone or Internet proxy, will constitute voting instructions on matters properly coming before the Annual Meeting and at any adjournments or postponements thereof in accordance with the instructions given herein to the trustee for shares held in any of the Plans. Shares in each of the Plans for which voting instructions are not received by 11:59 p.m. Eastern Time on March 8, 2020, or if no choice is specified, will be voted by an independent fiduciary. Your voting instructions will be kept confidential by the trustee.

Please date and sign exactly as your name appears on the form and mail the proxy promptly. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, both owners must sign.

(Continued and to be marked, dated and signed on the other side)

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on March 11, 2020.

Meeting Information

 Meeting Type:         Annual Meeting

 For holders as of:  January 13, 2020

 Date:  March 11, 2020          Time:  10:00 a.m.

 Location:      Duke Energy Center for the Performing Arts
2 East South Street
Raleigh, North Carolina 27601

THE WALT DISNEY COMPANY C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com/disney, scan the QR Barcode on the reverse side, or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

This notice also constitutes Notice of the 2020 Annual Meeting of Shareholders.

See the reverse side of this notice to obtain proxy materials and voting instructions.

E87845-P31473-Z76088

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT ANNUAL REPORT

How to View Online:

Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com/disney, or scan the QR Barcode below.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy.
Please choose one of the following methods to make your request:

1) BY INTERNET:	www.proxyvote.com/disney
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor or transfer agent. Please make the request as instructed above on or before February 26, 2020 to facilitate timely delivery.

How To Vote Please Choose One of the Following Voting Methods	SCAN TO VIEW MATERIALS & VOTE

Vote In Person: All shareholders of record at January 13, 2020 (or holders in street name who have obtained a valid proxy) may vote in person at the meeting. You can obtain directions for attending the meeting as described under Attendance at the Meeting in the Proxy Statement.

Vote By Internet: Go to www.proxyvote.com/disney or from a smart phone or tablet, scan the QR Barcode above. Have  the information that is printed in the box marked by the arrow  available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Vote Confirmation: Beginning February 25, 2020 through May 11, 2020, you may confirm your vote twenty-four hours after your vote is received. To obtain vote confirmation, log onto www.proxyvote.com/disney using the 16 digit number.

Shareholder Meeting Registration: To vote and/or attend the meeting, go to “Shareholder Meeting Registration” link at www.proxyvote.com/disney and follow the instructions provided (you will need your 16 digit control number).

E87846-P31473-Z76088

Voting Items

The Board of Directors recommends you vote FOR each of the following Directors:	The Board of Directors recommends you vote FOR the following proposals:

1.

Election of Directors

1a.                Susan E. Arnold

1b.                Mary T. Barra

1c.                Safra A. Catz

1d.                Francis A. deSouza

1e.                Michael B.G. Froman

1f.                  Robert A. Iger

1g.                Maria Elena Lagomasino

1h.                Mark G. Parker

1i.                   Derica W. Rice

2.       To ratify the appointment of Pricewater-houseCoopers LLP as the Company's registered public accountants for fiscal 2020.

3.       To approve the advisory resolution on executive compensation.

4.       To approve an amendment to the Company’s Amended and Restated 2011 Stock Incentive Plan.

The Board of Directors recommends you vote AGAINST the following proposal:

5.       Shareholder proposal requesting an annual report disclosing information regarding the Company's lobbying policies and activities

E87847-P31473-Z76088

E87848-P31473-Z76088

As an investor in The Walt Disney Company, you’re also a shareholder. This gives you the right to vote on important issues. Voting your shares is quick and easy. Make your voice heard now!

HOW TO VOTE

First, you should carefully review the proxy materials by clicking on “View Proxy Materials” above. Once you have reviewed the proxy materials, you may cast your vote in any of the following ways:

Control Number: 0123456789012345	Go to proxyvote.com/disney

Call 1-800-690-6903

At the Meeting

This email relates to the following share(s): THE WALT DISNEY COMPANY - COMMON	123,456,789,012.00000

VOTING MATTERS	BOARD RECOMMENDATION

Item 1 – Election of the nine nominees named in the proxy statement as Directors, each for a term of one year.	FOR EACH NOMINEE

Item 2 – To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s registered public accountant for fiscal 2020.	FOR

Item 3 – To approve the advisory resolution on executive compensation.	FOR

Item 4 – To approve an amendment to the Company's Amended and Restated 2011 Stock Incentive Plan.	FOR

Item 5 – Shareholder proposal requesting an annual report disclosing information regarding the Company's lobbying policies and activities.	AGAINST

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P.O. Box 1310, Brentwood, NY 11717

ProxyVote and Broadridge are trademarks of Broadridge Financial Solutions, Inc.  CUSIP is a registered trademark of the American Bankers Association. All other registered marks belong to their respective owners.

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© Disney

Frequently Asked Questions

Why am I receiving this Notice of Internet Availability?

Pursuant to the SEC “Notice and Access” proxy rules, companies are permitted to send the enclosed “Notice” instead of a full printed set of proxy materials. The Notice gives you instructions on how to view your company’s proxy materials and vote online, or how to receive a full set of printed materials by mail.

There are several advantages to your company sending a Notice instead of a full set of materials, including lowering your company’s costs and reducing the environmental impact from printing and mailing full sets of proxy materials.

How do I view the proxy materials online?

Go to www.proxyvote.com/Disney and follow the instructions. You will need to enter the number printed on the enclosed Notice in the box marked by the arrow .

What if I prefer to receive a paper copy of the proxy materials?

You can easily request a paper copy which will be mailed to you at no cost. Instructions on how to order a paper copy can be found in the “Before You Vote” section of the Notice.

Can I request to receive my proxy materials for future meetings by e-mail rather than receive a Notice?

Yes. The instructions on how to change your preferences so you receive proxy materials for future meetings by e-mail are online at www.proxyvote.com/Disney.

How can I vote my shares?

You can vote your shares online, by phone or by mail. The “How to Vote” section of the Notice provides detailed information on each of these options.

For more information about the SEC Notice and Access proxy rules please visit: www.sec.gov/spotlight/proxymatters/e-proxy.shtml.